UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMERON INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 7, 2011

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Ameron International Corporation Stockholder:

Our board of directors has approved an agreement and plan of merger and a merger pursuant to which Ameron will become a wholly owned subsidiary of National Oilwell Varco, Inc.

If the merger is completed, holders of our common stock will be entitled to receive $85.00 in cash, without interest and less applicable withholding taxes, for each share of our common stock that they own at the effective time of the merger. Receipt of the merger consideration will be taxable to our stockholders for U.S. federal income tax purposes.

Our stockholders will be asked at a special meeting to approve and adopt the merger agreement. Our board of directors has approved resolutions (i) approving the merger agreement and the merger, (ii) determining that the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of Ameron and our stockholders, and (iii) directing that the merger and merger agreement be submitted for approval and adoption at a special meeting of our stockholders. In reaching this determination, our board of directors considered a variety of factors that are discussed in the attached proxy statement. Our board of directors unanimously recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement. Additionally, our board of directors unanimously recommends that all of our stockholders vote FOR the proposal regarding certain merger-related executive compensation arrangements.

Our board of directors also recommends that our stockholders vote FOR approval of adjournments of the special meeting, if determined necessary or appropriate by Ameron, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal.

The affirmative vote of a majority of the outstanding shares of our common stock is required to approve and adopt the merger agreement. Additionally, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve adjournments of the special meeting, if deemed necessary or appropriate by Ameron, and to approve the proposal regarding certain merger-related executive compensation arrangements. The failure to vote your shares of common stock will have the same effect as a vote AGAINST the proposal to approve and adopt the merger agreement. Each holder of our common stock is entitled to one vote per share. Proxies returned to us that are properly signed and dated but not marked to indicate your voting preference will be counted as votes FOR approval and adoption of the merger agreement, FOR approval of adjournments of the special meeting, if determined necessary or appropriate by Ameron, and FOR the proposal regarding certain merger-related executive compensation arrangements.

The date, time and place of the special meeting to consider and vote upon the proposal to approve and adopt the merger agreement are as follows:

October 5, 2011

10:00 a.m., local time

The Pasadena Hilton Hotel

168 South Los Robles Avenue

Pasadena, California 91101

The proxy statement attached to this letter provides you with information about the special meeting of our stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of our common stock please complete, sign, date and mail the enclosed proxy card to us. If you attend the special meeting, you may vote in person even if you previously returned your proxy.

James S. Marlen

Chairman, President and Chief Executive Officer

The proxy statement is dated September 7, 2011, and is first being mailed to our stockholders on or about September 7, 2011.

AMERON INTERNATIONAL CORPORATION
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the stockholders:

Notice is hereby given that on October 5, 2011, at 10:00 a.m., local time, Ameron International Corporation (“Ameron”) will hold a special meeting of its stockholders (the “special meeting”) at The Pasadena Hilton Hotel, 168 South Los Robles Avenue, Pasadena, California 91101 for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of July 1, 2011, by and among National Oilwell Varco, Inc. (“Parent”), NOV Sub A, Inc. and Ameron, and to approve Parent’s acquisition of Ameron through a merger of NOV Sub A, Inc., a wholly owned subsidiary of Parent, with and into Ameron, as contemplated by the merger agreement;

2.	To consider and vote upon a proposal to approve any adjournments of the special meeting, if determined necessary or appropriate by Ameron, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve and adopt the merger agreement;

3.	To consider and approve, solely on a non-binding, advisory basis, certain compensation arrangements for Ameron’s named executive officers in connection with the merger; and

4.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The merger proposal is described more fully in the proxy statement of which this notice forms a part. Please give your careful attention to all of the information in the proxy statement.

Only holders of record of Ameron common stock at the close of business on September 6, 2011, the record date, or their proxies can vote at the special meeting or any adjournment or postponement of the special meeting. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Ameron common stock outstanding on the record date. The list of stockholders entitled to vote at the special meeting is available, upon request, at Ameron headquarters, at 245 South Los Robles Avenue, Pasadena, California 91101, for examination by any Ameron stockholder.

Your vote is important. Whether or not you expect to attend the special meeting in person, you are urged to complete, sign, date and return the enclosed proxy card or voting instruction card at your earliest convenience. Instructions for voting your shares are included on the enclosed proxy card or voting instruction card. If you are a record holder and you send in your proxy and then decide to attend the Ameron special meeting to vote your shares, you may still do so. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the special meeting. If you have any questions about the proposals or about your shares, please contact Morrow & Co., LLC by telephone at (800) 662-5200 (toll-free) or via email at ameron.info@morrowco.com.

By Order of the Board of Directors,

Leonard J. McGill

Secretary

Pasadena, California

September 7, 2011

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer to in this proxy statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include, among other things, statements concerning whether and when the proposed merger with Parent will close, whether conditions to the proposed merger will be satisfied, the effect of the proposed merger on our business and operating results, and other statements qualified by words such as “expect,” “anticipate,” “intend,” “believe,” “estimate,” “should,” and similar words indicating future events. These forward-looking statements are based on our current expectations, assumptions, estimates and projections and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, including, among others:

•	the failure of the merger to be completed;

•	the time at which the merger is completed;

•	the failure to obtain approval and adoption of the merger agreement by our stockholders;

•	the failure to satisfy the other conditions to the merger;

•	the diversion of our management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and changes related to the merger.

The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Except to the extent required by applicable law or regulation, we undertake no duty to any person to update the statements made in this proxy statement under any circumstances.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Ameron has filed with the Securities and Exchange Commission (the “SEC”) under “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the Ameron special meeting of stockholders and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should still carefully read this entire proxy statement, including each of the annexes, and the documents to which we refer to in this proxy statement.

Throughout this proxy statement, “Ameron,” “the Company,” “we,” “us” and “our” refer to Ameron International Corporation, “Parent” refers to National Oilwell Varco, Inc., and “Merger Sub” refers to NOV Sub A, Inc. Also, we refer to the merger between Ameron and Merger Sub as the “merger,” and the agreement and plan of merger, dated as of July 1, 2011 by and among Parent, Merger Sub and Ameron as the “merger agreement.”

Q: Why am I receiving the proxy materials?

A: We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at a special meeting of Ameron stockholders in connection with a proposal to approve and adopt a merger agreement whereby Ameron would become a wholly owned subsidiary of Parent. Our board of directors is also soliciting your vote on an advisory, non-binding basis for certain compensation arrangements for Ameron’s named executive officers in connection with the merger. You may submit a proxy if you complete, date, sign and return the enclosed proxy card. You are also invited to attend the special meeting in person, although you do not need to attend the special meeting to have your shares voted at the special meeting.

Q: What will I receive in the merger?

A: If the merger is completed, you will be entitled to receive $85.00 in cash, without interest and less applicable withholding taxes, for each share of our common stock that you own at the effective time of the merger. For example, if you own 100 shares of our common stock, you will receive $8,500 in cash, less applicable withholding taxes, in exchange for those shares. Additionally, if prior to the completion of the merger, Ameron declares a dividend but does not pay it prior to the consummation of the merger, holders of our common stock as of the record date of the dividend will be entitled to receive any such declared but unpaid dividend.

Q: Will I continue to receive regular dividends?

A: The terms of the merger agreement allow us to continue to declare and pay dividends consistent with past practice, which in no event shall exceed $.30 per share of our common stock per quarter. However, any future decision by our board of directors to pay cash dividends will depend on, among other factors, our earnings, financial position, capital requirements and legislative and regulatory changes.

Q: What will happen in the merger with any options that I hold to acquire Ameron common stock under Ameron’s stock incentive plans?

A: Optionees will be entitled to receive cash for each share of our common stock subject to their options (whether or not vested), as of the effective time of the merger, in an amount equal to the difference between (i) the cash price of $85.00 to be paid with respect to our common stock in the merger and (ii) the exercise price per share of their options, less applicable withholding taxes.

Q: How does our board of directors recommend I vote?

A: Our board of directors has adopted resolutions approving the merger agreement and the merger, determining that the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of Ameron and our stockholders and directing that the merger agreement be submitted for approval and adoption at a special meeting of our stockholders. Our board of directors recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement. The reasons for our board of directors’ determination are discussed below in this proxy statement. Additionally, our board of directors recommends that you vote FOR the proposal regarding certain merger-related executive compensation arrangements and that you vote FOR approval of adjournments of the special meeting, if determined necessary or appropriate by Ameron, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal.

Q: Who will own Ameron after the merger?

A: After the merger, Ameron will be a wholly owned subsidiary of Parent. As a result of the receipt of cash in exchange for Ameron common stock, you will no longer benefit from any increase in Ameron’s value, nor will you acquire an ownership interest in Parent.

Q: What do I need to do now?

A: We urge you to read this proxy statement carefully, including its annexes, and the documents which we refer to in this proxy statement and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders. If your shares are held by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee in order to vote your shares.

Q: What happens if I do not return a proxy card?

A: If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card will have the same effect as voting against the merger.

Q: What vote is needed to approve and adopt the merger agreement?

A: The affirmative vote of a majority of the outstanding shares of our common stock is required to approve and adopt the merger agreement. Each holder of our common stock is entitled to one vote per share. Proxies returned to us that are properly signed and dated but not marked to indicate your voting preference will be counted as votes FOR approval and adoption of the merger agreement.

Q: Why is Ameron asking that its stockholders approve, on an advisory, non-binding basis, certain compensation arrangements for Ameron’s named executive officers?

A: Rules adopted recently by the SEC require that Ameron provide its stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation arrangements between Ameron and its named executive officers that are based on or that otherwise relate to the merger. Approval of these compensation arrangements is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only. Accordingly, the vote will not be binding on Ameron or Parent, or their boards of directors or the compensation committees of Ameron or Parent.

Q: What vote is needed to approve the advisory, non-binding proposal relating to certain merger-related executive compensation arrangements for Ameron’s named executive officers?

A: The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve the advisory, non-binding proposal relating to certain merger-related executive compensation arrangements for Ameron’s named executive officers.

Q: May I vote in person?

A: Yes. If your shares are not held in “street name” through a broker, bank or other nominee, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker, bank or other nominee in order to attend the special meeting and vote.

Q: Do I need to attend the special meeting in person?

A: No. You do not have to attend the special meeting in order to vote your shares of our common stock. Your shares can be voted at the special meeting without attending by mailing your completed, dated and signed proxy card in the enclosed return envelope.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

Q: If my broker holds my shares in “street name,” will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger.

Q: Should I send in my Ameron stock certificates now?

A: No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $85.00 in cash, less applicable withholding taxes, for each share of our common stock that you own at the effective time of the merger, subject to the terms of the merger agreement.

Q: When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible. The merger could be completed as early as the fourth quarter of 2011. However, we cannot assure you when or if the merger will occur. In addition to stockholder approval, the other closing conditions contained in the merger agreement must be satisfied or waived. Either Parent or we may terminate the merger agreement if the merger has failed to occur by March 31, 2012 (the “outside date”), provided that the right to terminate the merger agreement is not available to a party whose failure to fulfill any obligation under the merger agreement has resulted in the failure of the closing to occur on or before that date. Additionally, if certain conditions are met, (i) Ameron may from time to time unilaterally extend the outside date to July 31, 2012, and (ii) Parent may from time to time unilaterally extend the outside date to June 30, 2012.

Q: What if the proposed merger is not completed?

A: If the merger is not completed, we will continue our current operations and our status as a publicly held company.

Q: Am I entitled to appraisal rights?

A: Under Delaware law, Ameron stockholders of record who do not vote in favor of the merger and who properly deliver a written demand for appraisal to Ameron will be entitled to exercise appraisal rights in connection with the merger and obtain payment in cash for the judicially determined fair value of their shares of Ameron common stock if the merger is completed. The provisions of the Delaware General Corporation Law (the “DGCL”) relating to appraisal rights is attached as Annex C to this proxy statement. Failure to take all of the steps required under Delaware law may result in the loss of any appraisal rights under Delaware law. If holders of more than ten percent (10%) of Ameron’s outstanding common stock have demanded appraisal rights under the DGCL, Parent will not be obligated to close the transactions contemplated by the merger agreement.

Q: Will the merger be a taxable transaction for me?

A: If you are a U.S. taxpayer, your receipt of cash in the merger will be treated as a taxable sale of your Ameron common stock for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between (i) the amount of cash you receive in the merger in exchange for your shares of our common stock and (ii) the adjusted tax basis of your shares of our common stock. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q: What other matters will be voted on at the special meeting?

A: Our stockholders are also being asked, on an advisory, non-binding basis, to vote on certain compensation arrangements for Ameron’s named executive officers in connection with the merger. Additionally, our stockholders are being asked to vote at the special meeting in favor of adjourning the meeting, if adjournments are determined necessary or appropriate by Ameron, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies from our stockholders if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal. Each of these proposals requires the approval of a majority of the votes present in person or represented by proxy at the special meeting and entitled to vote to be approved. Pursuant to Delaware law and our bylaws, only matters set forth in the notice of meeting may be considered at the special meeting of stockholders.

Q: Who can help answer my questions?

A: If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact our proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

(800) 662-5200 (toll-free)

ameron.info@morrowco.com

Or you can contact us:

Ameron International Corporation

Attn: Corporate Secretary

245 South Los Robles Avenue

Pasadena, California 91101

(626) 683-4000

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the provisions of the merger, you should read carefully this entire proxy statement and the other documents to which we refer you. See “Where You Can Find More Information.” References to captioned sections in this summary and elsewhere in this proxy statement are references to the relevant text of this proxy statement that follows this summary section. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

The Companies

National Oilwell Varco, Inc.

7909 Parkwood Circle Drive

Houston, Texas 77036

National Oilwell Varco, Inc., or Parent, is a Delaware corporation, and is a leading worldwide provider of equipment and components used in oil and gas drilling and production operations, oilfield services, and supply chain integration services to the upstream oil and gas industry. Parent conducts operations in over 825 locations across six continents.

Additional information regarding Parent is contained in its filings with the SEC. See “Where You Can Find More Information.”

NOV Sub A, Inc.

7909 Parkwood Circle Drive

Houston, Texas 77036

NOV Sub A, Inc., or Merger Sub, is a Delaware corporation, is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement, has engaged in no other business activities and has conducted its operations only as contemplated by the merger agreement.

Ameron International Corporation

245 South Los Robles Avenue

Pasadena, California 91101

Ameron, a Delaware corporation, is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange, Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. Ameron’s businesses operate in North America, South America, Europe and Asia. Ameron also has partial ownership of several unconsolidated affiliates in the Middle East.

Additional information regarding Ameron is contained in our filings with the SEC. See “Where You Can Find More Information.”

The Special Meeting of Ameron Stockholders

Time, Date and Place. A special meeting of our stockholders will be held on October 5, 2011, at 10:00 a.m., local time, at The Pasadena Hilton Hotel, 168 South Los Robles Avenue, Pasadena, California 91101 to consider and vote upon a proposal to approve and adopt the merger agreement. You will also be asked to consider a proposal to approve adjournments of the special meeting, if determined necessary or appropriate by Ameron, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal. In addition, you will be asked to consider and vote upon an advisory, non-binding proposal regarding certain merger-related executive compensation arrangements for Ameron’s named executive officers.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on September 6, 2011, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were 9,069,126 shares of our common stock outstanding held by approximately 838 holders of record.

Required Quorum and Votes. The holders of a majority of the outstanding shares of our common stock must be present in person or represented by proxy at the special meeting for a quorum to be present. The proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.

The proposal to approve adjournments of the special meeting, if determined necessary or appropriate by Ameron, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting, requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote.

The advisory, non-binding proposal relating to certain merger-related executive compensation arrangements for Ameron’s named executive officers requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote.

See “The Special Meeting.”

The Merger

Description of the Merger. Our board of directors has approved a merger agreement and a merger whereby Ameron will become a wholly owned subsidiary of Parent upon completion of the merger. If the merger agreement is approved and adopted by Ameron stockholders, and subject to other closing conditions as described below in the section captioned “The Merger Agreement—Conditions to the Closing of the Merger,” Merger Sub, a newly formed merger subsidiary of Parent, will be merged with and into Ameron, and Ameron will be the surviving company in the merger.

If the merger is completed, you will be entitled to receive $85.00 in cash, without interest and less applicable withholding taxes, in exchange for each share of our common stock that you own at the effective time of the merger. You will also be entitled to receive any declared but unpaid dividend.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a stockholder of Ameron. In the case of shares of our common stock represented by certificates, you will receive your portion of the merger consideration after exchanging your stock certificates in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger. In the case of shares of our common stock held in book-entry form, you will receive your portion of the merger consideration as promptly as practicable following the merger without the requirement to deliver a stock certificate or letter of transmittal.

See “The Merger—Description of the Merger.”

Background and Reasons for the Merger. Our board of directors oversaw a process of investigating potential transactions with third parties to maximize value for our stockholders that culminated with the execution of the merger agreement on July 1, 2011. For a description of this process, including:

•

the solicitation of interest in strategic transactions with parties with the greatest potential interest in, and capacity for, paying full value for our long-term prospects and completing a transaction with us without undue delay;

•	the deliberations of our board in connection with that process and its results; and

•	the negotiations with Parent,

see “The Merger—Background of the Merger.”

At a meeting of our board of directors held on July 1, 2011, our board of directors approved the merger with Parent and recommended it to our stockholders. See “The Merger—Ameron Board of Directors’ Recommendation.”

In making its determination and recommendation set forth above, our board of directors considered, among other things, the following:

•	its knowledge of the current state of our business, including our financial condition, operations, business plans, management, competitive position and prospects;

•

its belief, based on communications with certain potential buyers, assessments of the ability of other potential buyers to acquire Ameron at the premium offered by Parent, and Parent’s statements that it would not participate in an auction, that the certainty of the $85.00 per share merger consideration outweighed the possibility of achieving a higher price in an auction of the Company in light of the substantial risk that such an auction would produce an inferior final price;

•

its belief, based on its knowledge of the matters enumerated above, and the matters described in the sections entitled “The Merger—Background of the Merger,” “The Merger—Reasons for the Merger,” “The Merger—Financial Advisor’s Opinion Regarding the Merger Consideration,” and “The Merger—Projected Financial Information,” that the certainty of the $85.00 per share merger consideration outweighed the substantial risk that our shares might not trade at prices substantially above $85.00 per share for some substantial period;

•

the financial advice of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) as well as the opinion of BofA Merrill Lynch, dated July 1, 2011, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $85.00 per share merger consideration; and

•

the fact that the $85.00 per share consideration to be received by our stockholders represented a premium of approximately 29% over the closing stock price of our shares as reported on the New York Stock Exchange on June 30, 2011 (which was the last full trading day prior to our board’s approval of the merger agreement with Parent).

In the course of its deliberations, our board of directors also considered a number of additional material positive factors and a number of potentially negative factors regarding the merger. Our board of directors concluded that the potentially negative factors were substantially outweighed by the opportunity presented by the merger for our stockholders to monetize their Ameron investment for $85.00 per share in cash if the merger conditions were satisfied, which our board of directors believed would maximize the value of the shares of Ameron common stock. Accordingly, our board of directors concluded that the merger was in the best interests of our stockholders.

See “The Merger—Reasons for the Merger.”

Ameron’s Board of Directors’ Recommendation. Our board of directors has approved resolutions:

•	approving the merger agreement and the merger;

•	determining that the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of Ameron and our stockholders;

•	directing that the merger agreement be submitted for approval and adoption at a special meeting of our stockholders; and

•	recommending that all of our stockholders vote for the approval and adoption of the merger agreement.

See “The Merger—Reasons for the Merger” and “The Merger—Ameron Board of Directors’ Recommendation.”

Financial Advisor’s Opinion Regarding the Merger Consideration. In connection with the merger, BofA Merrill Lynch, Ameron’s financial advisor, delivered to our board of directors a written opinion, dated July 1, 2011, as to the fairness, from a financial point of view and as of the date of the opinion, of the $85.00 per share merger consideration to be received by holders of Ameron common stock. The full text of the written opinion, dated July 1, 2011, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety.

BofA Merrill Lynch provided its opinion to our board of directors (in its capacity as such) for the benefit and use of our board of directors in connection with and for purposes of its evaluation of the $85.00 per share merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Ameron or in which Ameron might engage or as to the underlying business decision of Ameron to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

See “The Merger—Financial Advisor’s Opinion Regarding the Merger Consideration.”

Interests of Ameron’s Executive Officers and Directors in the Merger. When Ameron stockholders consider the recommendation of our board of directors that Ameron stockholders vote in favor of the proposal to approve and adopt the merger agreement, they should be aware that the officers and directors of Ameron may have interests in the merger that may be different from, or in addition to, the interests of Ameron stockholders generally. These interests include, among others, the acceleration of vesting and removal of restrictions with respect to stock options and other stock awards, change of control payments and continuation of rights to indemnification and liability insurance. Our board of directors was aware of and considered these interests when it approved the merger agreement and the merger.

As of the record date, directors and executive officers of Ameron, and their affiliates, had the right to vote approximately 271,665 shares of Ameron common stock, or approximately 3.00% of the outstanding Ameron common stock at that date.

See “The Merger—Interests of Ameron’s Executive Officers and Directors in the Merger” and “The Special Meeting—Votes Required.”

Material United States Federal Income Tax Consequences of the Merger. The exchange of shares of our common stock for the cash merger consideration will be taxable to our stockholders for U.S. federal income tax purposes. In general, each stockholder will recognize a gain or loss equal to the difference, if any, between the cash payment received and the stockholder’s tax basis in the shares surrendered in the merger.

See “The Merger—Material United States Federal Income Tax Consequences of the Merger.”

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Appraisal Rights. Under Delaware law, Ameron stockholders of record who do not vote in favor of the merger and who properly deliver a written demand for appraisal to Ameron will be entitled to exercise appraisal rights in connection with the merger and obtain payment in cash for the judicially determined fair value of their shares of Ameron common stock if the merger is completed. The provisions of the DGCL relating to appraisal rights are attached as Annex C to this proxy statement. Failure to take all of the steps required under Delaware law may result in the loss of any appraisal rights under Delaware law. If holders of more than ten percent (10%) of Ameron’s outstanding common stock have demanded appraisal rights under the DGCL, Parent will not be obligated to close the transactions contemplated by the merger agreement.

See “The Merger Agreement—Appraisal Rights.”

Delisting and Deregistration of Ameron Common Stock. If the merger is completed, our common stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Exchange Act.

Regulatory Matters. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) and the applicable waiting periods have expired or been terminated. Each of Parent and Ameron filed notification and report forms under the HSR Act with the FTC and the DOJ on July 20, 2011. On August 12, 2011, Parent, in consultation with Ameron, voluntarily withdrew its HSR Act filing in order to provide the DOJ up to an additional 30 calendar days to review the proposed acquisition and determine whether to close its investigation or issue a request for additional information or documentary material (a “Second Request”) that would further extend the waiting period. Parent re-submitted its HSR Act filing on August 15, 2011. Unless terminated earlier by the DOJ or extended by the issuance of a Second Request, the initial waiting period on this re-submitted filing will expire at 11:59 p.m. on September 14, 2011. If the DOJ issues a Second Request, the waiting period will be extended until 11:59 p.m. on the 30th calendar day following the date that both Parent and Ameron (“the parties”) certify that they have substantially complied with the Second Request. The waiting period may be terminated by the DOJ prior to substantial compliance. It may be extended beyond the 30th day following the parties’ certification of substantial compliance if the DOJ obtains a court order or the consent of Ameron and Parent.

Equity Plans

Stock Options. As of the record date, 21,052 options to purchase the common stock of Ameron were outstanding, of which 17,250 were in the money. At the effective time of the merger, each holder of an outstanding and unexercised, in-the-money option to purchase our common stock (whether vested or unvested) will be entitled to receive in exchange for the cancellation of such option an amount in cash equal to the product of (a) the difference between the per share price of $85.00 to be paid with respect to our common stock in the merger and the applicable exercise price per share of such option and (b) the aggregate number of shares issuable upon exercise, less applicable tax withholdings.

Restricted Stock. As of the record date, 53,628 unvested shares of restricted stock of Ameron were outstanding. Under the terms of the merger agreement, as of the effective time of the merger, each unvested share of restricted stock will be canceled and be converted into the right to receive (i) the per share price of $85.00 to be paid with respect to our common stock in the merger and (ii) any deferred dividends related to such shares of restricted stock, less applicable tax withholdings.

See “The Merger Agreement—Equity Plans.”

Market Price and Dividend Data

Our common stock is listed on the New York Stock Exchange under the symbol “AMN.” On July 1, 2011, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $66.27. On September 6, 2011, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $84.82. We urge stockholders to obtain a current quotation.

See “Market Price and Dividend Data.”

The Merger Agreement

General. The following is a summary of certain of the principal provisions of the merger agreement and is qualified in its entirety both by the more detailed description that appears later in this proxy statement and by the full text of the merger agreement contained in Annex A.

The merger agreement contemplates the merger of a wholly owned subsidiary of Parent with and into Ameron, with Ameron surviving the merger. Upon completion of the merger, Ameron will become a wholly owned subsidiary of Parent. The merger will become effective at such date and time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time that we and Parent agree to and specify in the certificate of merger. Upon completion of the merger, holders of our common stock will be entitled to receive $85.00 in cash, without interest and less applicable withholding taxes, in exchange for each share of our common stock held at the effective time of the merger.

The merger agreement contains representations and warranties by Ameron and by Parent that are customary for agreements of this nature. The merger agreement also contains customary covenants, including Ameron’s covenant to carry on its business in all material respects in the same manner as it has done prior to the date of the merger agreement and to obtain Parent’s consent before engaging in certain activities. In addition, Ameron has agreed to provide Parent with notice of certain developments in its business.

Solicitation of Transactions. Pursuant to the merger agreement, we have agreed not to:

•

solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, an acquisition proposal (as defined in the merger agreement and described below in the section captioned “The Merger Agreement—Definitions of Acquisition Proposal and Superior Proposal”) for us;

•

engage in any negotiations or discussions concerning, or provide any non-public information of Ameron or our subsidiaries to any person relating to, or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal; or

•

enter into any agreement, arrangement or understanding contemplating or relating to any acquisition proposal or requiring Ameron to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

We have also agreed that we will immediately cease and terminate any existing activities, discussions or negotiations with any persons that were conducted by us prior to the date of the merger agreement with respect to any acquisition proposal.

Even though we have agreed to the provisions described above relating to the non-solicitation of acquisition proposals, our board of directors may take and disclose to our stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

Furthermore, notwithstanding the foregoing restrictions, at any time prior to obtaining stockholder approval of the merger proposal, we or our board of directors may furnish non-public information to, or enter into discussions or negotiations with, any person in connection with a bona fide written acquisition proposal by such person, if:

•	such acquisition proposal was made after the date of the merger agreement and remains available;

•	such acquisition proposal was not solicited, initiated, knowingly encouraged or facilitated after the date of the merger agreement in breach of the prohibitions described above;

•

our board of directors determines in good faith, after consultation with its outside counsel and financial advisors, that such acquisition proposal is, or is reasonably likely to lead to, a superior proposal (as defined in the merger agreement and described below in the section captioned “The Merger Agreement—Definitions of Acquisition Proposal and Superior Proposal”);

•

such person executed a confidentiality agreement with terms no less favorable in all material respects to Ameron than those contained in the confidentiality agreement entered into between Ameron and Parent, effective as of November 19, 2010; and

•	Ameron has notified Parent as described below.

We have also agreed that we will promptly (and in any event within two business days) notify Parent of any acquisition proposal, any inquiries or contacts that are reasonably likely to lead to an acquisition proposal or any request for non-public information or access to the properties, books or records of Ameron relating to or which could reasonably be expected to lead to an acquisition proposal.

Additionally, we have agreed with Parent that our board of directors may not (i) fail to make, withdraw or modify in a manner adverse to Parent, or publicly propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation of our board of directors of the merger agreement or the transactions contemplated thereby, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any acquisition proposal or (iii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal unless:

•

if prior to receipt of stockholder approval of the merger agreement, (i) our board of directors has determined in good faith, after consultation with outside counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable law (a “fiduciary determination”); (ii) our board of directors has notified Parent in writing of such fiduciary determination; and (iii) at least five business days following receipt by Parent of such notice, and taking into account any revised proposal made by Parent since receipt of such notice, our board of directors maintains its fiduciary determination (provided that, during such period after receipt by Parent of such notice, Ameron has, if requested by Parent, negotiated in good faith with, and caused Ameron’s financial and legal advisors to negotiate in good faith with, Parent to attempt to make such adjustments in the terms and conditions of the merger agreement as would enable Ameron to proceed with the merger); or

•

at any time our board of directors will have made a fiduciary determination in connection with a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

Conditions to the Closing of the Merger. The merger will be completed only if certain conditions are satisfied or waived, including the following:

•	our stockholders must approve and adopt the merger agreement;

•	no court or other legal or regulatory order or statute, rule or regulation restricts or prohibits the merger; and

•	any waiting period (or extension thereof) under the HSR Act or any other antitrust law shall have expired or been terminated.

Additionally, the obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

•

our representations and warranties contained in the merger agreement with respect to our capital structure and outstanding securities must be true and correct in all respects other than de minimis inaccuracies both at the time of execution of the merger agreement and as of the closing date of the merger, as though made on and as of the closing date of the merger (or in the case of representations and warranties that are made as of an earlier date, such representations and warranties must be true and correct as of such earlier date);

•

our other representations and warranties contained in the merger agreement must be true and correct both at the time of execution of the merger agreement and as of the closing date of the merger, as though made on and as of the closing date of the merger (or in the case of representations and warranties that are made as of an earlier date, such representations and warranties must be true and correct as of such earlier date), except where the failure to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect (as that term is defined in the merger agreement and described below in the section captioned “The Merger Agreement—Definition of Material Adverse Effect”)) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•

we must have, in all material respects, performed all agreements and complied with all covenants required by the merger agreement to be performed or complied with by us prior to or at the closing of the merger;

•	Ameron shall have delivered to Parent a certificate, dated as of the closing of the merger and signed by an officer on behalf of Ameron, certifying to the above;

•	holders of not more than ten percent (10%) of Ameron’s outstanding common stock have demanded appraisal rights under the DGCL; and

•

no effect, event, change or state of facts shall have occurred since the date of the merger agreement that results and is continuing since then that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on Ameron (subject to certain exceptions).

Termination. The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by mutual written consent of the parties to the merger agreement, or by either Parent or us:

•

if the merger has not been completed by a termination date of the outside date; provided that the right to so terminate the merger agreement is not available to a party whose failure to fulfill any obligation under the merger agreement has resulted in the failure of the closing to occur on or before that date; provided further, that, if certain conditions are met, (i) Ameron may from time to time unilaterally extend the outside date to July 31, 2012 and (ii) Parent may from time to time unilaterally extend the outside date to June 30, 2012;

•	if our stockholders fail to approve and adopt the merger agreement; or

•

if a governmental authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable.

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by Parent if:

•

any of our representations and warranties become untrue or inaccurate or we have breached any of our covenants or agreements under the merger agreement, which would give rise to the failure of certain conditions to closing, in either case in a situation where such breach is incapable of being cured, or is not cured, within 20 days following notice to Ameron of such breach or failure to perform, if neither Parent nor Merger Sub is in material breach of its representations, warranties, covenants or agreements under the merger agreement;

•	our board of directors has (i) changed its recommendation that Ameron stockholders adopt the merger agreement or (ii) recommended or approved any acquisition proposal; or

•

Ameron, any of our subsidiaries or any of our representatives, directly or indirectly, materially breached any covenants or obligations under Section 6.04 of the merger agreement (described below in the section captioned “The Merger Agreement—Solicitation of Transactions”), in a situation where that breach is incapable of being cured, or is not cured, within two days following notice to Ameron.

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by us if:

•

any of the representations and warranties of Parent or Merger Sub become untrue or inaccurate or Parent or Merger Sub have breached any of their covenants or agreements under the merger agreement, which would give rise to the failure of certain conditions to closing, in either case in a situation where that breach is incapable of being cured, or is not cured, within 20 days following notice to Parent or Merger Sub of such breach or failure to perform, if we are not in material breach of our representations, warranties, covenants or agreements under the merger agreement; or

•

our board of directors has determined to accept a superior proposal in accordance with the provisions of the merger agreement; provided that we have not willfully and materially breached our covenants or obligations related to the solicitation of transactions under the merger agreement.

Termination Fees and Expenses. We have agreed to reimburse Parent’s out-of-pocket fees and expenses incurred in connection with the merger, up to a limit of $2,500,000, if Parent terminates the merger agreement due to a material breach of our representations, warranties, covenants or agreements such that the closing conditions would not be satisfied and such breach has not been cured within the specified time; and if, within 12 months of such termination, an acquisition proposal more favorable to the holders of Ameron common stock is consummated, then Ameron must pay a termination fee in the amount of $20,000,000 (the “termination fee”), or approximately 2.6% of the transaction value, to Parent.

We must pay Parent’s expenses as referenced above and the termination fee to Parent if:

•

we terminate the merger agreement, prior to the stockholder meeting, because our board of directors has determined to accept a superior proposal in accordance with the provisions of the merger agreement; or

•

Parent terminates the merger agreement because our board of directors (i) fails to make, withdraws or modifies in a manner adverse to Parent, or publicly proposes to withdraw or modify in a manner adverse to Parent, the approval or recommendation of our board of directors of the merger agreement or the transactions contemplated thereby, (ii) approves any letter of intent, agreement in principle, acquisition agreement or any similar agreement relating to any other acquisition proposal or (iii) approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any other acquisition proposal.

We must pay Parent’s expenses as referenced above if Parent terminates the merger agreement because Ameron, any of our subsidiaries or any of our representatives, directly or indirectly, materially breached any covenants or obligations under Section 6.04 of the merger agreement (described below in the section captioned “The Merger Agreement—Solicitation of Transactions”), in a situation where that breach is incapable of being cured, or is not cured, within two days following notice to Ameron, and at or prior to such termination, an acquisition proposal has been publicly announced; and if concurrently with such termination or within 12 months thereafter, an acquisition proposal is consummated, then we must pay a termination fee to Parent.

Further, if Ameron or Parent terminates the merger agreement because of the failure to receive Ameron stockholder approval at the special meeting or any adjournment thereof and if, as of the special meeting, an acquisition proposal has been publicly announced and not withdrawn, we must pay Parent’s expenses as referenced above; and if, within 12 months of such termination, an acquisition proposal more favorable to the holders of Ameron common stock is consummated, then Ameron must pay the termination fee to Parent.

Parent has agreed to reimburse our out-of-pocket fees and expenses incurred in connection with the merger, up to a limit of $2,500,000, if we terminate the merger agreement due to a material breach of Parent’s or Merger Sub’s representations, warranties, covenants or agreements such that the closing conditions would not be satisfied and such breach has not been cured within the specified time, unless a material adverse effect has occurred and is continuing such that the closing condition related to material adverse effects would not be satisfied.

Except as described above, all out-of-pocket fees and expenses incurred in connection with the merger will be paid by the party incurring such fees and expenses, whether or not the merger or any other transaction is consummated, except to the extent that a party is liable at law or in equity for a willful breach of the merger agreement.

If we become obligated to pay a termination fee as described above, the right to receive such termination fee and the termination expenses shall be the sole and exclusive remedy of Parent and its affiliates against the Company and any of its former, current or future directors, officers, stockholders, affiliates, employees or agents (or any of their successors or permitted assignees) (the “Company parties”) for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform in connection with the merger agreement, and upon payment of such amounts, none of the Company parties shall have any further liability or obligation arising out of or relating to the merger agreement or the transactions contemplated thereby and in no event shall Parent or its affiliates be entitled to any equitable relief or remedies of any kind, including specific performance.

Amendment of the Merger Agreement. The merger agreement may be amended by the parties at any time before or after our stockholders have approved and adopted the merger agreement; provided that after our stockholders approve and adopt the merger agreement, no amendment of the merger agreement will be made, except as allowed under applicable law.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting, and at any adjournments or postponements of the special meeting.

Date, Time and Place

We will hold the special meeting at The Pasadena Hilton Hotel, 168 South Los Robles Avenue, Pasadena, California 91101 at 10:00 a.m., local time, on October 5, 2011.

Purpose of Special Meeting

At the special meeting, we will ask holders of our common stock to approve and adopt the merger agreement. Our board of directors has approved resolutions approving the merger agreement and the merger, determining that the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of Ameron and our stockholders and directing that the merger and the merger agreement be submitted for approval and adoption at a special meeting of our stockholders. Our board of directors recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement. Additionally, our board of directors recommends that all of our stockholders vote FOR the advisory, non-binding proposal regarding certain merger-related executive compensation arrangements for Ameron’s named executive officers.

Our board of directors also recommends that our stockholders vote FOR approval of adjournments of the special meeting, if determined necessary or appropriate by Ameron, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on September 6, 2011, which is the record date for the special meeting, are entitled to notice of and to vote at the special meeting. As of the record date, 9,069,126 shares of our common stock were outstanding and held by approximately 838 holders of record. A quorum will be present at the special meeting if a majority of the shares of our common stock outstanding and entitled to vote on the record date are present in person or represented by proxy at the special meeting. Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business at the special meeting. Our bylaws provide that, except as otherwise expressly required by law, notice of any adjourned meeting of the stockholders need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken.

Votes Required

The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against the merger proposal. If you hold your shares in “street name” through a broker, bank or other nominee, you must direct your broker, bank or other nominee to vote in accordance with the instructions you have received from your broker, bank or other nominee. Brokers, banks or other nominees who hold shares of our common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will have the effect of votes against the approval and adoption of the merger agreement.

The advisory, non-binding proposal relating to certain merger-related executive compensation arrangements for Ameron’s named executive officers requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote. Accordingly, not voting at the special meeting will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against this proposal. The proposal to approve the compensation arrangements between Ameron and its named executive officers that are based on or that otherwise relate to the merger is on an advisory, non-binding basis. Approval of these compensation arrangements is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only. Accordingly, the vote will not be binding on Ameron or Parent, or their boards of directors or the compensation committees of Ameron or Parent.

The proposal to approve adjournments of the special meeting, if determined necessary or appropriate by Ameron, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal, requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote, even if less than a quorum. Accordingly, not voting at the special meeting will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against this proposal.

Holders of record of our common stock on the record date are entitled to one vote per share on each matter to be considered at the special meeting.

As of the record date, directors and executive officers of Ameron, and their affiliates, had the right to vote 271,665 shares of Ameron common stock, or 3.00% of the outstanding Ameron common stock at that date.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted FOR the approval and adoption of the merger agreement, FOR the proposal regarding certain merger-related executive compensation and FOR approval of adjournments of the special meeting, if determined necessary or appropriate by Ameron, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal. No proxy that is specifically marked against approval and adoption of the merger proposal will be voted in favor of the adjournment proposal, unless it is specifically marked FOR the proposal to adjourn the special meeting to a later date.

Pursuant to Delaware law and our bylaws, no matter other than the proposals to approve and adopt the merger agreement and to adjourn the meeting, if determined necessary or appropriate by Ameron, will be brought before the special meeting.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with our Secretary a duly executed revocation of proxy;

•	submitting a duly executed proxy to our Secretary bearing a later date; or

•	appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Ameron stockholders who require assistance should contact the persons at the address or phone number provided on page 4 of this proxy statement.

Delivery of Proxy Materials to Households Where Two or More Ameron Stockholders Reside

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost-savings for companies.

In connection with the Ameron special meeting, a number of brokers with account holders who are Ameron stockholders will be householding Ameron’s proxy materials. As a result, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the applicable stockholders. Once an Ameron stockholder receives notice from his, her or its broker that it will be householding communications to such stockholder’s address, householding will continue until such stockholder is notified otherwise or until such stockholder revokes his, her or its consent. If, at any time, an Ameron stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement, such stockholder should notify his, her or its broker or contact Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary. Ameron stockholders who currently receive multiple copies of this proxy statement at their address and would like to request householding of their communications should contact their broker.

Solicitation of Proxies

All costs related to the solicitation of proxies, including the printing and mailing of this proxy statement, will be borne by us. We have retained Morrow & Co., LLC to aid in the solicitation of proxies and to verify records relating to the solicitation. Morrow & Co., LLC will receive a fee for its services of $25,000, fees per call to stockholders and expense reimbursement. In addition, our directors, officers and employees may, without additional compensation, solicit proxies from stockholders by mail, telephone, facsimile, or in person. However, you should be aware that certain members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours. See “The Merger—Interests of Ameron’s Executive Officers and Directors in the Merger.”

To the extent necessary in order to ensure sufficient representation at the special meeting, Ameron may request the return of proxy cards by telecopy. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and obtaining your voting instructions.

Stock Certificates

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

THE MERGER

(Proposal 1)

Description of the Merger

Our board of directors has approved a merger agreement and a merger whereby Ameron will become a wholly owned subsidiary of Parent upon completion of the merger. If the merger agreement is approved and adopted by Ameron stockholders, and subject to other closing conditions as described below in the section captioned “The Merger Agreement—Conditions to the Closing of the Merger,” Merger Sub, a newly formed merger subsidiary of Parent will be merged with and into Ameron, and Ameron will be the surviving company in the merger. We strongly encourage you to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement, because it is the legal contract that governs the merger.

If the merger is completed, you will receive the cash merger consideration of $85.00, without interest and less applicable withholding taxes, in exchange for each share of Ameron common stock that you own at the effective time of the merger. You will also be entitled to receive any declared but unpaid dividends.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a stockholder of Ameron. In the case of shares of our common stock represented by certificates, you will receive your portion of the merger consideration after exchanging your stock certificates in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger. In the case of shares of our common stock held in book-entry form, you will receive your portion of the merger consideration as promptly as practicable following the merger without the requirement to deliver a stock certificate or letter of transmittal.

Ameron common stock is currently registered under the Exchange Act and is designated for trading on the New York Stock Exchange under the symbol “AMN.” Following the merger, Ameron common stock will be delisted from the New York Stock Exchange and will no longer be publicly traded, and the registration of Ameron common stock under the Exchange Act will be terminated.

Please see “The Merger Agreement” for additional and more detailed information regarding the merger agreement.

Background of the Merger

As part of their ongoing activities, our board of directors and management have continually engaged in a review of Ameron’s business plans and other strategic opportunities, including evaluation of the markets in which Ameron competes, organic initiatives, and the possibility of pursuing strategic alternatives, such as mergers and acquisitions, and dispositions of businesses, each with a view towards maximizing stockholder value.

Beginning in January 2010, Ameron engaged in discussions with BofA Merrill Lynch from time to time to generally explore strategic alternatives, including potential acquisitions and uses of cash.

On April 23, 2010, Ameron received an unsolicited call from a company in the pipeline systems industry (“Company A”). Company A indicated a preliminary interest in a strategic transaction with Ameron.

On April 28, 2010, our Chairman of the Board, President and Chief Executive Officer, Mr. James S. Marlen, met in Los Angeles with the President and Chief Executive Officer of Company A, who expressed a preliminary interest in exploring possible transactions with Ameron. Upon further discussion, the President and Chief Executive Officer of Company A informed Mr. Marlen that Company A’s board of directors had a strong interest in acquiring Ameron. The President and Chief Executive Officer of Company A said he intended to send a letter to Ameron in the following weeks formalizing its desire to acquire Ameron, together with a comprehensive proposal. Despite subsequent inquiries by Mr. Marlen, Ameron did not receive such a letter at that time.

On June 23, 2010, our board of directors held a special meeting. Our board of directors discussed Mr. Marlen’s meeting and discussions with the President and Chief Executive Officer of Company A. Our board of directors discussed various potential strategic transactions and alternatives and directed management to engage in a further evaluation of strategic alternatives.

On July 16, 2010, an industrial company with interests in energy, transportation and construction (“Company B”), having expressed an interest in our Wind Tower division, sent a number of its representatives, including the Chairman of the Board, President and Chief Executive Officer of Company B, to tour our Wind Tower plant. At the conclusion of the tour, Mr. Marlen met privately with Company B’s Chairman, who at that time inquired about the possibility of a sale of the entire Company.

On July 26, 2010, Company B’s Chairman followed up with a telephone call to Mr. Marlen, in which he indicated that he would be interested in acquiring the Wind Tower division, but only through an acquisition of Ameron. Company B’s Chairman informed Mr. Marlen that he had discussed a potential acquisition of Ameron with Company B’s board of directors and that Company B was interested in acquiring Ameron. Company B’s Chairman requested that Company B be provided access to review Ameron’s internal legal and financial information, and to visit Ameron’s water transmission and fiberglass production facilities. Mr. Marlen suggested that Company B review publicly available information about Ameron’s business and follow up with an official letter to our board of directors if it had an interest in acquiring Ameron.

On August 4, 2010, our board of directors met and discussed Mr. Marlen’s conversations with Company B’s Chairman.

On August 25, 2010, Mr. Marlen received a call from Company B’s Chairman. The conversation began with a discussion of Ameron’s Wind Tower division. Mr. Marlen informed Company B’s Chairman that it would be difficult to negotiate a sale of the division at that time. Company B’s Chairman then asked if Mr. Marlen and our board of directors had considered Company B’s interest in acquiring Ameron’s entire business. Mr. Marlen indicated that he had presented the idea to our board of directors and was presently waiting for a formal letter from Company B with its offer. Company B requested another meeting with Mr. Marlen and Ameron’s management.

On September 7, 2010, Mr. Marlen met with Company B’s Chairman in Los Angeles. Company B’s Chairman reiterated Company B’s serious desire to acquire Ameron and stated that he would send a formal letter to Ameron in the coming days. Later in September, Mr. Marlen called Company B’s Chairman to inquire about the status of the letter that had never been delivered. Company B’s Chairman indicated that Company B was not interested in acquiring Ameron at that time, because of current challenges in its own business.

On September 29, 2010, Mr. Marlen met with Parent’s Chairman of the Board, President and Chief Executive Officer, Mr. Pete Miller, in Los Angeles. Mr. Marlen and Mr. Miller had communicated on previous occasions over the years to discuss possible strategic transactions, including a sale of Ameron’s fiberglass pipe business to Parent and a sale of Parent’s fiberglass pipe business to Ameron. In connection with the previous communications, Mr. Miller had also inquired into the possibility of Parent acquiring Ameron. Mr. Marlen replied at that time that an offer would have to be made in writing to our board of directors before such a proposition could be considered by Ameron. Ameron did not receive such a proposal, written or oral, following that inquiry. At the September 29, 2010 meeting, Mr. Marlen reiterated Ameron’s interest in acquiring Parent’s fiberglass pipe business, and Mr. Miller reiterated Parent’s interest in acquiring Ameron.

On September 30, 2010, Ameron signed an engagement letter with BofA Merrill Lynch.

On October 4, 2010, Mr. Marlen and Mr. Miller had a telephone call during which they briefly discussed strategic opportunities and agreed to meet in person at a later date.

On October 18, 2010, Mr. Marlen met with Mr. Miller in Los Angeles. Mr. Marlen reiterated Ameron’s interest in acquiring Parent’s fiberglass pipe business. Mr. Miller rejected the proposal. Mr. Marlen proposed a joint venture combining the companies’ respective fiberglass pipe businesses. Mr. Miller rejected the proposal. Mr. Miller then reaffirmed Parent’s primary objective of acquiring Ameron. Mr. Marlen stated Ameron’s position that any further discussion on the matter would need to be initiated by a formal letter from Parent to our board of directors.

On November 10, 2010, Parent sent a letter to our board of directors indicating that it was interested in acquiring Ameron at a purchase price of $82.00 per share in cash.

On November 17, 2010, Ameron held a special in-person meeting of our board of directors that was attended by Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), Ameron’s outside legal counsel, and BofA Merrill Lynch. During this meeting, representatives of Gibson Dunn distributed a memorandum discussing the fiduciary duties of our board of directors in connection with a possible sale of Ameron. Gibson Dunn described director fiduciary duties in the context of an unsolicited offer to purchase Ameron. BofA Merrill Lynch described and our board of directors considered matters related to the independence of BofA Merrill Lynch in its engagement by Ameron. Our board of directors and BofA Merrill Lynch discussed Ameron’s current enterprise and equity value as well as the state of the industries in which Ameron operates and the possibility and timing of improvement in business conditions. BofA Merrill Lynch then outlined, for purposes of discussion, several potential responses to Parent’s offer. Mr. Marlen informed our board of directors that Mr. Miller had indicated that he would not be interested in participating in an auction or process in which Ameron solicited offers from other potential buyers. After deliberation over the various options, our board of directors determined to engage Parent in discussions and attempt to persuade Parent to increase its offer price in order to allow Parent to commence legal and financial due diligence.

On November 18, 2010, Mr. Marlen met with Mr. Miller in Los Angeles. The purpose of the meeting was to discuss the acquisition offer price submitted by Parent to our board of directors. Mr. Marlen indicated that the proposed offer price was inadequate but that Ameron was open to allowing Parent to commence legal and financial due diligence if Parent was willing to increase its offer price. Mr. Marlen cited substantial synergies that might result from a merger, and stated that Parent would need to increase its offer by 10-15% in order for our board of directors to allow Parent to commence legal and financial due diligence, at which point Ameron believed that Parent would see the substantial synergies and be able to increase its offer price even further. Mr. Miller agreed that synergies existed, but did not commit to increasing the offer price.

On November 19, 2010, Ameron held a special telephonic meeting of our board of directors. Mr. Marlen updated our board of directors with details of the previous day’s discussions with Mr. Miller.

On November 22, 2010, Ameron and Parent entered into a confidentiality agreement, effective as of November 19, 2010.

On November 24, 2010, Mr. Miller called Mr. Marlen to follow up on several issues from the November 18, 2010 meeting. The discussion included the amount of consideration that Parent was willing to pay in acquiring Ameron as the companies had not yet been able to come to an agreement on price. Mr. Miller informed Ameron that Parent’s board of directors could not increase the offer price by 10-15% as previously proposed by Mr. Marlen. Nonetheless, Mr. Miller informed Ameron that Parent was willing to increase the proposed consideration to $83.45 per share subject to conducting due diligence. Mr. Marlen stated that, based on the discussions with our board of directors, he would be unable to allow Parent to conduct legal and financial due diligence at this price. After further discussions, Mr. Miller increased Parent’s offer to $85.00 per share, but indicated that this was his best and final offer and that he would be unwilling to increase the offer price in the future. Mr. Miller stated that the offer would expire on December 1, 2010.

Later that day, our board of directors held a special telephonic meeting to discuss the $85.00 per share offer from Parent. Our board of directors agreed to reconvene on December 3, 2010 to receive presentations from Gibson Dunn, BofA Merrill Lynch and Ameron’s management relating to Parent’s proposal.

On December 3, 2010, our board of directors held a special meeting. Gibson Dunn, BofA Merrill Lynch and several members of Ameron’s management were in attendance. Representatives of Gibson Dunn reviewed the fiduciary obligations of our board of directors under applicable law. A representative of BofA Merrill Lynch then presented BofA Merrill Lynch’s analysis, and discussed with our board of directors other potential buyers, the financial condition of each and the likelihood that any of these potential buyers would be interested in making an offer for Ameron at a price at or near Parent’s offer. A discussion ensued regarding the potential responses to Parent’s increase in offer price to $85.00 per share. After deliberation over the various options, our board of directors unanimously authorized: 1) Mr. Marlen to inform Parent that, in view of their having increased its offer price from $82.00 per share to $85.00 per share, Parent may commence due diligence, provided that Parent agree to assume certain closing risks associated with a possible transaction, and 2) in light of BofA Merrill Lynch’s professional relationship with the President and Chief Executive Officer of Company A, BofA Merrill Lynch to contact Company A and, in light of Mr. Marlen’s professional relationship and prior contacts with the Chairman of Company B, Mr. Marlen to contact Company B to ascertain whether either was interested in acquiring Ameron.

On December 4, 2010, Mr. Marlen contacted Company B’s Chairman to inquire about Company B’s interest in a strategic transaction with Ameron.

On December 6, 2010, Company B’s Chairman indicated to Mr. Marlen that Company B would not be interested in pursuing a strategic transaction with Ameron at that time.

During the week of December 6, 2010, Ameron gave Parent and representatives of Parent’s outside legal counsel, Locke Lord Bissell & Liddell LLP (“LLBL”), access to certain due diligence materials, and over the course of the next month the parties analyzed key issues identified in the draft merger agreement, which was provided by Parent to Ameron on December 6, 2010.

On December 8, 2010, a BofA Merrill Lynch representative contacted the President and Chief Executive Officer of Company A to inquire about Company A’s interest in a strategic transaction with Ameron. The President and Chief Executive Officer of Company A indicated that Company A would not be interested in pursuing a strategic transaction with Ameron.

During January 2011, the negotiations between Parent and Ameron arrived at an impasse over the allocation of risk related to the certainty of closing. In connection with the termination of discussions at that time, a representative of Gibson Dunn requested that Parent destroy the confidential diligence materials provided to Parent.

On January 28, 2011, the Senior Vice President, General Counsel and Secretary of Parent, Dwight Rettig, confirmed the destruction of the confidential diligence materials provided to Parent to date.

On February 3, 2011, Mr. Marlen had a general meeting with a private equity group that had initiated contact with Mr. Marlen (the “Private Equity Group”).

On February 11, 2011, an international manufacturing company (“Company C”) contacted Ameron to express its interest in initiating discussions regarding a potential strategic collaboration to capture growth opportunities in the global fiberglass and composite pipe market.

On March 24, 2011, Mr. Marlen met with a representative of the Private Equity Group who expressed an interest in pursuing a capital infusion and/or another strategic transaction with Ameron.

On March 30, 2011, Ameron reported a net loss of $4.3 million, or $.47 per diluted share, in the quarter ended February 27, 2011, compared to net income of $1.1 million, or $.12 per diluted share, in the quarter ended February 28, 2010.

On April 5, 2011, Mr. Marlen met with Mr. Miller to resume discussions and to discuss the details of Parent’s $85.00 per share offer and to discuss key terms of the proposed transaction.

On April 5, 2011, Ameron received a letter from Company A expressing a renewed interest in pursuing a strategic transaction with Ameron, but without setting forth a price.

On April 6, 2011, Mr. Marlen met with the President and Chief Executive Officer of Company A in Los Angeles to discuss the letter.

On April 18, 2011, a representative of Company C visited Ameron’s fiberglass production facilities, and generally discussed with a representative of Ameron various different structures for a collaboration between the companies, including joint ventures in Asia or the Middle East, and co-development of new products.

On April 25, 2011, Mr. Miller communicated to Mr. Marlen that Parent remained interested in Ameron and wished to continue discussions.

On April 26, 2011, Mr. Marlen discussed with Mr. Miller the allocation of risk related to the certainty of closing and agreed to meet to further discuss the issue.

On May 3, 2011, Mr. Marlen met with the President and Chief Executive Officer of Company A in Los Angeles. At that time, the President and Chief Executive Officer of Company A declined to submit a price per share, but did reveal a willingness to consider a 10% premium over Ameron’s then current stock price. Mr. Marlen indicated that our board of directors would require a more significant premium over Ameron’s current stock price in order to allow Company A to conduct legal and financial due diligence. Although no other details were discussed, the President and Chief Executive Officer of Company A did express a desire to speak with Ameron’s management in the coming weeks.

On May 5, 2011, our board of directors discussed benefits and potential issues relating to a possible transaction with Parent. Our board of directors also unanimously approved the continuation of discussions with both Parent and Company A. Our board of directors agreed that Company A would be allowed to meet with Ameron’s management after signing a customary confidentiality agreement. The meeting was scheduled for May 17, 2011 in Pasadena.

On May 6, 2011, a conference call between Mr. Marlen and the President and Chief Executive Officer of Company A took place to discuss Company A’s interest in merging with, or acquiring the stock of, Ameron. Mr. Marlen noted a strong preference for a cash deal, as there would be significant due diligence required for both companies in a stock deal. Mr. Marlen also made clear that Company A’s preliminary proposals would not be presented to our board of directors until a formal letter had been received.

On May 12, 2011, Ameron reported that we lowered our full-year earnings guidance for 2011 from between $3.00 to $3.50 per share to between $1.75 to $2.25 per share, each before unusual items.

On May 17, 2011, Company A and Ameron entered into a confidentiality agreement. On that same day, Ameron’s management met with representatives from Company A at Ameron’s headquarters for a preliminary due diligence review. Ameron’s management highlighted its drivers of growth and new product development. A number of high-level financial performance metrics and growth figures were discussed to stress Ameron’s intrinsic value.

On June 1 and June 2, 2011, management of Ameron discussed material terms of Parent’s offer with management of Parent.

On June 2, 2011, Company A submitted a non-binding expression of interest pursuant to which Company A proposed to acquire Ameron for a purchase price of between $75.00 and $80.00 per share, payable in a combination of cash and stock of Company A.

On June 8, 2011, Mr. Miller sent a letter to our board of directors reiterating Parent’s offer of $85.00 per share and requesting an opportunity to address our board of directors directly to discuss the offer.

On June 8, 2011, our board of directors discussed Mr. Miller’s letter and Company A’s non-binding expression of interest.

On June 8, 2011, Mr. Marlen informed Company A that it would need to increase its offer price of $75- $80.00 per share to at least $80-$85.00 per share in order for Ameron to allow Company A to conduct legal and financial due diligence. He also indicated that the amount of cash consideration would need to be increased to at least 50% of the total consideration and that he needed a response no later than June 14, 2011.

On June 9, 2011, the President and Chief Executive Officer of Company A indicated to Mr. Marlen that Company A could not increase the offer price as requested.

Between June 12, 2011 and June 14, 2011, the management of Ameron and Parent negotiated a compromise in principle with respect to the allocation of the risks related to the certainty of closing that had led to the termination of negotiations in January 2011.

On June 14, 2011, the Private Equity Group called to speak to Mr. Marlen.

On June 16, 2011, our board of directors met with Gibson Dunn, Covington & Burling LLP (“Covington”) and BofA Merrill Lynch. Representatives of Gibson Dunn reviewed the fiduciary obligations of our board of directors under applicable law. A representative of Covington summarized its analysis of the regulatory aspects of the potential transaction. A representative of BofA Merrill Lynch then summarized the prior presentations made to our board of directors regarding the offer from Parent, and presented a comparison of the offer received from Parent and the expression of interest by Company A. A representative of BofA Merrill Lynch also provided our board of directors a list of other potential buyers that, in BofA Merrill Lynch’s view, were the logical remaining candidates that might have been interested in acquiring Ameron, and discussed the likelihood, in BofA Merrill Lynch’s view, that any of these potential buyers would be interested in making an offer for Ameron at a price at or near Parent’s offer. A representative of BofA Merrill Lynch informed our board of directors that, in BofA Merrill Lynch’s view, the other potential buyers that had been identified were not likely to be interested in acquiring Ameron at a price at or near that offered by Parent. A representative of BofA Merrill Lynch further discussed the inability, in BofA Merrill Lynch’s view, of likely private equity buyers to offer a premium near that offered by Parent. Based on such advice and in light of the fact that Ameron had already reached out to Company A and Company B, our board of directors concluded that a further solicitation of additional potential buyers would not be productive and would risk the withdrawal of Parent’s offer if such solicitation became known to Parent, based on Mr. Miller’s prior statements to Mr. Marlen that Parent would not participate in an auction process. Our board of directors was also concerned about leaks of sensitive inside information that could result from a broader solicitation of potential buyers and potential trading of Ameron stock based on leaks of such inside information. BofA Merrill Lynch reviewed certain additional financial information with our board of directors. A representative of Gibson Dunn advised our board of directors as to certain legal considerations in this context, as well as the circumstances under which other potential buyers could make offers for Ameron after it entered into a definitive agreement with Parent. Our board of directors considered the advice of BofA Merrill Lynch and Gibson Dunn, the process the Company had previously undertaken, the benefits and detriments of Parent’s offer and the risk of Parent withdrawing its offer, and determined to continue discussions with Parent without further contacting any other potential buyers. Our board of directors then met with Mr. Miller and another representative of Parent to accommodate Mr. Miller’s request to present a history of Parent and its acquisitions, Parent’s view of the overall risk of the transaction, and willingness to assume certain risks related to certainty of closing, and Parent’s ability to move quickly to close a transaction. Mr. Miller and the other representative of Parent left the meeting of our board of directors. After deliberating over the various options, our board of directors unanimously authorized our management to allow Parent to conduct further due diligence, and to negotiate an agreement and plan of merger with the representatives of Parent.

On June 21, 2011, Gibson Dunn circulated a revised draft of the merger agreement to Parent and LLBL. Between such date and until the execution of the merger agreement, representatives of Gibson Dunn and LLBL and the parties’ management teams negotiated the terms of the merger agreement and ancillary documentation. Among other things, the parties discussed and negotiated extensively the no-solicitation, fiduciary-out, reasonable-best-efforts (and like standards of conduct) and termination-fee provisions of the merger agreement.

On June 22, 2011, the President and Chief Executive Officer of Company A called Mr. Marlen to discuss Company A’s letter to our board of directors sent on June 6, 2011. Mr. Marlen informed the President and Chief Executive Officer of Company A that Company A’s offer would have to be at least $85.00 per share. The President and Chief Executive Officer of Company A responded that Company A could not offer that price but that it would be willing to resume the dialogue if there were any change in Ameron’s position.

On June 26, 2011, LLBL circulated a revised draft of the merger agreement to Ameron and Gibson Dunn.

On June 28, 2011, Gibson Dunn circulated a revised draft of the merger agreement to Parent and LLBL.

On June 28, 2011, Mr. Marlen met with the executive vice president and other representatives of Company C. The initial stated purpose of the meeting was to discuss a business collaboration with our fiberglass pipe business in Asia. After discussing such a potential business collaboration, the representatives of Company C asked Mr. Marlen if Ameron would be interested in being acquired in its totality, and whether a premium would be required. Mr. Marlen requested that further clarification regarding the inquiry be provided, but made clear that any combination would require a premium. No further clarification was provided by Company C.

On June 29, 2011, BofA Merrill Lynch contacted an affiliate of Company C to discuss Company C’s inquiry and to obtain additional information regarding Company C’s ability to execute a transaction to acquire Ameron at a price at or above the price offered by Parent.

On June 29, 2011, following negotiations, Gibson Dunn circulated a revised draft of the merger agreement to Parent and LLBL.

On June 30, 2011, following negotiations, Gibson Dunn circulated a revised draft of the merger agreement to Parent and LLBL.

On July 1, 2011, our board of directors met to consider whether the terms of the merger agreement and the transactions contemplated thereby, including the merger, were advisable, fair to, and in the best interests of, Ameron stockholders. Representatives of Gibson Dunn and Covington reviewed the significant terms of the merger agreement with our board of directors. Representatives of BofA Merrill Lynch discussed Company C’s likelihood of executing a transaction to acquire Ameron at a price at or near the price offered by Parent. BofA Merrill Lynch noted that Company C was highly leveraged, its market capitalization was approximately the same as Ameron’s, and it did not have much experience in completing significant acquisitions. Based on these factors, representatives of BofA Merrill Lynch expressed the view that Company C was not likely to make an offer for Ameron at a price at or near Parent’s offer, or to be in a position to sign a definitive agreement in a timely manner or at all. Representatives of BofA Merrill Lynch reviewed with our board of directors its financial analysis of the $85.00 per share merger consideration and delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 1, 2011, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the $85.00 per share merger consideration to be received by holders of Ameron common stock was fair, from a financial point of view, to such holders. Following these discussions and presentations and after careful consideration, our board of directors concluded that the merger and the other transactions contemplated by the merger agreement were advisable, fair to, and in the best interests of, Ameron stockholders, and that the executive officers were authorized and directed to execute and submit the merger agreement and the transactions contemplated thereby to Ameron stockholders for their approval. Later that night, the merger agreement was executed by Ameron, Parent and Merger Sub.

On July 5, 2011 at 6:00 a.m., Eastern Daylight Time, a joint press release announcing the merger was issued by Parent and Ameron.

Reasons for the Merger

At the meeting of our board of directors on July 1, 2011, our board of directors approved the merger with Parent and recommended it to our stockholders. See “Background of the Merger” and “Ameron Board of Directors’ Recommendation.”

In making its determination and recommendation set forth above, our board of directors considered, among other things:

•	its knowledge of the current state of our business, including our financial condition, operations, business plans, management, competitive position and prospects;

•

its belief, based on communications with certain potential buyers, assessments of the ability of other potential buyers to acquire Ameron at the premium offered by Parent, and Parent’s statements that it would not participate in an auction, that the certainty of the $85.00 per share merger consideration outweighed the possibility of achieving a higher price in an auction of the Company in light of the substantial risk that such an auction would produce an inferior final price; and

•

its belief, based on its knowledge of the matters enumerated above, and the matters described in the sections entitled “Background of the Merger,” “Reasons for the Merger,” “Financial Advisor’s Opinion Regarding the Merger Consideration,” and “Projected Financial Information,” that the certainty of the $85.00 per share merger consideration outweighed the substantial risk that our shares might not trade at prices substantially above $85.00 for some substantial period.

In the course of its deliberations, our board of directors also considered, among other things, the following material positive factors regarding the proposed merger:

•

the opinion of BofA Merrill Lynch, dated July 1, 2011, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $85.00 per share merger consideration to be received by holders of Ameron common stock, as more fully described below in the section entitled “Financial Advisor’s Opinion Regarding the Merger Consideration,” as well as the presentation BofA Merrill Lynch made to our board of directors on that date regarding the analyses performed in connection with its fairness opinion;

•

historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, current industry, economic and market conditions, including the persistent and challenging market conditions affecting the profit margins of each of our businesses during the first quarter of 2011;

•

the slow start during the first five months of 2011 and market conditions that led Ameron’s management to lower our fiscal 2011 guidance from between $3.00 to $3.50 per share to between $1.75 to $2.25, each before unusual items, in May 2011;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the experience, reputation and financial capabilities of Parent and thus the probability that the transaction would close;

•

the fact that the $85.00 per share consideration to be received by our stockholders represented a premium of approximately 29% over the closing stock price of our shares as reported on the New York Stock Exchange on June 30, 2011 (which was the last full trading day prior to our board of directors’ approval of the merger agreement with Parent);

•

the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, which were negotiated on an arms-length basis and with the advice of legal and financial advisors;

•

Ameron’s financial and strategic plan and the initiatives and the potential execution risks associated with such plan, and the effects of the economic downturn on Ameron’s industries generally, and in connection with these considerations, the attendant risk that, if Ameron did not enter into the merger agreement, the price that might be received by Ameron’s stockholders selling stock of Ameron in the open market, both from a short-term and long-term perspective, could be less, in present value terms, than the merger consideration, especially in light of recent economic trends in the stock market and the currently challenging business environment;

•	the likelihood that the merger will be consummated in light of the nature of the conditions to Parent’s obligation to complete the merger;

•	the absence of any financing condition to Parent’s obligation to consummate the merger;

•	the fact that appraisal rights would be available to Ameron stockholders (for more information, see the section below entitled “Appraisal Rights”); and

•

the fact that the merger agreement permits our board of directors to authorize us to participate in discussions and negotiations with, and furnish information to, third parties in connection with bona fide written acquisition proposals that such third parties might wish to submit to Ameron and to change its recommendation in favor of the merger following receipt of a superior proposal to potentially enter into a transaction with another acquirer, subject to the limitations described under “The Merger Agreement—Solicitation of Transactions” and subject to the payment of a termination fee of $20,000,000 (approximately 2.6% of the transaction value) and the reimbursement of expenses of Parent up to $2,500,000.

In the course of its deliberations, our board of directors also considered, among other things, the following potentially negative factors regarding the proposed merger:

•

the facts that the price of our shares may have been depressed prior to the announcement of the merger due to cyclical factors in our markets and our stockholders would not benefit from any potential future increase in our value beyond $85.00 per share;

•	the fact that gains from the sale of shares in the merger would be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions that the merger agreement would impose on our ability to operate our business until the merger was completed or the merger agreement was terminated;

•

the possibility of disruption to our operations and personnel following the announcement of the execution of the merger agreement and the resulting potentially adverse effect on Ameron if the merger were not to close;

•	the customary restrictions the merger agreement imposes on soliciting competing bids and the fact that Ameron may be obligated to pay to Parent a termination fee of $20,000,000 (approximately 2.6% of the transaction value) and the reimbursement of expenses of Parent up to $2,500,000 and the possibility that this termination fee and payment of expenses could discourage others from submitting a competing proposal to acquire Ameron or reduce the price in an alternative transaction;

•	the lack of a reverse termination fee in certain situations where Parent would not be obligated to close the merger; and

•

the interests that our directors and our executive officers may have with respect to the merger in addition to their interests as stockholders generally, as described in “Interests of Ameron’s Executive Officers and Directors in the Merger.”

Our board of directors concluded that these potentially negative factors were substantially outweighed by the opportunity presented by the merger for our stockholders to monetize their Ameron investment for $85.00 per share in cash if the merger conditions were satisfied, which our board of directors believed would maximize the value of stockholders’ shares and eliminate the risk that the inherent uncertainty affecting our future prospects could result in a diminution in the market value of their shares. Accordingly, our board of directors concluded that the merger was in the best interests of our stockholders.

The preceding discussion of the factors considered by our board of directors is not, and is not intended to be, exhaustive, but does set forth the material factors considered. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, nor did it undertake to make any specific determination as to whether any particular factors (or any aspect of any particular factors) were favorable or unfavorable to its ultimate determination. Rather, our board of directors reached its conclusion and recommendation based on its evaluation of the totality of the information presented, considered and analyzed. In considering the factors discussed above, individual directors may have ascribed differing significance to different factors.

Ameron Board of Directors’ Recommendation

After careful consideration, our board of directors has passed resolutions approving the merger and the merger agreement, determining that the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of Ameron and our stockholders and directing that the merger and the merger agreement be submitted for approval and adoption at a special meeting of our stockholders. Accordingly, our board of directors recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement. Additionally, our board of directors unanimously recommends that all of our stockholders vote FOR the proposal regarding certain merger-related executive compensation arrangements.

Our board of directors also recommends that our stockholders vote FOR approval of adjournments of the special meeting of stockholders, if determined necessary or appropriate by Ameron, to facilitate the approval and adoption of the merger proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger proposal.

Financial Advisor’s Opinion Regarding the Merger Consideration

Ameron has retained BofA Merrill Lynch to act as Ameron’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Ameron selected BofA Merrill Lynch to act as Ameron’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Ameron and its business.

On July 1, 2011, at a meeting of our board of directors held to evaluate the merger, BofA Merrill Lynch delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 1, 2011, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the $85.00 per share merger consideration to be received by holders of Ameron common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to our board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to our board of directors for the benefit and use of our board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the $85.00 per share merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Ameron or in which Ameron might engage or as to the underlying business decision of Ameron to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(i) reviewed certain publicly available business and financial information relating to Ameron;

(ii) reviewed certain internal financial and operating information with respect to the business, operations and prospects of Ameron furnished to or discussed with BofA Merrill Lynch by the management of Ameron, including certain financial projections relating to Ameron prepared by the management of Ameron;

(iii) discussed the past and current business, operations, financial condition and prospects of Ameron with members of senior management of Ameron;

(iv) reviewed the trading history for Ameron’s common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(v) compared certain financial and stock market information of Ameron with similar information of other companies BofA Merrill Lynch deemed relevant;

(vi) compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(vii) reviewed a draft, dated June 30, 2011, of the merger agreement; and

(viii) performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Ameron that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the financial projections relating to Ameron prepared by the management of Ameron, BofA Merrill Lynch was advised by Ameron, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Ameron as to the future financial performance of Ameron. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Ameron, nor did it make any physical inspection of the properties or assets of Ameron. BofA Merrill Lynch did not evaluate the solvency or fair value of Ameron under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Ameron, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Ameron or the contemplated benefits of the merger.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the $85.00 per share merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the $85.00 per share merger consideration to be received by the holders of Ameron common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the $85.00 per share merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Ameron or in which Ameron might engage or as to the underlying business decision of Ameron to proceed with or effect the merger. In its opinion, BofA Merrill Lynch did not express any view as to the prices at which Ameron’s common stock would trade at any time, including following announcement of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, Ameron imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to our board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Ameron Financial Analyses. Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Ameron and the following 11 publicly traded companies in the fiberglass pipe, water transmission and general infrastructure industries:

•	Parent;

•	Dresser-Rand Group, Inc.;

•	Lufkin Industries, Inc.;

•	Insituform Technologies, Inc.;

•	Mueller Water Products Company Inc.;

•	Northwest Pipe;

•	Vulcan Materials Company;

•	Martin Marietta Materials, Inc.;

•	Texas Industries, Inc.;

•	Gibraltar Industries, Inc.; and

•	Trinity Industries, Inc.

BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on June 27, 2011, of the selected publicly traded companies as a multiple of calendar years 2011 and 2012 estimated earnings per share, commonly referred to as EPS. BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on June 27, 2011, plus debt, less cash, as a multiple of calendar years 2011 and 2012 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. BofA Merrill Lynch then applied calendar year 2012 EPS multiples of 13.0x to 15.0x derived from the selected publicly traded companies to Ameron’s calendar year 2012 estimated EPS and applied calendar years 2011 and 2012 EBITDA multiples of 8.0x to 11.0x and 6.0x to 8.0x, respectively, derived from the selected publicly traded companies to Ameron’s calendar years 2011 and 2012 estimated EBITDA. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Ameron were based on financial projections prepared by Ameron’s management. This analysis indicated the following approximate implied per share equity value reference ranges for Ameron, as compared to the $85.00 per share merger consideration:

Implied Per Share Equity Value Reference Ranges for Ameron
2012E EPS	2011E EBITDA	2012E EBITDA	Consideration
$52.00 – $60.00	$61.50 – $78.00	$68.75 – $85.75	$85.00

No company used in this analysis is identical or directly comparable to Ameron. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Ameron was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following ten selected transactions involving companies that manufacture building materials, pipes and tubular products for the oil and gas and infrastructure industries:

Announcement Date	Acquiror	Target	Enterprise Value/Last Twelve Months EBITDA
6/12/06	Tenaris S.A.	Maverick Tube Corporation	8.0x
9/11/06	IPSCO Inc.	NS Group, Inc.	7.2x
1/8/07	General Electric Company	Vetco Gray	8.6x
3/29/07	United States Steel Corporation	Lone Star Technologies, Inc.	9.8x
5/15/07	HeidelbergCement AG	Hanson PLC	12.8x
12/17/07	Parent	Grant Prideco, Inc.	10.9x
8/13/08	Novolipetsk Steel	John Maneely Company	7.3x
1/31/09	Insituform Technologies, Inc.	The Bayou Companies, LLC	4.9x
2/1/09	Insituform Technologies, Inc.	Corrpro Companies, Inc.	5.1x
3/4/10	Valmont Group Pty Ltd.	Delta PLC	4.4x

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s adjusted cash EBITDA for the last 12 months, or LTM. The median LTM EBITDA multiple for both the set of selected precedent transactions, and the 971 transactions in the industrial sector (as categorized by Bloomberg) over the last three years, was 8.0x. BofA Merrill Lynch then applied a LTM EBITDA multiple range of 7.0x to 10.0x derived from the selected transactions to Ameron’s adjusted LTM EBITDA of $49.8 million as of February 27, 2011. The EBITDA multiple implied by the $85.00 per share merger consideration, applying the projected fiscal year 2011 EBITDA, was 12.3x. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Ameron were based on publicly available information and the financial projections prepared by Ameron’s management. This analysis indicated the following approximate implied per share equity value reference ranges for Ameron, as compared to the $85.00 per share merger consideration:

Implied Per Share Equity Value Reference Range for Ameron
LTM EBITDA	Consideration
$55.75 – $72.00	$85.00

No company, business or transaction used in this analysis is identical or directly comparable to Ameron or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Ameron and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Ameron to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Ameron was forecasted to generate during Ameron’s fiscal years 2011 through 2016 based on the financial projections prepared by Ameron’s management. Ameron’s management prepared projections for fiscal years 2011 to 2013. BofA Merrill Lynch extrapolated projections for fiscal years 2014 through 2016 based on our management’s projections for fiscal years 2011 through 2013 and management reviewed and was provided the opportunity to comment on such extrapolations. For purposes of its discounted cash flow analysis, BofA Merrill Lynch defined “standalone unlevered, after-tax free cash flow,” or “UFCF,” as earnings before interest expense, less income taxes, plus depreciation and amortization, less changes in net working capital, and less capital expenditures. Based on the foregoing, BofA Merrill Lynch used the following projections of UFCF for purposes of its discounted cash flow analysis:

Period	Projected UFCF (in millions)
Five Months Ending November 30, 2011E	$9
Fiscal Year 2012E	$21
Fiscal Year 2013E	$29
Fiscal Year 2014E	$37
Fiscal Year 2015E	$45
Fiscal Year 2016E	$49

BofA Merrill Lynch performed a discounted cash flow analysis using two methods of valuing Ameron at the end of the projection period, the terminal exit multiple method and the perpetuity growth rate method. For the terminal exit multiple method, BofA Merrill Lynch calculated the terminal value for Ameron by applying terminal forward multiples of 7.0x to 9.0x to Ameron’s fiscal year 2016 estimated EBITDA. For the perpetuity growth rate method, BofA Merrill Lynch calculated the terminal value for Ameron by applying perpetuity growth rates of 3.0% to 5.0% to Ameron’s normalized 2016 estimated unlevered, after-tax free cash flow. For both methods, the cash flows and terminal values were then discounted to present value using discount rates ranging from 12.0% to 14.0%, which were based on an estimate of Ameron’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference ranges for Ameron as compared to the $85.00 per share merger consideration:

Implied Per Share Equity Value Reference Ranges for Ameron
Terminal Exit Multiple Method	Perpetuity Growth Rate Method	Consideration
$73.25 – $91.50	$60.25 – $82.50	$85.00

BofA Merrill Lynch performed an analysis to illustrate the sensitivity to changes in projected EBITDA. BofA Merrill Lynch sensitized EBITDA by using a fiscal year 2011 through fiscal year 2016 compound annual growth rate, or CAGR, range of 8.5% to 17.3%, as compared to a 17.3% CAGR in the projections for fiscal years 2011 through 2016. BofA Merrill Lynch sensitized working capital for implied changes in revenue. BofA Merrill Lynch used the terminal exit multiple method of valuing Ameron at the end of the projection period, and calculated a low estimate and a high estimate of the implied present value per share. The low estimate was calculated by applying a terminal exit multiple of 7.0x to Ameron’s fiscal year 2016 estimated EBITDA and then discounting the cash flows and such terminal value to present value using a weighted average cost of capital of 14.0%. The high estimate was calculated by applying a terminal exit multiple of 9.0x to Ameron’s fiscal year 2016 estimated EBITDA and then discounting the cash flows and such terminal value to present value using a weighted average cost of capital of 12.0%. These calculations resulted in a range of implied present values per share ranging from $56 to $92.

Other Factors. In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	the present value of research analysts’ price targets for Ameron’s common stock, which ranged from $75.50 to $78.00 per share, based on a discount rate of 15.25%;

•	historical trading prices of Ameron common stock during the one-year period ended June 27, 2011;

•	the implied premium that the $85.00 per share merger consideration represented over certain historical trading prices; and

•	the implied enterprise value premium that the $85.00 per share merger consideration represented over certain historical enterprise values of Ameron.

Miscellaneous. The discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to our board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ameron and Parent. The estimates of the future performance of Ameron and Parent in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the $85.00 per share merger consideration and were provided to our board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Ameron or Parent.

The type and amount of consideration payable in the merger was determined through negotiations between Ameron and Parent, rather than by any financial advisor, and was approved by our board of directors. The decision to enter into the merger agreement was solely that of our board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by our board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the $85.00 per share merger consideration.

Ameron has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be $12,248,830, $1,000,000 of which was payable in connection with/upon the rendering of its opinion and $11,248,830 of which is contingent upon consummation of the merger. Ameron also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement (not to exceed $100,000 without Ameron’s prior consent) and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Ameron, Parent and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Ameron and its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) acting as administrative agent and lender under Ameron’s existing revolving credit facility, (ii) acting as collateral agent for the debt offering of one of Ameron’s subsidiaries, (iii) having provided financial advisory services to Ameron in connection with certain strategic transactions and (iv) having provided or providing general corporate banking services to Ameron.

In addition, BofA Merrill Lynch and its affiliates in the past have provided and currently are providing commercial banking and other financial services to Parent and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a co-lender under certain letters of credit and credit facilities unrelated to the merger and (ii) having provided or providing certain treasury management products and services unrelated to the merger. In the future, BofA Merrill Lynch and its affiliates may provide such services and/or investment banking services to Parent and may receive compensation for rendering of these services.

Projected Financial Information

Ameron does not, as a matter of course, publicly disclose projections as to its future financial performance or earnings for periods other than the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, Ameron’s management did provide certain internal financial projections of Ameron’s operating performance to our board of directors, in connection with their consideration of a possible merger with Parent. The projections were also provided to Ameron’s financial advisor, BofA Merrill Lynch, and were utilized by BofA Merrill Lynch, at the direction of Ameron, for purposes of the financial analyses it provided to our board of directors during the process leading to the merger agreement and its analyses in connection with its opinion.

Ameron has included in this proxy statement the projections that were provided to our board of directors and BofA Merrill Lynch for purposes of considering and evaluating the merger. The inclusion of these projections or any other projections provided in connection with the transaction should not be regarded as a representation by Ameron, our board of directors, Parent, Merger Sub, BofA Merrill Lynch or any other person that it considered, or now considers, the projections to be necessarily representative of actual future results.

Ameron believes that the assumptions Ameron’s management used as a basis for the projections were reasonable at the time the projections were prepared, given information that Ameron’s management had at the time. However, except to the extent required by applicable federal securities laws, Ameron does not intend, and expressly disclaims any responsibility, to update or otherwise revise the projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the projections are shown to be in error. The assumptions upon which these projections were based are subjective in many respects and are subject to various interpretations. The projections do not give effect to the merger.

Although the projections are presented with numerical specificity, the projections reflect numerous assumptions with respect to industry performance, general business, economic, market, regulatory and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Ameron’s control. The projections are also subject to significant uncertainties in connection with changes to Ameron’s business and its financial condition and results of operations, and include numerous estimates and assumptions related to Ameron’s business that are inherently subject to significant economic, political and competitive uncertainties, including those factors described under “Risk Factors” incorporated herein by reference from Item 1A of Ameron’s Annual Report on Form 10-K for the fiscal year ended November 30, 2010, as well as in Part II, Item 1A of Ameron’s Quarterly Reports on Form 10-Q for the quarters ended February 27, 2011 and May 29, 2011, all of which are difficult to predict and many of which are beyond Ameron’s control. As a result, although the projections set forth below were prepared in good faith based upon assumptions believed to be reasonable at the time the projections were prepared, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections below cover multiple years, such information by its nature becomes less reliable with each successive year. For the foregoing reasons, the inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be necessarily predictive of actual future events, and they should not be relied on as such.

The following projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to our board of directors in connection with its consideration of a possible merger transaction, as well as to Parent and its advisors, in whole or in part, in connection with their due diligence review of Ameron. The projections were not prepared with a view to compliance with published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or United States generally accepted accounting principles (“GAAP”). Furthermore, Ameron’s independent auditor has not examined, compiled or otherwise applied procedures to the projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them.

The following is a summary of the projections for fiscal years 2011 to 2013 prepared by Ameron’s management and the projections for fiscal years 2014 to 2016 extrapolated by BofA Merrill Lynch based on our management’s projections for fiscal years 2011 to 2013 (which extrapolated projections were reviewed by management). Such projections for fiscal years 2011 to 2016 were used by BofA Merrill Lynch in its financial analyses of Ameron and considered by our board of directors in its determination to enter into the merger agreement. Note that our management initially prepared projections for fiscal years 2011, 2012 and 2013 during December 2010. On May 12, 2011, in response to the slow start during the first five months of 2011 and competitive pressures in certain of the weaker markets served by Ameron’s businesses, Ameron’s management lowered our 2011 guidance from between $3.00 to $3.50 per share to between $1.75 to $2.25 per share, each before unusual items. In connection with the process of lowering our 2011 guidance, Ameron’s management reviewed the projections for fiscal years 2011 and 2012, and revised its projections for fiscal year 2011. Our management also determined that despite the challenging market conditions, changes to its projections for fiscal year 2012 were not warranted at that time. Ameron’s management did not review the projections for fiscal year 2013 at that time, and therefore the projections for fiscal year 2013 reflect those prepared in December 2010.

	Projected
	Year ending November 30,
(Dollars in millions, except per share data)	2011E	2012E	2013E	2014E	2015E	2016E
Sales	$544	$630	$725	$798	$837	$862
EBITDA*	$50	$78	$94	$104	$109	$112
EBIT**	$22	$48	$62	$68	$72	$74
EPS***	$2.08	$4.00	$5.00	—	—	—

*	Earnings before interest, taxes, depreciation and amortization (EBIT plus depreciation and amortization).
**	Earnings before interest and taxes. (On Ameron’s Income Statement, EBIT would be shown as income from continuing operations before interest, income taxes and equity in earnings of affiliate.)
***	Earnings per share allocated to Ameron common stock. Earnings per share allocated to Ameron common stock were not calculated for fiscal years 2014 to 2016.

Readers of this proxy statement are cautioned not to place undue reliance on the summary of the financial projections set forth above. No one has made or makes any representation to you regarding the information included in these projections or the future financial results of Ameron.

Interests of Ameron’s Executive Officers and Directors in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement and merger, you should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Ameron stockholders generally. Our board of directors was aware of and considered these interests in approving the merger agreement and the merger.

Merger Proceeds to Be Received by Directors and Executive Officers. Each of our directors and executive officers holds shares of our common stock, restricted stock and/or in-the-money stock options to purchase shares of our common stock. Shares of our common stock will be exchanged for the right to receive $85.00 per share in cash as described in this proxy statement. Options will be canceled in exchange for a cash payment for each underlying share equal to the difference between (1) the cash price of $85.00 to be paid with respect to our common stock in the merger and (2) the exercise price per share of the options, less applicable withholding taxes. Restricted stock will be canceled and converted into the right to receive (1) $85.00 per share and (2) any deferred dividends related to such shares, less applicable withholdings. See “The Merger Agreement—Equity Plans.”

The following table sets forth as of August 29, 2011 the approximate cash proceeds that each of our executive officers and directors will receive, before payment of applicable withholding taxes, at the completion of the merger on the basis of the shares of Ameron common stock, restricted stock and in-the-money options to purchase shares of Ameron common stock that they hold at the effective time of the merger:

Name	Proceeds from Shares of Common Stock Held(1)	Proceeds from In-the-Money Options	Proceeds from Shares of Common Stock Issuable on Vesting of Restricted Stock(2)	Total Payments
Executive Officers:
Daniel J. Emmett	$6,460	$0	$42,650	$49,110
Garrett J. Endres	$6,035	$0	$0	$6,035
Ralph S. Friedrich	$79,135	$0	$176,300	$255,435
James S. Marlen	$1,570,970	$0	$1,493,547	$3,064,517
Leonard J. McGill	$0	$0	$448,064	$448,064
James R. McLaughlin*	$307,700	$0	$0	$307,700
Mark J. Nowak	$270,895	$0	$255,520	$526,415
Terrence P. O’Shea	$15,555	$0	$113,910	$129,465
Christine Stanley	$120,360	$0	$85,605	$205,965
Gary Wagner	$2,499,935	$0	$1,115,079	$3,615,014

Directors (Other than Mr. Marlen):
J. Michael Hagan	$704,310	$115,830	$261,336	$1,081,476
Terry L. Haines	$1,607,690	$115,830	$261,336	$1,984,855
William D. Horsfall	$289,000	$0	$261,336	$550,336
James A. Mitarotonda**	$10,595,930	$0	$102,726	$10,698,656
John E. Peppercorn	$1,048,390	$628,485	$261,336	$1,938,211
Barry L. Williams	$51,000	$0	$204,726	$255,726

*	Effective June 1, 2011, Mr. McLaughlin retired from his positions as Senior Vice President—Corporate Development & Treasurer.
**	Barington Companies Equity Partners, L.P. holds 124,658 shares of common stock. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp., which is the general partner of Barington Capital Group L.P., which is the majority member of Barington Companies Investors, LLC. Barington Companies Investors, LLC is the general partner of Barington Companies Equity Partners, L.P. Mr. Mitarotonda disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.
(1)	Includes shares of common stock held in trust under the Ameron International Corporation 401(k) Plan.
(2)	Includes accelerated payment of accrued dividends and interest and, for each of Mr. Marlen, Mr. McGill and Mr. Wagner, the pro-rata portion of the 2011 annual restricted stock grant that such employee would be entitled to, assuming for this purpose that such 2011 grant equals the 2010 annual grant, which is the maximum amount authorized by the merger agreement. The table below sets forth for each of Mr. Marlen, Mr. McGill and Mr. Wagner, the restricted stock currently held by such employee and the pro-rata portion of such employee’s 2011 annual restricted stock:

	Restricted Stock Held	Pro-Rata Portion of 2011 Restricted Stock Annual Grant	Total
James S. Marlen	10,000	7,500	17,500
Leonard J. McGill	3,000	2,250	5,250
Gary Wagner	9,333	3,750	13,083

Employees and executive officers, other than Mr. Marlen, Mr. McGill and Mr. Wagner, may receive 2011 annual restricted stock grants at Ameron’s discretion.

For additional information regarding the nature of each director’s and certain executive officers’ beneficial ownership of our share of common stock, please see the information below under the caption “Security Ownership of Certain Beneficial Owners and Management.”

Change of Control Payments. The following table sets forth as of August 29, 2011 the compensation payable to the executive officers in connection with a change of control of Ameron:

	Change of Control Payments
	(b)	(c)	(d)	(e)	(f)	(g)	(h)
(a) Name	LTIP Payment(1)	Pro-Rata Portion of Target Bonus Under MIP(2)	Restricted Stock Vesting Acceleration(3)	Cash Severance	Retention Bonus(4)	Continued Benefits	Total(5)
Daniel J. Emmett	$40,000	$0	$42,650	$0	$100,000	$0	$182,650
Garrett J. Endres	$0	$0	$0	$0	$100,000	$0	$100,000
Ralph S. Friedrich	$147,393	$0	$176,300	$0	$50,000	$0	$373,693
James S. Marlen(6)	$367,313	$1,275,000	$1,493,547	$4,018,335	$0	$38,288	$7,192,483
Leonard J. McGill(7)	$341,120	$386,250	$448,064	$2,220,900	$1,000,000	$11,080	$4,407,414
James R. McLaughlin(8)	$125,236	$0	$0	$0	$75,000	$0	$200,236
Mark J. Nowak	$207,030	$0	$255,520	$0	$0	$0	$462,550
Terrence P. O’Shea	$115,419	$0	$113,910	$0	$100,000	$0	$329,329
Christine Stanley	$121,764	$0	$85,605	$0	$100,000	$0	$307,369
Gary Wagner(9)	$751,918	$540,000	$1,115,079	$3,630,000	$0	$70,947	$6,107,944

(1)	Ameron’s Key Executive Long-Term Cash Incentive Plan (the “LTIP”) provides that upon a Change of Control (as defined below) prior to the end of any three-year performance cycle, each participant shall be entitled to receive a cash award equal to the participant’s target award for that performance cycle based on the assumption that the participant’s annual base salary rate immediately prior to the Change of Control would remain constant for the remaining period of the performance cycle. The aggregate cash awards paid under the LTIP to any participant in any calendar year cannot exceed $1,000,000.
(2)	Employees and executive officers, other than Mr. Marlen, Mr. McGill and Mr. Wagner, may receive a bonus under the MIP at Ameron’s discretion.
(3)	Ameron’s restricted stock agreements provide that upon a Change of Control, all then unvested shares of restricted stock shall vest immediately. The amounts in column (d) represent the market value of accelerated shares of restricted stock based on the $85.00 per share merger consideration plus accelerated payment of deferred dividends and interest. The number of unvested shares of restricted stock that would become vested upon termination after a Change of Control for each executive officer is listed below:

Daniel J. Emmett	500
Garrett J. Endres	0
Ralph S. Friedrich	2,067
James S. Marlen*	17,500
Leonard J. McGill*	5,250
James R. McLaughlin**	0
Mark J. Nowak	2,999
Terrence P. O’Shea	1,333
Christine Stanley	1,000
Gary Wagner*	13,083

*	Includes pro-rata portion of 2011 annual restricted stock grant as discussed above.
**	Effective June 1, 2011, Mr. McLaughlin retired from his positions as Senior Vice President—Corporate Development & Treasurer.
(4)	Certain executive officers will receive retention bonuses upon the consummation of the merger in the amounts set forth in the table.

(5)	The total compensation payable to each executive officer in connection with a Change of Control of Ameron, together with proceeds from shares of common stock held by such executive officer is listed below:

Daniel J. Emmett	$189,110
Garrett J. Endres	$106,035
Ralph S. Friedrich	$452,828
James S. Marlen	$8,763,453
Leonard J. McGill	$4,407,414
James R. McLaughlin*	$507,936
Mark J. Nowak	$733,445
Terrence P. O’Shea	$344,884
Christine Stanley	$427,729
Gary Wagner	$8,607,879

*	Effective June 1, 2011, Mr. McLaughlin retired from his positions as Senior Vice President—Corporate Development & Treasurer.
(6)	Pursuant to the terms of the Amended and Restated Employment Agreement between James S. Marlen and Ameron, dated as of January 22, 2003, as amended on September 19, 2007, March 22, 2010, July 1, 2011 and August 11, 2011 (the “Amended Employment Agreement”), in the event that Mr. Marlen’s employment ends pursuant to a Termination Without Cause (as defined below) prior to the latest of: (i) March 31, 2012, (ii) the consummation of the merger and (iii) the termination of the merger agreement in accordance with its terms, subject to earlier termination in accordance with Paragraphs 2.1 and 10 of the Amended Employment Agreement, as amended, and a Change of Control has occurred in connection with or within the 12 months preceding such termination, then he will receive a lump-sum cash severance payment equal to 1.5 times the sum of his annual base salary rate in effect as of the date of termination and the average Management Incentive Compensation Plan (the “MIP”) award paid to Mr. Marlen during the five years preceding the termination. Parent and Ameron plan on terminating Mr. Marlen immediately prior to the closing of the merger and therefore such Change of Control payments will be made to Mr. Marlen at the closing of the merger. Mr. Marlen’s base salary is presently $991,890. Mr. Marlen is also entitled to a pro-rata portion of his annual bonus that he would have been entitled to receive under the MIP in the fiscal year of his Termination Without Cause. His annual bonus under the MIP for 2011 would be $1,700,000, assuming for this purpose that his annual bonus under the MIP for 2011 equals his annual bonus for 2010, which is the maximum amount authorized by the merger agreement. He is also entitled to continued health and medical benefits substantially similar to those in effect as of the date of such termination, with Mr. Marlen remaining obligated to pay contributions towards such coverage at the same level as immediately prior to such termination, until the earlier of (1) the second anniversary of such date of termination, or (2) the date Mr. Marlen becomes employed by another party. The calculations in the table above reflect payment through the second anniversary of such termination.
(7)

On June 23, 2010, Ameron entered into a Change of Control Agreement with Mr. McGill, which was amended on July 1, 2011. The agreement has an initial term of two years and beginning on June 10, 2012, the agreement will be automatically extended so that it always has a remaining term of two years. Under the terms of the agreement, as amended, in the event of a Change of Control and a Termination Without Cause (as defined below) within 12 months following such Change of Control, Mr. McGill would be entitled to a severance benefit equal to three times the sum of (a) $332,800, and (b) the average annual bonus under the MIP earned and determined for the two completed fiscal years immediately prior to such termination. He would also be entitled to a pro-rata portion of his annual bonus under the MIP. His annual bonus under the MIP for 2011 would be $515,000, assuming for this purpose that his annual bonus under the MIP for 2011 equals his annualized bonus for 2010, which is the maximum amount authorized by the merger agreement. He is also entitled to continued medical, dental, life and disability benefits coverage for three years at the same cost he was paying at the time of termination. Mr. McGill is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him pursuant to his Change of

Control Agreement, and the amounts payable to him thereunder shall not be reduced or offset by any payments received by him on account of other employment. Further, upon the consummation of the merger or upon the consummation of certain acquisition proposals (as defined in the merger agreement), amounts payable to Mr. McGill in connection with a Change of Control shall not be reduced in connection with the “golden parachute” excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). Further, the payment of Mr. McGill’s retention bonus is intended to compensate Mr. McGill for certain adverse tax consequences and shall not be treated as compensation for purposes of any calculation of benefits under Mr. McGill’s Change of Control Agreement.
(8)	Effective June 1, 2011, Mr. McLaughlin retired from his positions as Senior Vice President—Corporate Development & Treasurer. Because Mr. McLaughlin retired effective June 1, 2011, he is entitled to receive a cash award equal to his target award for the performance cycle, pro-rated for Early Retirement (as defined in the LTIP). Further, Mr. McLaughlin will receive a retention bonus in connection with consulting services provided and to be provided.
(9)	In September 1998, Ameron entered into a Change of Control Agreement with Mr. Wagner, which was amended on November 19, 2008. The agreement is automatically extended so that it always has a remaining term of two years. Under the terms of the agreement, in the event of a Change of Control and a Termination Without Cause within 12 months following such Change of Control, Mr. Wagner would be entitled to a severance benefit equal to three times the sum of (a) $490,000 and (b) the average annual bonus under the MIP earned and determined for the two completed fiscal years immediately prior to such termination. He would also be entitled to a pro-rata portion of his annual bonus under the MIP. His annual bonus under the MIP for 2011 would be $720,000, assuming for this purpose that his annual bonus under the MIP for 2011 equals his annual bonus for 2010, which is the maximum amount authorized by the merger agreement. He is also entitled to continued medical, dental, life and disability benefits coverage for three years at the same cost he was paying at the time of termination. Mr. Wagner is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him pursuant to his Change of Control Agreement, and the amounts payable to him thereunder shall not be reduced or offset by any payments received by him on account of other employment. Amounts payable to Mr. Wagner in connection with a Change of Control shall be reduced to the extent necessary so that no portion of such payments shall be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code.

Definitions.

For purposes of the foregoing, the following terms have the following definitions:

•

A “Change of Control,” for purposes of the LTIP, the Change of Control Agreement with Mr. Wagner and the Change of Control Agreement with Mr. McGill, means either (a) the dissolution or liquidation of Ameron, (b) a reorganization, merger or consolidation of Ameron with one or more entities as a result of which Ameron is not the surviving entity, (c) approval by the stockholders of Ameron of any sale, lease exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of Ameron, (d) approval by the stockholders of Ameron of any merger or consolidation of Ameron in which the holders of voting stock of Ameron immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting shares of the continuing or surviving entity immediately after such merger or consolidation, or (e) a change of 25% or more (rounded to the next whole person) in the membership of Ameron’s board of directors within a 12-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of at least 85% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the 12-month period. The approval and adoption of the merger agreement by our stockholders will constitute a Change of Control for purposes of the LTIP, the Change of Control Agreement with Mr. Wagner and the Change of Control Agreement with Mr. McGill.

•	A “Change of Control,” for purposes of the Amended Employment Agreement with Mr. Marlen, and Ameron’s restricted stock agreements, means one or more of the following: (a) the acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but other than Ameron or a person that directly or indirectly controls, is controlled by, or is under control with Ameron, of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities of Ameron that results in such person or related group of persons beneficially owning securities representing 40% or more of the combined voting power of Ameron’s then-outstanding securities; (b) a merger or consolidation to which Ameron is a party, if (i) the beneficial owners of Ameron’s securities immediately before the transaction, do not, immediately after the transaction, have beneficial ownership of securities of the surviving entity or parent thereof representing at least 50% of the combined voting power of the then-outstanding securities of the surviving entity or parent, and (ii) the directors of Ameron immediately prior to consummation of the transaction do not constitute at least a majority of the board of directors of the surviving entity or parent upon consummation of the transaction; (c) a change in the composition of Ameron’s board of directors over a period of thirty-six (36) consecutive months or less such that a majority of the members of Ameron’s board of directors ceases, by reason of one or more contested elections for board of directors membership, to be comprised of individuals who either (i) have been members of Ameron’s board of directors since the beginning of such period or (ii) have been elected or nominated for election as members of Ameron’s board of directors during such period by at least a majority of the members of Ameron’s board of directors described in clause (i) who were still in office at the time Ameron’s board of directors approved such election or nomination; or (d) the sale, transfer or other disposition of all or substantially all of Ameron’s assets in complete liquidation or dissolution of Ameron unless (i) the beneficial owners of Ameron’s securities immediately before the transaction have, immediately after the transaction, beneficial ownership of securities representing at least 50% of the combined voting power of the then-outstanding securities of the entity acquiring Ameron’s assets, and (ii) Ameron’s board of directors immediately prior to consummation of the transaction constitute a majority of the board of directors of the entity acquiring Ameron’s assets upon consummation of the transaction. The consummation of the merger will constitute a Change of Control for purposes of the Amended Employment Agreement and Ameron’s restricted stock agreements.

•

A “Termination Without Cause,” for purposes of the Change of Control Agreement with Mr. Wagner and the Change of Control Agreement with Mr. McGill, shall exist if the employee is terminated for any reason except: (1) willful breach of duty by the employee in the course of his employment or habitual neglect of his duty or continued incapacity to perform it, as contemplated by Section 2924 of the California Labor Code; (2) willful malfeasance or gross negligence by the employee in the performance of his duties; (3) any act of fraud, insubordination or other conduct by the employee which demonstrates gross unfitness for service; or (4) the employee’s conviction (or entry of a plea of guilty, nolo contendere or the equivalent) for any crime involving moral turpitude, dishonesty or breach of trust or any felony which is punishable by imprisonment in the jurisdiction involved. Additionally, it shall be deemed to be a “Termination Without Cause” if the employee terminates employment with Ameron because of any of the following: (a) the employee’s annual base salary is reduced below a stated amount (unless such reduction is part of an across-the-board reduction affecting all Ameron executives with a comparable level of responsibility, title or stature); (b) the employee is removed from or denied participation in incentive plans, benefit plans, or perquisites generally provided by Ameron to other executives with a comparable level of responsibility, title or stature; (c) the employee’s target incentive opportunity, benefits or perquisites are reduced relative to other executives with comparable responsibility, title or stature; (d) the employee’s title, duties or responsibilities with Ameron are significantly reduced; or (e) the employee is required to relocate to an area outside the Metropolitan Los Angeles area; provided, however, that the employee must furnish written notice to Ameron setting forth the reasons for the employee’s intention to terminate employment under this paragraph, and Ameron shall have an opportunity to cure the actions or omissions forming the basis for such intended termination, if possible, within 30 days after receipt of such written notice.

•	A “Termination Without Cause,” for purposes of the Amended Employment Agreement with Mr. Marlen, shall exist if Mr. Marlen’s employment is terminated for any reason except:

(a) willful breach of duty by Mr. Marlen in the course of his employment; (b) habitual neglect of duty or continued incapacity to perform it; or (c) a material breach by Mr. Marlen of his obligations under the Amended Employment Agreement; provided, however, that Ameron shall provide Mr. Marlen with not less than 60 days prior written notice describing the behavior or conduct which is alleged by Ameron to constitute cause for termination and Mr. Marlen shall be provided with reasonable opportunity to correct such behavior or conduct within that notice period. Additionally, if the title of Chairman of the Board is removed from Mr. Marlen without his consent and he terminates his employment within six months of the removal of any such title, provided that Mr. Marlen provides written notice to Ameron within 60 days of such event and Ameron does not remedy the event within 30 days of receipt of notice, such termination shall be deemed to be a “Termination Without Cause.”

Golden Parachutes. The following table sets forth the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. These amounts have been calculated using the $85.00 per share merger consideration and, where applicable, assuming each named executive officer experiences a qualifying termination of employment (as discussed in more detail above under “Change of Control Payments”) as of August 29, 2011. Certain of the amounts payable may vary depending on the date the stockholders of Ameron approve the merger agreement, the actual date of completion of the merger and the occurrence of a Termination Without Cause following a Change of Control.

Golden Parachute Compensation

Named Executive Officer	Cash(1)	Equity(2)	Total
James S. Marlen	$5,698,936	$1,493,547	$7,192,483
Gary Wagner	$4,992,865	$1,115,079	$6,107,944
Ralph S. Friedrich	$197,393	$176,300	$373,693
James R. McLaughlin*	$200,236	$0	$200,236
Mark J. Nowak	$207,030	$255,520	$462,550

*	Effective June 1, 2011, Mr. McLaughlin retired from his positions as Senior Vice President—Corporate Development & Treasurer.
(1)	Cash. Represents the value of (a) a cash payment under the LTIP; (b) the pro-rata portion of the executive’s target annual bonus under the MIP, if any; (c) cash severance; (d) Mr. Friedrich’s retention bonus; (e) Mr. McLaughlin’s retention bonus for consulting services provided and to be provided; and (f) the cash value of continued health and medical benefits.

The following table sets forth as of August 29, 2011, for each named executive officer, the amount of each component part of these cash severance benefits under the Amendment and Restated Employment Agreement or the Change of Control Agreement with Mr. Wagner. The LTIP payments are “single trigger” and pay out upon a Change of Control. Mr. Friedrich’s and Mr. McLaughlin’s retention bonuses will be paid upon consummation of the merger. The cash severance and continued benefit payments are “double trigger” in nature whereby eligibility to receive these amounts requires both the occurrence of a Change of Control and a Termination Without Cause following the Change of Control.

Name	LTIP Payment	Pro-Rata Portion of Target Bonus Under MIP*	Cash Severance	Retention Bonus	Continued Benefits	Total
James S. Marlen	$367,313	$1,275,000	$4,018,335	$0	$38,288	$5,698,936
Gary Wagner	$751,918	$540,000	$3,630,000	$0	$70,947	$4,992,865
Ralph S. Friedrich	$147,393	$0	$0	$50,000	$0	$197,393
James R. McLaughlin	$125,236	$0	$0	$75,000	$0	$200,236
Mark J. Nowak	$207,030	$0	$0	$0	$0	$207,030

*	Employees and executive officers, other than Mr. Marlen, Mr. McGill and Mr. Wagner, may receive a bonus under the MIP at Ameron’s discretion.

(2)	Equity. Represents the aggregate payments to be made in respect of unvested, in-the-money options and unvested restricted stock, including accelerated payment of deferred dividends and interest upon consummation of the merger, as described in greater detail above in the section entitled “Merger Proceeds to Be Received by Directors and Executive Officers” and as quantified in the table set forth in that section. Amounts included in this column are all “single-trigger” in nature whereby eligibility to receive the payment is conditioned solely on the occurrence of a Change of Control.

Ameron Executive Life Insurance Plan. Upon a Change of Control under the Ameron Executive Life Insurance Plan (the “ELIP”), which is similar to a Change of Control under the LTIP, Ameron will prefund all of the premiums related to the individual split dollar life insurance policies that are purchased by Ameron under the ELIP, so that such life insurance policies fully provide the following benefits: (i) in the event that the participant dies while still employed by the Company or, in the case of Mr. Wagner, during the period that he is entitled to post-termination continued benefits under his Change of Control Agreement (as discussed above), the beneficiary designated by the participant will be entitled to receive a tax-free death benefit from the proceeds of the life insurance policy equal to three times the participant’s highest annual gross salary during any consecutive 12- month period within the immediately preceding ten-year period; currently such benefit is $2,975,670 for Mr. Marlen and $1,470,000 for Mr. Wagner, or (ii) in the event that the participant dies after he terminates employment with the Company and, in the case of Mr. Wagner, is no longer entitled to such post-termination continued benefits per his Change of Control Agreement, the beneficiary designated by the participant will be entitled to receive a tax-free death benefit from the proceeds of the life insurance policy equal to the participant’s highest annual gross salary during any consecutive 12-month period within the immediately preceding ten-year period; currently such benefit would be $991,890 for Mr. Marlen and $490,000 for Mr. Wagner. The remaining balance of any death benefits will be paid to Ameron. Mr. Marlen and Mr. Wagner are currently the only executive officers that are participants in the ELIP.

Board of Director Fees. The schedule of director fees previously approved by our board of directors provides for payments of $2,000 for attendance in person at any special board or committee meeting.

Indemnification of Directors and Officers. From and after the effective time of the merger, Parent will cause Ameron as the surviving corporation in the merger to fulfill and honor, in all respects, our obligations under (i) all indemnification agreements that we have entered into with our current and former directors and officers prior to the closing date of the merger and (ii) the indemnification provisions in our bylaws as in effect as of the effective time of the merger. Parent is also obligated to maintain no less favorable directors’ and officers’ liability insurance or to purchase “tail period” coverage for a period of six years after the completion of the merger; provided the annual cost is not greater than 250% of our current annual premium, in which case Parent is obligated to provide as much insurance as may be purchased at such cost.

Regulatory Matters

Under the HSR Act, the merger may not be completed until notification and report forms have been filed with the FTC and the DOJ and the applicable waiting periods have expired or been terminated. Each of Parent and Ameron filed notification and report forms under the HSR Act with the FTC and the DOJ on July 20, 2011. On August 12, 2011, Parent, in consultation with Ameron, voluntarily withdrew its HSR filing in order to provide the DOJ up to an additional 30 calendar days to review the proposed acquisition and determine whether to close its investigation or issue a Second Request that would further extend the waiting period. Parent re-submitted its HSR Act filing on August 15, 2011. Unless terminated earlier by the DOJ or extended by the issuance of a Second Request, the initial waiting period on this re-submitted filing will expire at 11:59 p.m. on September 14, 2011. If the DOJ issues a Second Request, the waiting period will be extended until 11:59 p.m. on the 30th calendar day following the date that both Parent and Ameron (“the parties”) certify that they have substantially complied with the Second Request. The waiting period may be terminated by the DOJ prior to substantial compliance. It may be extended beyond the 30th day following the parties’ certification of substantial compliance if the DOJ obtains a court order or the consent of Ameron and Parent. At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws (as defined below) as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Ameron and/or Parent. At any time before or after the consummation of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Ameron and/or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances, which could include legal action seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Ameron and/or Parent.

There can be no assurance that the merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful. Similarly, there can be no assurance that Ameron or Parent will obtain the regulatory approvals necessary to consummate the merger or that the granting of these approvals will not involve the imposition of conditions to the consummation of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the outside date (which is described in “The Merger Agreement—Termination”) or at all.

“Antitrust laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, the antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership, and all other laws (including state laws) designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Appraisal Rights

In connection with the merger, record holders of Ameron common stock will be entitled to appraisal rights if certain procedures are complied with and the merger is completed. Under Section 262 of the DGCL (“Section 262”), in lieu of receiving the merger consideration, Ameron stockholders whose appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled to have the “fair value” of their shares of Ameron common stock at the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, judicially determined and paid to them in cash by complying with the provisions of Section 262.

Any such stockholder who does not vote in favor of the merger and who strictly complies with other applicable procedures of Delaware law as summarized below and set forth in Annex C may exercise statutory appraisal rights under Delaware law.

Summary of Delaware Appraisal Rights. The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text which is attached to this proxy statement as Annex C.

An Ameron stockholder who desires to exercise appraisal rights must (a) deliver a written demand for appraisal of such stockholder’s shares to the Secretary of Ameron before the vote to approve and adopt the merger agreement at the special meeting, (b) hold such shares through the effective date of the merger and (c) not have voted in favor of the merger, nor consented thereto in writing.

A demand for appraisal must be executed by or for the Ameron stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing the shares of Ameron common stock. If these shares of Ameron common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares of Ameron common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for an Ameron stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the Ameron stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

A record owner, such as a broker, who holds shares of Ameron common stock as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares of Ameron common stock as to which the holder is the record owner. In that case, the written demand must set forth the number of shares of Ameron common stock covered by the demand. Where the number of shares of Ameron common stock is not expressly stated, the demand will be presumed to cover all shares of Ameron common stock outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the approval and adoption of the merger agreement at the special meeting. Ameron stockholders with shares held in “street name” who desire to exercise appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owners of the shares. Shares of Ameron common stock held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary. Any Ameron stockholder desiring to exercise appraisal rights with respect to such stockholder’s shares held through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder and should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares of Ameron common stock have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Ameron of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Ameron stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary. The written demand for appraisal should specify the Ameron stockholder’s name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of such stockholder’s shares. The written demand must be received by Ameron prior to the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262.

In addition, Ameron stockholders exercising appraisal rights must not vote their shares of Ameron common stock in favor of approval and adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted FOR approval and adoption of the merger agreement, an Ameron stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement or abstain from voting on the approval and adoption of the merger agreement.

Within 120 days after the effective time of the merger, either the surviving corporation or any Ameron stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the required conditions of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Ameron common stock of all Ameron stockholders who have properly demanded appraisal. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which Ameron stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares of Ameron common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation.” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Ameron stockholders considering seeking appraisal should bear in mind that the fair value of their shares of Ameron common stock determined under Section 262 could be more than, the same as or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. In the absence of such a determination, each party bears its own expenses. For example, upon application by an Ameron stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Ameron common stock entitled to appraisal.

Except as explained in the last sentence of this paragraph, at any time within sixty (60) days after the effective time of the merger, any Ameron stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party and who has demanded appraisal shall have the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration. After this sixty (60) day period, the Ameron stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, Ameron stockholders’ rights to appraisal shall cease and all Ameron stockholders shall be entitled only to receive the merger consideration. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any Ameron stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any Ameron stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex C. Failure to comply with all the procedures set forth in Section 262 will result in the loss of an Ameron stockholder’s statutory appraisal rights under Delaware law.

Delisting and Deregistration of Ameron Common Stock

If the merger is completed, our common stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Exchange Act.

Material United States Federal Income Tax Consequences of the Merger

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROXY STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE SOLICITATION OF APPROVAL BY WRITTEN CONSENT OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

General. The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to U.S. holders of our common stock upon an exchange of their shares of our common stock for cash in the merger. This summary is based upon current provisions of the Code, existing Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could materially alter the tax consequences expressed in this proxy statement.

This discussion only applies to U.S. holders of our common stock who own such stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this section does not discuss all of the U.S. federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•

brokers or dealers in securities or foreign currencies, traders that mark to market, insurance companies, financial institutions, mutual funds, real estate investment trusts, personal holding companies, regulated investment companies, tax-exempt organizations, expatriates, or holders whose “functional currency” is not the U.S. dollar;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	stockholders who are foreign persons (non-U.S. holders), including those who are not citizens or residents of the U.S.;

•	stockholders treated as partnerships for U.S. federal income tax purposes;

•	stockholders who acquired their Ameron stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•

stockholders who hold their Ameron stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale;

•	stockholders who acquired their Ameron stock through the Ameron International Corporation 401(k) plan, or a deferred compensation plan or other retirement plan;

•	stockholders who may have acquired Ameron stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code; or

•	stockholders whose Ameron stock is “qualified small business stock” for purposes of Section 1202 of the Code or “small business stock” for purposes of Section 1244 of the Code.

This summary does not address the tax consequences of the merger under state, local and foreign laws or under U.S. federal tax law other than income tax law. In addition, the following discussion does not address the tax consequences of transactions effectuated before, after, or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, the exercise or cancellation of options, warrants or similar rights to purchase stock.

No ruling has been requested from the Internal Revenue Service (the “IRS”) in connection with the merger or related transactions. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, no opinion of counsel has been or will be rendered with respect to the tax consequences of the merger or related transactions.

As used in this proxy statement, a “U.S. holder” means a holder of our common stock who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or under the law of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of its partners generally will depend on a partner’s status and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the tax consequences to them of the merger.

Consequences of the Merger to Our Stockholders. The receipt of cash by a U.S. holder in exchange for our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received (determined before reduction for any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in our common stock exchanged in the merger. Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss if the U.S. holder held our common stock for more than one year as of the effective time of the merger. Certain limitations apply to the deductibility of capital losses by U.S. holders.

Backup Withholding. A U.S. holder may be subject to federal income tax backup withholding at the rate of 28% with respect to a payment of cash in the merger unless the U.S. holder:

•	is an entity that is exempt from backup withholding and, when required, demonstrates this fact; or

•

provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

To prevent backup withholding and possible penalties, a U.S. holder should complete and sign the substitute Form W-9 included in the letter of transmittal, which will be sent to our common stockholders of record if the merger is completed. Backup withholding is not an additional tax. Rather, the tax liability of U.S. holders subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

Stockholders other than U.S. holders may be required to establish a basis for exemption from backup withholding on an appropriate Form W-8 (including a Form W-8BEN, W-8ECI, W-8EXP and W-8IMY), as applicable. If withholding is made and results in an overpayment of taxes by a non-U.S. holder, a refund may be obtained, provided that the required information is furnished to the IRS.

The U.S. federal income tax consequences summarized above are not intended to constitute a complete description of all tax consequences relating to the merger. We strongly urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws, in view of your particular circumstances.

Litigation Related to the Merger

On July 8, 2011, a purported class action lawsuit was filed by Deidre Graulich (the “Graulich Action”), on behalf of herself and all similarly situated stockholders, in the Court of Chancery of the State of Delaware, C.A. No. 6652-VCP, against Ameron, the members of our board of directors, Parent and Merger Sub challenging the proposed merger. The lawsuit asserts claims for breach of fiduciary duty against Ameron’s directors and aiding and abetting breach of fiduciary duty against Ameron, Parent and Merger Sub. The lawsuit seeks to enjoin the defendants from completing the merger pursuant to the terms of the merger agreement, an accounting, attorneys’ fees and costs and other equitable relief.

On July 11, 2011, a purported class action lawsuit was filed by Arthur Morgenstern, on behalf of himself and all similarly situated stockholders, in the Superior Court of the State of California, County of Los Angeles, Case No. BC 465097, against Ameron, the members of our board of directors and Parent challenging the proposed merger. The lawsuit asserts claims for breach of fiduciary duty against Ameron’s directors and aiding and abetting breach of fiduciary duty against Ameron and Parent. The lawsuit seeks to enjoin the defendants from completing the merger pursuant to the terms of the merger agreement, a constructive trust, attorneys’ fees and costs and other equitable relief.

On July 12, 2011, a purported class action lawsuit was filed by Alan R. Kahn (the “Kahn Action”), on behalf of himself and all similarly situated stockholders, in the Court of Chancery of the State of Delaware, C.A. No. 6660-CS, against Ameron, the members of our board of directors, Parent and Merger Sub challenging the proposed merger. The lawsuit asserts claims for breach of fiduciary duty against Ameron’s directors and aiding and abetting breach of fiduciary duty against Parent. The lawsuit seeks to enjoin the defendants from completing the merger pursuant to the terms of the merger agreement, an accounting, attorneys’ fees and costs and other equitable relief.

On August 11, 2011, the Graulich Action and the Kahn Action were consolidated for all purposes under the caption, In re Ameron International Corp. Shareholder Litigation, Consolidated C.A. No. 6652-VCP, in the Court of Chancery of the State of Delaware (the “Consolidated Action”). On August 30, 2011, plaintiffs in the Consolidated Action filed a Verified Consolidated Amended Class Action Complaint (the “Amended Complaint”) asserting claims for breach of fiduciary duty against Ameron’s directors and aiding and abetting breach of fiduciary duty against Parent and Merger Sub. The Amended Complaint names Ameron as a necessary party in connection with the equitable relief sought in the Amended Complaint. The Amended Complaint seeks to enjoin the defendants from completing the merger, damages, an accounting, attorneys’ fees and costs, interest and other relief.

THE MERGER AGREEMENT

The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference in this proxy statement and attached to this proxy statement as Annex A. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about Ameron, Parent or Merger Sub. Such information can be found elsewhere in this proxy statement and in other public filings made by Ameron and Parent with the SEC, which are available without charge at www.sec.gov or as more fully described in the section titled “Where You Can Find Additional Information.” Our stockholders are urged to read the full text of the merger agreement in its entirety.

The Merger. Under the terms of the merger agreement, Merger Sub, a wholly owned subsidiary of Parent, will merge into Ameron and following completion of the merger Ameron will be a wholly owned subsidiary of Parent.

Effective Time. The completion of the merger will occur within three business days following the satisfaction or waiver of all of the closing conditions contained in the merger agreement or at such other time as the parties may agree in writing. The merger will become effective at such date and time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time that we and Parent agree to and specify in the certificate of merger. We are working with Parent to complete the merger as soon as practicable and are targeting completion of the merger during the fourth quarter of calendar year 2011. However, we cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Merger Consideration. Immediately prior to the effective time of the merger, any shares of Ameron common stock held by Ameron itself or by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent (other than shares held on behalf of a third person) will be automatically canceled and cease to exist and no consideration will be paid for such shares. At the effective time of the merger, each other outstanding share of our common stock will be canceled and automatically converted into the right to receive $85.00 in cash, without interest and less applicable withholding taxes, and any declared but unpaid dividends. The per share merger consideration will be equitably adjusted in the event of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction with respect to our common stock that occurs prior to the effective time of the merger.

Dissenting Shares. Pursuant to the terms of the merger agreement, shares of Ameron common stock outstanding immediately prior to the effective time of the merger and held by a stockholder that is entitled to demand and properly demands the appraisal of such shares under Section 262 of the DGCL, will not be converted into, or represent the right to receive, the $85.00 per share consideration otherwise payable with respect to such shares, unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. If any such stockholder fails to perfect or withdraws or loses his, her or its right to appraisal, such stockholder’s shares will be treated as if they had been converted as of the effective time of the merger into the right to receive $85.00 per share in cash, without interest, and any declared but unpaid dividend. Ameron has agreed to give Parent reasonably prompt notice of any demands and withdrawals of such demands received by us for appraisal of shares pursuant to the DGCL and the right to participate in all negotiations and proceedings with respect to such demands. Ameron has also agreed that prior to the effective time of the merger, we will not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to, or settle or offer to settle, any such demands.

Equity Plans. As of the record date, 21,052 options to purchase the common stock of Ameron were outstanding, of which 17,250 were in the money. Pursuant to the terms of the merger agreement, Ameron shall ensure that (i) immediately prior to the effective time of the merger, each outstanding option to purchase our stock will become immediately vested and exercisable in full and each holder of such option will have at least ten

(10) days prior to the effective time of the merger during which to exercise such option, (ii) at the effective time of the merger, each option to purchase shares of our stock shall be canceled as of the effective time of the merger in exchange for the per share price of $85.00 net of the option exercise price and (iii) at the effective time of the merger, all of Ameron’s stock plans will be terminated pursuant to the terms of such stock plans. At the effective time of the merger, each holder of an outstanding and unexercised, in-the-money option to purchase our stock (whether vested or unvested) will be entitled to receive in exchange for the cancellation of such option an amount in cash equal to the product of (a) the difference between the per share price of $85.00 to be paid with respect to our common stock in the merger and the applicable exercise price per share of such option and (b) the aggregate number of shares issuable upon exercise, less applicable tax withholdings.

As of the record date, 53,628 unvested shares of restricted stock of Ameron were outstanding. Under the terms of the merger agreement, as of the effective time of the merger, each unvested share of restricted stock will be canceled and be converted into the right to receive (i) the per share price of $85.00 to be paid with respect to our common stock in the merger and (ii) any deferred dividends related to such shares of restricted stock, less applicable tax withholdings.

Exchange of Stock Certificates. As promptly as practicable following the completion of the merger, the paying agent will mail to each holder of record of our common stock that was outstanding immediately prior to the effective time of the merger a letter of transmittal, which will include instructions for surrender of certificates that represent shares of our common stock in exchange for the merger consideration. These instructions will also explain what to do in the event that a certificate has been lost, stolen or destroyed. The letter of transmittal will specify that delivery of stock certificates, as the case may be, will be effected and the risk of loss and title to your stock certificates will pass only upon the proper delivery of the certificates to the paying agent together with a properly completed and validly executed letter of transmittal. Until surrendered, each stock certificate will be deemed to represent only the right to receive, upon its surrender, the merger consideration and any declared but unpaid dividends into which the shares of our common stock previously represented by such certificate have been converted. No interest will be paid or will accrue on the cash payable upon the surrender of any certificate.

Representations and Warranties. The merger agreement contains representations and warranties of Ameron and Parent customary for agreements of this nature with regard to their respective businesses, financial condition and other facts pertinent to the merger. The representations made by us relate to the following:

•	our corporate organization and other corporate matters;

•	our capital structure and outstanding securities;

•	our authorization, execution, delivery and performance and the enforceability of the merger agreement and the merger;

•	required consents, approvals, orders and authorizations of governmental or regulatory authorities or other persons, relating to the merger agreement and related matters;

•	our compliance with laws and our receipt of and compliance with governmental permits and licenses to hold our assets and conduct our business;

•

documents filed by us with governmental and regulatory authorities, including the SEC, the accuracy of the financial statements and other information contained in those documents and the absence of certain liabilities;

•	the accuracy of the information included in this proxy statement;

•	absence of changes or certain events involving Ameron since November 30, 2010, including any occurrence of a “material adverse effect” on Ameron;

•	pending or threatened litigation, or claims that could give rise to litigation, involving us;

•	our employee benefit plans, matters relating to the Employee Retirement Income Security Act and other matters concerning employee benefits and employment agreements;

•	labor matters;

•	our ownership of and leases for real property;

•	our intellectual property;

•	our filing of tax returns, payment of taxes and other tax matters;

•	environmental matters;

•	our compliance with material contracts, and the extent of our obligations thereunder;

•	our insurance policies;

•	the inapplicability of anti-takeover statutes and regulations to the merger agreement and the merger;

•	no improper gifts or payments;

•	approval by our board of directors of the merger agreement;

•	the absence of brokers other than BofA Merrill Lynch; and

•	the receipt by our board of directors of an opinion from BofA Merrill Lynch as to the fairness of the merger consideration, from a financial point of view, to the Ameron stockholders.

In the merger agreement, Parent and Merger Sub made representations and warranties to us relating to the following:

•	their respective corporate organization and other corporate matters;

•	their respective authorization, execution, delivery and performance and the enforceability of the merger agreement and the merger;

•	required consents, approvals, orders and authorizations of governmental or regulatory authorities or other persons relating to the merger agreement and related matters;

•	the accuracy of the information that they have supplied to us for inclusion in this proxy statement;

•	the operations of Merger Sub;

•	the absence of brokers;

•	Parent’s possession of sufficient funds to satisfy its obligations under the merger agreement;

•	pending or threatened litigation involving them that could prevent or impede the completion of the merger;

•	required votes or approvals by the holders of common stock of Parent; and

•	the absence of ownership by Parent or Merger Sub of any of our stock.

The assertions embodied in our representations and warranties summarized above are qualified by information in a confidential disclosure letter that we provided to Parent in connection with the signing of the merger agreement. The disclosure letter contains information that modifies, qualifies and creates exceptions to the representations, warranties and covenants of Ameron contained in the merger agreement, including certain non-public information. Accordingly, you should not rely on our representations, warranties and covenants as characterizations of the actual state of facts, since they are modified in part by the underlying disclosure letter. Moreover, information concerning the subject matter of our representations, warranties and covenants may have changed since the date of the merger agreement and the representations, warranties and covenants will not reflect any such subsequent changes in facts.

Definition of Material Adverse Effect. Several of the representations and warranties made by us and Parent in the merger agreement and certain conditions to Parent’s performance of its obligations under the merger agreement are qualified by reference to whether the item in question would have a “material adverse effect” on us or Parent, as the case may be.

The merger agreement provides that a “material adverse effect,” with respect to Ameron, means any effect, event, change or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, financial condition or results of the operations of Ameron and our subsidiaries, taken as a whole or (ii) materially delays, could reasonably be expected to materially delay or has a material adverse effect on the ability of Ameron and our subsidiaries to perform our obligations under the merger agreement or to consummate the transactions contemplated thereby. However, except to the extent otherwise set forth below, “material adverse effect” does not include any effects, events, changes or state of facts resulting from the following:

(a)	changes in general economic, financial market, business or geopolitical conditions;

(b)	general changes or developments in any of the industries in which Ameron and our subsidiaries operate;

(c)	changes in any applicable laws, applicable accounting regulations or principles or interpretations thereof;

(d)	any change in Ameron’s stock price or trading volume, in and of itself;

(e)	the failure of Ameron to meet internal or published projections, forecasts or other predictions or published industry analyst expectations of financial performance, in and of itself;

(f)	any outbreak or escalation of hostilities or war or any act of terrorism;

(g)	the announcement of the merger agreement (including the impact on general relationships of Ameron and our subsidiaries with employees, customers, suppliers, distributors or partners);

(h)	the taking of any action required by the merger agreement;

(i)	any of the circumstances expressly set forth in the disclosure letter to the merger agreement; or

(j)	any action taken (or omitted to be taken) at the request of or with the express written consent of Parent or Merger Sub.

In the cases of clauses (a) and (b) above, to the extent such changes, taken as a whole, have had a materially disproportionate effect on Ameron and our subsidiaries relative to Ameron’s segments of the business (including business divisions) of the participants that compete in our industry, such changes will be considered in the determination of the occurrence of a “material adverse effect.”

Covenants Relating to the Conduct of Our Business. During the period between the date of the merger agreement and the effective time of the merger, we have agreed with Parent that we will conduct our business in the ordinary course in all material respects (except as expressly contemplated by the merger agreement or otherwise consented to by Parent), and that we will use our commercially reasonable efforts to preserve intact our business organization.

Prior to the effective time of the merger, we have agreed not to do any of the following, nor to permit our subsidiaries to do any of the following (except as contemplated by the merger agreement or consented to by Parent):

•	amend or otherwise change our or any of our subsidiaries’ certificates of incorporation or bylaws or equivalent organizational documents;

•

sell, lease, license, pledge, dispose of, grant, encumber or otherwise subject to any lien (or authorize any of the foregoing actions) any properties or other assets of Ameron or our subsidiaries, except (i) in the ordinary course of business consistent with prior practice and (ii) as would not result in consideration received in excess of $1,000,000 in the aggregate;

•

issue, sell, pledge, dispose of, grant, encumber or otherwise subject to any lien (or authorize any of the foregoing actions) any shares of our or any of our subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares (except in connection with the exercise of stock options granted under Ameron’s option plans or as permitted in the disclosure letter);

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of our or any of our subsidiaries’ capital stock, except for (i) dividends by any direct or indirect wholly owned subsidiary of Ameron to Ameron and (ii) dividends declared and paid consistent with past practice and not to exceed $.30 per share per quarter;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire (except in connection with the repurchases by Ameron to pay taxes applicable to the vesting of restricted stock of Ameron, cashless exercises or similar transactions pursuant to the exercise of stock options to purchase shares of Ameron common stock or settlements of other awards or obligations outstanding as of the date of the merger agreement or as permitted above), directly or indirectly, any of our or any of our subsidiaries’ capital stock or make any other change with respect to our or their capital structure;

•

except as set forth in the disclosure letter to the merger agreement, acquire any corporation, partnership, other business organization or any property or asset except (a) assets (other than real property) that do not exceed $5,000,000 in the aggregate other than in the ordinary course of business consistent with past practice and (b) capital expenditures made as set forth below;

•

repurchase, repay or incur any indebtedness for borrowed money, issue any debt securities, assume or endorse, or otherwise become responsible for, the obligations of any person, or grant any security interest in any of our assets, in each case other than such indebtedness or obligations that draws on revolving credit lines in place on the date of the execution of the merger agreement (or replacements thereof);

•	make any loans or advances, other than in the ordinary course of business consistent with past practice;

•

authorize any single capital expenditure in excess of $1,000,000 or any capital expenditures in excess of $5,000,000, in the aggregate, except, with respect to the current fiscal year, as contemplated by Ameron’s budget for the current fiscal year and, with respect to any future fiscal year, in the ordinary course of business consistent with past practice;

•	acquire, enter into or extend any option to acquire, or exercise an option to acquire, real property;

•	enter into any new line of business;

•	make investments in persons other than Ameron or any of our subsidiaries;

•

except in accordance with the terms of Ameron’s employee benefits plans, as required by applicable law or as set forth in the disclosure letter to the merger agreement, (i) increase the compensation payable, or to become payable, or the benefits provided to Ameron’s current or former directors, officers or employees, (ii) grant any retention, severance or termination pay to, or enter into any employment (other than standard form employment agreements in foreign jurisdictions), bonus, change of control or severance agreement with, any current or former director, officer or other employee of Ameron or our subsidiaries, (iii) establish, adopt, enter into, terminate or amend any of Ameron’s employee benefits plans for the benefit of any director, officer or employee except as required by law and other than any such adoption or amendment required by law or that does not increase the cost to Ameron or any of our subsidiaries of maintaining the applicable compensation or benefit plan, (iv) loan or advance any money or other property to any current or former director, officer or employee of Ameron or our subsidiaries (other than advances in connection with any indemnification obligations of Ameron or any of our subsidiaries existing as of the date of the merger agreement), or (v) grant any equity or equity-based awards except as permitted above (provided that equity awards may be transferred in accordance with the terms of the applicable plan document or agreement);

•

change any of the material accounting policies, practices or procedures (including material tax accounting policies, practices and procedures) used by Ameron and our subsidiaries as of the date of the merger agreement, except as may be required as a result of a change in applicable law or in GAAP;

•

settle or dismiss any litigation, proceeding or investigation involving Ameron and our subsidiaries in connection with any business, asset or property of Ameron and any of our subsidiaries, other than in the ordinary course of business but not (i) in excess of $1,000,000, in any individual case, and $5,000,000, in the aggregate, in each case net of insurance proceeds payable or (ii) in a manner that would prohibit or materially restrict the operation of Ameron;

•	commence any litigation, proceeding or investigation reasonably expected to result in a cost to Ameron in excess of $1,000,000;

•

fail to maintain in full force and effect insurance policies covering Ameron and our subsidiaries and their respective properties, assets and businesses with comparable coverage to Ameron’s insurance policies in effect on the date of the merger agreement;

•

other than in the ordinary course of business consistent with past practice, (i) modify, amend in any material respect, waive any material right under or terminate any material contract or (ii) enter into any new contract that would have been considered material if it were entered into at or prior to the date of the merger agreement;

•

amend, modify or waive any term of any outstanding security of Ameron or any of our subsidiaries, except (i) as required by the merger agreement, (ii) in connection with accelerating the vesting schedules of stock options of Ameron or (iii) in connection with terminating the stock options of Ameron and Ameron’s stock plans;

•	enter into, or amend, any labor or collective bargaining agreement, memorandum of understanding, or any other agreement or commitment to or relating to any labor union, except as required by law;

•

adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Ameron or any of our subsidiaries (other than any transaction specifically contemplated by the merger agreement);

•	make any material tax election or settle or compromise any material United States federal, state or local income tax liability, except as required by applicable law;

•

dispose of any rights to any material intellectual property of Ameron which are necessary to conduct the business as currently being conducted or disclose any material trade secrets of Ameron or any of our subsidiaries to any person other than Parent or in the ordinary course of business subject to confidentiality obligations; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

Solicitation of Transactions. Pursuant to the merger agreement, we have agreed not to:

•

solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, an acquisition proposal for us;

•

engage in any negotiations or discussions concerning, or provide any non-public information of Ameron or our subsidiaries to any person relating to, or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal; or

•

enter into any agreement, arrangement or understanding contemplating or relating to any acquisition proposal or requiring Ameron to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

We have also agreed that we will immediately cease and terminate any existing activities, discussions or negotiations with any persons that were conducted by us prior to the date of the merger agreement with respect to any acquisition proposal.

Even though we have agreed to the provisions described above relating to the non-solicitation of acquisition proposals, our board of directors may take and disclose to our stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

Furthermore, notwithstanding the foregoing restrictions, at any time prior to obtaining stockholder approval of the merger proposal, we or our board of directors may furnish non-public information to, or enter into discussions or negotiations with, any person in connection with a bona fide written acquisition proposal by such person, if:

•	such acquisition proposal was made after the date of the merger agreement and remains available;

•	such acquisition proposal was not solicited, initiated, knowingly encouraged or facilitated after the date of the merger agreement in breach of the prohibitions described above;

•

our board of directors determines in good faith, after consultation with its outside counsel and financial advisors, that such acquisition proposal is, or is reasonably likely to lead to, a superior proposal;

•

such person executed a confidentiality agreement with terms no less favorable in all material respects to Ameron than those contained in the confidentiality agreement entered into between Ameron and Parent, effective as of November 19, 2010; and

•	Ameron has notified Parent as described below.

We have also agreed that we will promptly (and in any event within two business days) notify Parent of any acquisition proposal, any inquiries or contacts that are reasonably likely to lead to an acquisition proposal or any request for non-public information or access to the properties, books or records of Ameron relating to or which could reasonably be expected to lead to an acquisition proposal.

Additionally, we have agreed with Parent that our board of directors may not (i) fail to make, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation of our board of directors of the merger agreement or the transactions contemplated thereby, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreements relating to any acquisition proposal or (iii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal unless:

•

if prior to receipt of stockholder approval of the merger agreement, (i) our board of directors has made a fiduciary determination; (ii) our board of directors has notified Parent in writing of such determination; and (iii) at least five business days following receipt by Parent of such notice, and taking into account any revised proposal made by Parent since receipt of such notice, our board of directors maintains its fiduciary determination (provided that, during such period after receipt by Parent of such notice, Ameron has, if requested by Parent, negotiated in good faith with, and caused Ameron’s financial and legal advisors to negotiate in good faith with, Parent to attempt to make such adjustments in the terms and conditions of the merger agreement as would enable Ameron to proceed with the merger); or

•

at any time our board of directors will have made a fiduciary determination in connection with a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

Definitions of Acquisition Proposal and Superior Proposal. For purposes of the merger agreement (and this summary), “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any contract, offer or proposal (whether or not delivered to Ameron stockholders) with respect to any potential or proposed (A) tender or exchange offer, merger, consolidation, business combination or similar transaction involving Ameron and our subsidiaries (which subsidiaries collectively represent 20% or more of the consolidated revenues, net income or assets of Ameron and our subsidiaries, taken as a whole), (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of any business or assets of Ameron or its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Ameron and our subsidiaries, (C) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Ameron, (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 20% or more of the outstanding voting capital stock of Ameron or (E) combination of the foregoing.

For purposes of the merger agreement (and this summary), “superior proposal” means any bona fide unsolicited written acquisition proposal on terms that our board of directors determines in good faith, after consultation with Ameron’s outside legal counsel and financial advisors and after taking into account all material legal, financial, strategic, regulatory and other aspects of such proposal and the party making such proposal, (A) to be more favorable from a financial point of view to the holders of Ameron common stock and stock options to purchase shares of Ameron common stock than the merger, taking into account all the terms and conditions of the merger agreement (including any proposal by Parent to amend the terms of the merger or the merger agreement) and (B) is reasonably likely to be consummated; provided, that for purposes of the definition of “superior proposal,” the references to “20%” in the definition of acquisition proposal shall be deemed to be references to “50%.”

Conditions to the Closing of the Merger. The merger will be completed only if certain conditions are satisfied or waived, including the following:

•	our stockholders must approve and adopt the merger agreement;

•	no court or other legal or regulatory order or statute, rule or regulation restricts or prohibits the merger; and

•	any waiting period (or extension thereof) under the HSR Act or any other antitrust law shall have expired or been terminated.

Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions:

•

our representations and warranties contained in the merger agreement with respect to our capital structure and outstanding securities must be true and correct in all respects other than de minimis inaccuracies both at the time of execution of the merger agreement and as of the closing date of the merger, as though made on and as of the closing date of the merger (or in the case of representations and warranties that are made as of an earlier date, such representations and warranties must be true and correct as of such earlier date);

•

our other representations and warranties contained in the merger agreement must be true and correct both at the time of execution of the merger agreement and as of the closing date of the merger, as though made on and as of the closing date of the merger (or in the case of representations and warranties that are made as of an earlier date, such representations and warranties must be true and correct as of such earlier date), except where the failure to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect (as that term is defined in the merger agreement and described above in the section captioned “Definition of Material Adverse Effect”)) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•

we must have, in all material respects, performed all agreements and complied with all covenants required by the merger agreement to be performed or complied with by us prior to or at the closing of the merger;

•	Ameron shall have delivered to Parent a certificate, dated as of the closing of the merger and signed by an officer on behalf of Ameron, certifying to the above;

•	holders of not more than ten percent (10%) of Ameron’s outstanding common stock have demanded appraisal rights under the DGCL; and

•

no effect, event, change or state of facts shall have occurred since the date of the merger agreement and is continuing since then that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect.

Additional Conditions to Our Obligation. Our obligation to effect the merger is further subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•

the representations and warranties of Parent and Merger Sub contained in the merger agreement must be true and correct both at the time of execution of the merger agreement and as of the closing date of the merger, as though made on and as of the closing date of the merger (or in the case of representations and warranties that are made as of an earlier date, such representations and warranties must be true and correct as of such earlier date), except where the failure to be so true and correct do not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by the merger agreement or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under the merger agreement;

•

Parent and Merger Sub must have, in all material respects, performed all agreements and complied with all covenants required by the merger agreement to be performed or complied with by them prior to or at the closing of the merger; and

•	Parent shall have delivered to Ameron a certificate, dated as of the closing of the merger, certifying to the above.

Termination. The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by mutual written consent of the parties to the merger agreement, or by either Parent or us:

•

if the merger has not been completed by a termination date of the outside date; provided that the right to so terminate the merger agreement is not available to a party whose failure to fulfill any obligation under the merger agreement has resulted in the failure of the closing to occur on or before that date; provided further, that, if certain conditions are met, (i) Ameron may from time to time unilaterally extend the outside date to July 31, 2012 and (ii) Parent may from time to time unilaterally extend the outside date to June 30, 2012;

•	if our stockholders fail to approve and adopt the merger agreement; or

•

if a governmental authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable.

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by Parent if:

•

any of our representations and warranties become untrue or inaccurate or we have breached any of our covenants or agreements under the merger agreement, which would give rise to the failure of certain conditions to closing, in either case in a situation where such breach is incapable of being cured, or is not cured, within 20 days following notice to Ameron of such breach or failure to perform, if neither Parent nor Merger Sub is in material breach of its representations, warranties, covenants or agreements under the merger agreement;

•	our board of directors has (i) changed its recommendation that Ameron stockholders adopt the merger agreement or (ii) recommended or approved any acquisition proposal; or

•

if Ameron, any of our subsidiaries or any of our representatives, directly or indirectly, materially breached any covenants or obligations under Section 6.04 of the merger agreement (described above in the section captioned “Solicitation of Transactions”), in a situation where that breach is incapable of being cured, or is not cured within two days following notice to Ameron.

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time of the merger, by us if:

•

any of the representations or warranties of Parent or Merger Sub become untrue or inaccurate or Parent or Merger Sub has breached any of their covenants or agreements under the merger agreement, which would give rise to the failure of certain conditions to closing, in either case in a situation where that breach is incapable of being cured, or is not cured, within 20 days following notice to Parent or Merger Sub of such breach or failure to perform, if we are not in material breach of our representations, warranties, covenants or agreements under the merger agreement; or

•

our board of directors has determined to accept a superior proposal in accordance with the provisions of the merger agreement; provided that we have not willfully and materially breached our covenants or obligations related to the solicitation of transactions under the merger agreement.

Termination Fees and Expenses. We have agreed to reimburse Parent’s out-of-pocket fees and expenses incurred in connection with the merger, up to a limit of $2,500,000, if Parent terminates the merger agreement due to a material breach of our representations, warranties, covenants or agreements such that the closing conditions would not be satisfied and such breach has not been cured within the specified time; and if, within 12 months of such termination, an acquisition proposal more favorable to the holders of Ameron common stock is consummated, then Ameron must pay the termination fee to Parent.

We must pay Parent’s expenses as referenced above and the termination fee to Parent if:

•

we terminate the merger agreement, prior to the stockholder meeting, because our board of directors has determined to accept a superior proposal in accordance with the provisions of the merger agreement; or

•

Parent terminates the merger agreement because our board of directors (i) fails to make, withdraws or modifies in a manner adverse to Parent, or publicly proposes to withdraw or modify in a manner adverse to Parent, the approval or recommendation of our board of directors of the merger agreement or the transactions contemplated thereby, (ii) approves any letter of intent, agreement in principle, acquisition agreement or any similar agreement relating to any other acquisition proposal or (iii) approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any other acquisition proposal.

We must pay Parent’s expenses as referenced above if Parent terminates the merger agreement because Ameron, any of our subsidiaries or any of our representatives, directly or indirectly, materially breached any covenants or obligations under Section 6.04 of the merger agreement (described above in the section captioned “The Merger Agreement—Solicitation of Transactions”), in a situation where that breach is incapable of being cured, or is not cured, within two days following notice to Ameron, and at or prior to such termination, an acquisition proposal has been publicly announced; and if, concurrently with such termination or within 12 months thereafter, an acquisition proposal is consummated, then we must pay the termination fee to Parent.

Further, if Ameron or Parent terminates the merger agreement because of the failure to receive Ameron stockholder approval at the special meeting or any adjournment thereof and if, as of the special meeting, an acquisition proposal has been publicly announced and not withdrawn, we must pay Parent’s expenses as referenced above; and if, within 12 months of such termination, an acquisition proposal more favorable to the holders of Ameron common stock is consummated, then Ameron must pay the termination fee to Parent.

Parent has agreed to reimburse our out-of-pocket fees and expenses incurred in connection with the merger, up to a limit of $2,500,000, if we terminate the merger agreement due to a material breach of Parent’s or Merger Sub’s representations, warranties, covenants or agreements such that the closing conditions would not be satisfied and such breach has not been cured within the specified time, unless a material adverse effect has occurred and is continuing such that the closing condition related to material adverse effects would not be satisfied.

Except as described above, all out-of-pocket fees and expenses incurred in connection with the merger will be paid by the party incurring such fees and expenses, whether or not the merger or any other transaction is consummated, except to the extent that a party is liable at law or in equity for a willful breach of the merger agreement.

If we become obligated to pay a termination fee as described above, the right to receive such termination fee and the termination expenses shall be the sole and exclusive remedy of Parent and its affiliates against the Company parties for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform in connection with the merger agreement, and upon payment of such amounts, none of the Company parties shall have any further liability or obligation arising out of or relating to the merger agreement or the transactions contemplated thereby and in no event shall Parent or its affiliates be entitled to any equitable relief or remedies of any kind, including specific performance.

Access to Information; Confidentiality. We have agreed to provide Parent and its officers, employees, agents, accountants, counsel and other representatives with reasonable access, upon reasonable notice, to all of our officers, employees, agents, accountants, counsel and other representatives and to our properties, offices, plants and other facilities, books and records, and to furnish Parent with such financial, operating and other data and information as it may reasonably request. Such access or furnishing of information must be conducted at Parent’s expense, during normal business hours, under the supervision of our personnel and in such a manner so as not to unreasonably interfere with our normal operations or the normal operations of our subsidiaries. We have also agreed that we and Parent, respectively, will notify the other party of any communication received from any governmental authority relating to the matters that are the subject of the merger agreement and permit the other party to review in advance any proposed communication by such party to any governmental authority. All of these disclosures are governed by a confidentiality agreement, dated as of November 19, 2010, between Parent and Ameron.

Regulatory Approvals. One of the conditions to both Ameron’s and Parent’s obligations to complete the merger contained in the merger agreement is the expiration or termination of any applicable waiting periods under the HSR Act. On July 20, 2011 Parent and Ameron filed HSR Act notification forms with the DOJ and the FTC. On August 12, 2011, Parent, in consultation with Ameron, voluntarily withdrew its HSR Act filing in order to provide the DOJ up to an additional 30 calendar days to review the proposed acquisition and determine whether to close its investigation or issue a Second Request that would further extend the waiting period. Parent re-submitted its HSR Act filing on August 15, 2011. Unless terminated earlier by the DOJ or extended by the issuance of a Second Request, the initial waiting period on this re-submitted filing will expire at 11:59 p.m. on September 14, 2011. If the DOJ issues a Second Request, the waiting period will be extended until 11:59 p.m. on the 30th calendar day following the date that both Parent and Ameron (“the parties”) certify that they have substantially complied with the Second Request. The waiting period may be terminated by the DOJ prior to substantial compliance. It may be extended beyond the 30th day following the parties’ certification of substantial compliance if the DOJ obtains a court order or the consent of Ameron and Parent.

Agreements to Use Efforts. Except with respect to matters arising under antitrust laws, upon the terms and subject to the conditions of the merger agreement, each of Ameron, Parent and Merger Sub has agreed to use its reasonable best efforts to:

•	take all appropriate action and to do all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the merger; and

•	obtain from governmental authorities and third parties certain consents, licenses, permits, waivers, approvals, authorizations or orders.

Upon the terms and subject to the conditions of the merger agreement, each of Ameron, Parent and Merger Sub has agreed to use its best efforts to take all appropriate action and to do all things necessary, proper or advisable under antitrust laws to consummate the merger at the earliest practicable date, including:

•

causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or foreign antitrust laws;

•	using best efforts to defend all lawsuits and other proceedings by or before any governmental authority or by any private party challenging the merger agreement or the consummation of the merger; and

•

using best efforts to resolve any objection asserted with respect to the merger under any antitrust law and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action under any antitrust laws that would prevent, prohibit, restrict or delay the consummation of the merger.

Each of Ameron, Parent and Merger Sub will keep each other apprised of the status of matters relating to the completion of the merger and work cooperatively in connection with obtaining the approvals of or clearances from each applicable governmental authority, including:

•

cooperating with each other in connection with filings required to be made by any party under any antitrust law and liaising with each other in relation to each step of the procedure before the relevant governmental authorities and as to the contents of all communications with such governmental authorities;

•

furnishing to each other all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable law in connection with the transactions contemplated by the merger agreement;

•

promptly notifying each other of any communications from or with any governmental authority with respect to the transactions contemplated by the merger agreement and ensuring to the extent permitted by law or governmental authority that each of the parties is entitled to attend any meetings with or other appearances before any governmental authority with respect to the transactions contemplated by the merger agreement;

•

consulting and cooperating with each other in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to antitrust laws; and

•

consulting and cooperating in all respects with each other in defending all lawsuits and other proceedings by or before any governmental authority challenging the merger agreement or the consummation of the merger.

Parent will take all other action and do all other things necessary, proper or advisable under all antitrust laws to consummate the merger, including:

•	using its best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the merger;

•	selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Parent, Ameron, or their subsidiaries;

•	licensing, holding separate or entering into similar arrangements with respect to the assets or business of Parent, Ameron, or their subsidiaries; and

•	terminating any and all existing relationships and contractual rights and obligations relating to any of the above.

Parent’s obligations to take all action and do all things necessary, proper or advisable under all antitrust laws to consummate the merger does not require Parent to take any action with respect to any of the assets, businesses or product lines of Ameron or any of its subsidiaries, or of Parent or any of its subsidiaries, or any combination thereof, if such action in aggregate would exceed the detriment limit. The “detriment limit” would be exceeded if the assets, businesses or product lines required to be divested or held separate in order to obtain expirations of waiting periods, consents and approvals under antitrust laws accounted for more than $50,000,000 of revenue of Ameron and its subsidiaries, on a consolidated basis, for the 12 months ended November 30, 2010; provided, however, that the calculation of revenue above will be measured by reference to the revenue of Ameron and its subsidiaries (except for Brazil) for each overlapping asset, business or product line required to be divested or held separate, regardless of whether such assets, businesses or product lines are those of Parent, Ameron, or their subsidiaries; provided further, that with respect to Brazil, the calculation of revenue above will be measured by reference to the revenue of Parent and its subsidiaries for products manufactured and sold in Brazil, on a consolidated basis, for the 12 months ended November 30, 2010, for each overlapping asset, business or product line required to be divested or held separate, regardless of whether such assets, businesses or product lines so divested or held separate are those of Parent, Ameron, or their subsidiaries.

Parent will be entitled to direct the antitrust defense of the transactions contemplated by the merger agreement in any investigation or litigation by, or negotiations with, any governmental authority or other person relating to the merger or regulatory filings under applicable antitrust law. Ameron will not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any governmental authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by Parent. Ameron will use its best efforts to provide full and effective support of Parent in all material respects in all such negotiations and discussions to the extent requested by Parent.

Employee Matters. Parent has agreed that following the effective time of the merger, employees of Ameron and our subsidiaries who remain in the employment of Parent and its subsidiaries shall (i) be eligible to participate in all benefit plans and programs provided by Parent and its subsidiaries applicable to similarly situated employees of Parent and its subsidiaries and (ii) be subject to the compensation plans, policies and practices of Parent and its subsidiaries applicable to similarly situated employees. Additionally, after the effective time of the merger, Parent shall cause the surviving corporation of the merger and its subsidiaries to make all payments due under any and all applicable bonus or other agreements between Ameron and its employees, including all management stability agreements, long-term incentive bonus agreements and incentive bonus agreements. From and after the effective time of the merger, Parent (i) will credit each employee of Ameron or our subsidiaries with the portion of such employee’s service that is recognized as of the effective time of the merger under Ameron’s employee benefits plans (including for vacation purposes) for all purposes under Parent’s plans or programs, except for benefit accrual service under any defined benefit pension plan or to the extent that such crediting would result in duplication of benefits and (ii) will waive any exclusion or limitation with respect to pre-existing conditions under Parent’s group health plan and will provide that any out-of-pocket health expenses incurred by an employee of Ameron or our subsidiaries or his or her covered dependents prior to the effective time of the merger in the plan year in which the closing of the merger occurs will be taken into account under Parent’s group health plan for purposes of satisfying applicable deductible coinsurance and maximum covered health benefit claims for services rendered on and after the effective time of the merger.

Brokers and Finders. Parent and we have represented to each other that no broker, finder or investment banker is or will be entitled to any fees or commissions in connection with the merger other than BofA Merrill Lynch (whose fees and expenses Ameron will pay), and that if the merger agreement is terminated prior to closing, we will indemnify each other for any claims, liabilities or obligations with respect to any such fees or commissions.

Directors’ and Officers’ Indemnification. Parent and Merger Sub have agreed that the certificate of incorporation of the surviving corporation following the merger will contain indemnification provisions no less favorable than those set forth in the certificate of incorporation of Ameron and set forth in any indemnification agreement between Ameron and any officer, director, employee or former officer, former director or former employee. Further, Parent must not modify any such provision, for a period of six years, in a manner that would adversely affect the right thereunder of such individual, provided, however, that all rights to indemnification in respect of any claim for indemnification made within such period will continue until the final disposition of such claim.

Each of Parent and the surviving corporation following the merger must, to the fullest extent permitted under applicable law, indemnify and hold harmless each of Ameron’s and our subsidiaries’ present and former directors and officers against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of, or pertaining to any action or omission occurring on or before the effective time of the merger to the same extent as provided in the certificate of incorporation of Ameron or any other applicable contract or agreement in effect as of the date of the merger agreement; provided, however, that the surviving corporation will not be liable for any settlement effected without the surviving corporation’s written consent.

Parent must either (i) cause to be obtained “tail” insurance policies with a claims period of at least six years from the effective time of the merger or (ii) maintain in effect, for a period of six years from the effective time, the current policies of directors’ and officers’ liability insurance maintained by us or our subsidiaries with respect to matters occurring prior to the effective time of the merger; provided that Parent is not required to pay annual premiums in excess of 250% of the current annual premiums paid by us, but in which case Parent is obligated to provide as much insurance as may be purchased at such cost.

Notice. Parent and we have agreed to notify each other of: (i) any written notice from any person or governmental authority alleging that the consent of such person or governmental authority is or may be required in connection with the merger agreement or the transactions contemplated thereby; (ii) the existence of any event or circumstance that would be likely to cause any condition to the obligations of Ameron, Parent or Merger Sub to effect the merger and the other transactions contemplated by the merger agreement not to be satisfied; and (iii) the failure of Ameron, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to the merger agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the merger and the other transactions contemplated by the merger agreement not to be satisfied.

Public Announcements. Parent and Ameron have agreed to consult with each other prior to issuing or making, and will provide each other with the opportunity to review and comment upon, any press releases or other public statements with respect to the transactions contemplated by the merger agreement, and neither party will issue any such press release or make any such public statement without the prior written consent of the other, except as may be required by applicable law, stock exchange or New York Stock Exchange rule or applicable listing agreement.

Amendment, Extension and Waiver. The merger agreement may be amended by the parties at any time before or after our stockholders have approved and adopted the merger agreement, provided that after the stockholders approve and adopt the merger agreement, no amendment of the merger agreement will be made, except as allowed under applicable law.

At any time prior to the effective time of the merger, any party may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties made to such party in the merger agreement or in any document delivered pursuant to the merger agreement or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver must be in writing and signed on behalf of such party to be valid. Any failure in exercising any right provided to a party under the merger agreement will not constitute a waiver of such right.

ADJOURNMENT OF THE SPECIAL MEETING

(Proposal 2)

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve any adjournments of the special meeting if there are not sufficient votes to approve and adopt the merger agreement at the time of the special meeting or any adjournment or postponement of that meeting. Even though a quorum may be present at the special meeting or any such adjournment or postponement, it is possible that we may not have received sufficient votes to approve and adopt the merger agreement by the time of the special meeting or such adjournment or postponement. In that event, we would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The proposal to approve one or more adjournments of the special meeting requires the affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

To allow the proxies that have been received by us at the time of the special meeting to be voted for an adjournment, if determined necessary or appropriate by Ameron, we are submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. Our board of directors recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary or appropriate. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise indicated on the proxies. If the special meeting is adjourned for 30 days or less, we are not required to give notice of the time and place of the adjourned meeting unless our board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval and adoption of the merger agreement proposal in the event that there are insufficient votes to approve and adopt that proposal. Our board of directors retains full authority to the extent set forth in our bylaws and Delaware law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any of our stockholders.

ADVISORY VOTE ON GOLDEN PARACHUTES

(Proposal 3)

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the “golden parachute” compensation arrangements for our named executive officers, as disclosed in the section of this proxy statement entitled “The Merger—Interests of Ameron’s Executive Officers and Directors in the Merger—Golden Parachutes” at page 41.

We are asking our stockholders to indicate their approval of the various change of control payments which our named executive officers will or may be eligible to receive in connection with the merger. These payments are set forth in the table entitled “Golden Parachute Compensation” under the section of this proxy statement entitled “The Merger—Interests of Ameron’s Executive Officers and Directors in the Merger—Golden Parachutes” and the accompanying footnotes. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Ameron’s overall compensation program for its named executive officers, which has been disclosed to our stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of our board of directors, which is comprised solely of non-management directors, and are believed to be reasonable and competitive with the arrangements being offered by other U.S.-based, general diversified manufacturing companies with similar domestic and international sales and industries.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED FURTHER, that the stockholders of the Company approve, on a non-binding, advisory basis, the golden parachute compensation which may be paid to the Company’s named executive officers in connection with the Merger.”

Stockholders should note that this non-binding proposal regarding golden parachute compensation is merely an advisory vote that will not be binding on Ameron or Parent, their boards of directors or the compensation committees of Ameron or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the various change of control payments in accordance with the terms or conditions applicable to those payments.

Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires an affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote, assuming a quorum is present. For the non-binding proposal regarding certain merger-related executive compensation arrangements, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and properly executed broker non-votes, if any, will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but will have the same effect as a vote against the adoption of the non-binding proposal. The failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the non-binding proposal regarding certain merger-related executive compensation arrangements. No proxy that is specifically marked against adoption of the merger agreement will be voted FOR the non-binding proposal, unless it is specifically marked “FOR” the non-binding proposal.

MARKET PRICE AND DIVIDEND DATA

Our common stock is currently listed on the New York Stock Exchange under the symbol “AMN.” This table shows, for the periods indicated, the range of high and low sale prices for our common stock as quoted on the New York Stock Exchange:

	Price Per Share		Dividends Declared
	High	Low
Fiscal Year ended November 30, 2009
First Quarter	$66.81	$44.81		$.30
Second Quarter	$61.40	$41.21		$.30
Third Quarter	$79.20	$50.44		$.30
Fourth Quarter	$91.66	$55.70		$.30

Fiscal Year ended November 30, 2010
First Quarter	$72.24	$54.27		$.30
Second Quarter	$72.93	$60.45		$.30
Third Quarter	$66.27	$55.42		$.30
Fourth Quarter	$76.79	$55.65		$.30
			*$	3.00

Fiscal Year ending November 30, 2011
First Quarter	$85.25	$68.00		$.30
Second Quarter	$79.79	$63.20		$.30
Third Quarter	$86.03	$59.20		$.30
Fourth Quarter (through September 6, 2011)	$84.82	$84.36

*	On November 30, 2010, Ameron paid a one-time special dividend in the amount of $3.00 to stockholders of record on November 10, 2010 in connection with the sale of Ameron’s 50% ownership in TAMCO.

On July 1, 2011, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $66.27. On September 6, 2011, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $84.82.

Following the consummation of the merger, there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 6, 2011 (except as otherwise specified), with respect to the beneficial ownership of Ameron common stock by (i) all persons known by us to be the beneficial owners of more than 5% of the outstanding common stock of Ameron, (ii) each director of Ameron, (iii) our named executive officers, and (iv) all executive officers and directors of Ameron as a group:

	Common Stock
Name and Addresses(1)	Number of Shares Owned(2)	Rights to Acquire(3)	Shares Beneficially Owned(4)	Percentage Beneficially Owned(4)
Principal Stockholders
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, Maryland 21202	813,000	—	813,000	8.96

Advisory Research, Inc.(6) 180 North Stetson, Suite 5500 Chicago, Illinois 60601	600,814	—	600,814	6.62

Invesco Ltd.(7) 1555 Peachtree Street NE Atlanta, Georgia 30309	549,090	—	549,090	6.05

Dimensional Fund Advisors(8) Building One, 6300 Bee Cave Rd. Austin, Texas 78743	519,160	—	519,160	5.72

GAMCO Investors, Inc.(9) One Corporate Center Rye, New York 10580	462,345	—	462,345	5.10

Directors
J. Michael Hagan	11,352	5,101	16,453	*
Terry L. Haines	21,980	2,250	24,230	*
William D. Horsfall	6,466	0	6,466	*
James A. Mitarotonda(10)	125,858	0	125,858	1.39
John E. Peppercorn	15,400	12,000	27,400	*
Barry L. Williams	3,000	0	3,000	*

Named Executive Officers
James S. Marlen(11)	28,482	0	28,482	*
Gary Wagner(12)	38,744	0	38,744	*
James R. McLaughlin(13)	3,620	0	3,620	*
Ralph S. Friedrich	2,998	0	2,998	*
Mark J. Nowak(14)	6,186	0	6,186	*

All directors and executive officers as a group (16 persons)	271,665	19,351	291,016	3.21

* Less than 1%.

(1)	Unless otherwise indicated, the address of each of the individuals or entities named above is: c/o Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101.
(2)	Includes shares for which the named person has sole or shared voting or investment power. Excludes shares that may be acquired through stock option exercises.
(3)	Shares that can be acquired through stock options that are exercisable on or before September 6, 2011.

(4)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of September 6, 2011, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. The applicable percentage is based on 9,069,126 shares of our common stock outstanding as of September 6, 2011.
(5)	This information, of which Ameron does not have direct knowledge, has been derived from a Schedule 13F filed with the SEC on August 12, 2011. Based upon the information in such filing, T. Rowe Price Associates, Inc. has sole voting power and dispositive power with respect to 252,900 of these shares.
(6)	This information, of which Ameron does not have direct knowledge, has been derived from a Schedule 13F filed with the SEC on August 11, 2011 and a Schedule 13G/A filed with the SEC on February 9, 2011. Based upon the information contained in such filings, Advisory Research, Inc. (“ARI”) has sole voting power and dispositive power with respect to 600,814 of these shares. ARI is a wholly owned subsidiary of Piper Jaffray Companies, an investment advisor.
(7)	This information, of which Ameron does not have direct knowledge, has been derived from a Schedule 13F filed with the SEC on August 12, 2011 and a Schedule 13G/A filed with the SEC on February 9, 2011. Based upon the information contained in such filings, Invesco PowerShares Capital Management LLC has sole voting and dispositive power with respect to 549,059 of these shares. Stein Roe Investment Counsel, Inc. has sole dispositive power with respect to 31 of these shares and is a subsidiary of Invesco PowerShares Capital Management LLC. Invesco PowerShares Capital Management LLC is a subsidiary of Invesco Ltd.
(8)	This information, of which Ameron does not have direct knowledge, has been derived from a Schedule 13F filed with the SEC on August 9, 2011. Based upon the information contained in such filing, Dimensional Fund Advisors has sole voting power and dispositive power with respect to 505,303 shares.
(9)	This information, of which Ameron does not have direct knowledge, has been derived from a Schedule 13D filed with the SEC on August 19, 2011. Based upon the information contained in such filing, Gabelli Funds, LLC, GAMCO Asset Management, Inc. and Gabelli Securities, Inc. have sole voting power and dispositive power with respect to 304,945, 80,000 and 77,400 shares, respectively.
(10)	Includes 124,658 shares of indirect beneficial ownership by Barington Companies Equity Partners, L.P.
(11)	Includes 173 vested shares of common stock held in trust under the Ameron International Corporation 401(k) plan.
(12)	Mr. Wagner and his wife share voting and investment power with respect to 18,360 of these shares.
(13)	Effective June 1, 2011, Mr. McLaughlin retired from his position as Senior Vice President—Corporate Development & Treasurer. Includes 239 vested shares of common stock held in trust under Ameron International Corporation 401(k) plan.
(14)	Includes 1,004 vested shares of common stock held in trust under the Ameron International Corporation 401(k) plan.

STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold an annual meeting of stockholders in 2012 because we will no longer be a publicly held company. However, if the merger is terminated or if we are otherwise required to do so under applicable law, we will hold our annual meeting of stockholders in 2012. If an annual meeting of stockholders is held in 2012:

•

proposals of stockholders to be considered for inclusion in the proxy statement and form of proxy relating to the annual meeting of stockholders in 2012 must be addressed to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary, and must be received there no later than November 2, 2011; and

•

Ameron’s bylaws provide that for business to be brought before the annual meeting of stockholders in 2012 by a stockholder, written notice must be received by the Secretary of Ameron not less than 60 nor more than 120 days prior to March 30, 2012, the first anniversary of the annual meeting of stockholders in 2011. Thus, written notice must be received no later than January 30, 2012, and no earlier than December 1, 2011. However, in the event the date of the annual meeting of stockholders in 2012 is more than 30 days before or more than 70 days after such anniversary date, written notice must be received not less than 60 days nor more than 120 days prior to the actual date of the annual meeting of stockholders in 2012, or within 10 days following the first public disclosure of the date of the annual meeting of stockholders in 2012 by Ameron. The information which must be included in the notice is specified in the applicable bylaw, which can be found on Ameron’s Website located at www.ameron.com by following the links to “Shareholders” and “Corporate Governance,” and is available upon written request.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC and Parent files annual and special reports and other information with the SEC. You may read and copy any reports, statements or other information that we and Parent file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Website maintained by the SEC at www.sec.gov.

Parent has supplied all information contained in this proxy statement relating to Parent and Merger Sub, and we have supplied all such information relating to us and the merger.

Our stockholders should not send in their certificates for our common stock until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash following the completion of the merger should call the paying agent, whose contact information will be included in the letter of transmittal.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 7, 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

July 1, 2011

among

NATIONAL OILWELL VARCO, INC.,

NOV SUB A, INC.

and

AMERON INTERNATIONAL CORPORATION

A-i

(CONTINUED)

A-ii

ANNEX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 1, 2011, among National Oilwell Varco, Inc., a Delaware corporation (“Parent”), NOV Sub A, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Ameron International Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that it is in the best interest of the Company and the Company’s stockholders, and declared it advisable, to enter into this Agreement providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the DGCL, upon the terms and conditions contained herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent and Merger Sub have each (i) approved this Agreement and declared it advisable for Parent and Merger Sub to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the DGCL, upon the terms and conditions contained herein;

WHEREAS, upon consummation of the Merger, each issued and outstanding share of common stock, par value $2.50 per share of the Company (the “Company Common Stock”), will be converted into the right to receive $85.00 per share in cash, without interest, upon the terms and subject to the conditions of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions with respect to the consummation of the transaction contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue under the name “Ameron International Corporation” as the surviving corporation of the Merger under the DGCL (the “Surviving Corporation”).

SECTION 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 11:00 a.m., Houston time, on a date to be specified by the parties, which shall be not later than the third (3rd) business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), at the offices of Locke Lord Bissell & Liddell LLP, 600 Travis Street, Suite 2800, Houston, Texas 77002, unless another time, date and/or place is agreed to in writing by Parent and the Company.

SECTION 1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, simultaneously with the Closing, the parties hereto shall (a) file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and (b) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

SECTION 1.05 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

(b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws, except that the references to Merger Sub’s name shall be replaced by references to Ameron International Corporation.

SECTION 1.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II

EFFECT OF MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Securities. At the Effective Time, the following shall occur by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (including Company Restricted Shares but excluding (x) any Shares to be canceled pursuant to Section 2.01(b), (y) Shares owned by any direct or indirect wholly owned Subsidiary of the Company and not owned on behalf of a third person and (z) any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive an amount per Share (subject to any applicable withholding Tax specified in Section 2.02(f)) equal to $85.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, each holder of any such Shares (other than holders of Dissenting Shares), including any Company Restricted Shares, whether or not restrictions have lapsed, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any declared but unpaid dividends upon surrender of such Shares in accordance with Section 2.02, without interest.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time and not held or owned on behalf of a third person shall be canceled automatically without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $2.50 per share, of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation.

SECTION 2.02 Exchange of Certificates and Book-Entry Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the deposit and payment of the (A) aggregate Merger Consideration, (B) aggregate amount of cash dividends, if any, that (1) (x) were declared prior to the date hereof related to the Company Restricted Shares, (y) were declared prior to the date hereof, as described on Section 3.03(a) of the Company Disclosure Letter, or (z) were declared after the date hereof and are expressly permitted hereunder to have been so declared, (2) have a record date prior to the Effective Time and (3) are unpaid at the Effective Time (the “Outstanding Dividends”) and (C) Option Payments in accordance with this Article II. Parent shall provide the Paying Agent with irrevocable instructions and authority to pay each respective holder of record (or otherwise pursuant to Section 2.02(b) below) of Certificates or Book-Entry Shares (other than any (x) Shares canceled pursuant to Section 2.01(b), (y) Shares owned by any direct or indirect wholly owned Subsidiary of the Company and not owned on behalf of a third person and (z) any Dissenting Shares), as evidenced by a list of such holders certified by an officer of the Surviving Corporation or the Surviving Corporation’s transfer agent, the Merger Consideration upon surrender of Certificates or Book-Entry Shares and the amount of Outstanding Dividends due thereon. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and Company Stock Options and separate and apart from its other funds, as a trust fund, cash in an amount sufficient to pay the aggregate Merger Consideration and Outstanding Dividends required to be paid pursuant to Section 2.01(a) and the aggregate Option Payments required to be paid pursuant to Section 2.04(b) (such cash to pay the Merger Consideration, Outstanding Dividends and the Option Payments being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America and may be liquidated at any time without loss or penalty. If for any reason (including investment losses) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Section 2.02(a).

(b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration and Outstanding Dividends pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent (or effective affidavit of loss in lieu thereof)) and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavit of loss in lieu thereof) in exchange for payment of the Merger Consideration and Outstanding Dividends. Upon surrender to the Paying Agent of a Certificate (or effective affidavit of loss in lieu thereof) for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of the Shares represented by such Certificate (or effective affidavit of loss in lieu thereof) shall be entitled to receive in exchange therefor the Merger Consideration and Outstanding Dividends pursuant to Section 2.01(a) in respect of the Shares formerly represented by such Certificate (or effective affidavit of loss in lieu thereof), and the Certificate so surrendered shall forthwith be canceled. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) the amount of cash that such holder is entitled to receive pursuant to Section 2.02(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. If payment of the Merger Consideration and Outstanding Dividends pursuant to Section 2.01(a) is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer or other Taxes required by reason of the payment of the Merger Consideration and Outstanding Dividends to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall establish to the reasonable satisfaction of Parent that such Tax is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate and Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and Outstanding Dividends to which the holder of such Certificate or Book-Entry Share is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II. The method of payment of cash for Shares converted into the right to receive the Merger Consideration and Outstanding Dividends shall be by wire transfer, bank check or other method that will provide a holder of Shares not later than second day funds. Parent shall instruct the Paying Agent to timely pay the Merger Consideration and Outstanding Dividends. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the date of the Closing, the Paying Agent will transmit to DTC or its nominees on the date of the Closing an amount in cash in immediately available funds equal to the sum of (x) the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration and (y) the Outstanding Dividends with respect to such Shares (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the date of the Closing, the Paying Agent will transmit to DTC or its nominee on the first business day after the date of the Closing an amount in cash in immediately available funds equal to the DTC Payment.

(c) No Further Rights. From and after the Effective Time, holders of Certificates and holders of Book-Entry Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

(d) Termination of Exchange Fund. At any time that is more than one (1) year after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any Exchange Funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article II (including interest and other income received by the Paying Agent in respect of the funds made available to it), and after the Exchange Funds have been delivered to Parent, Persons entitled to payment in accordance with this Article II shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration and Outstanding Dividends upon surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon; provided, that such Person shall have no greater rights against Parent than may be accorded to general creditors of Parent under applicable Laws. Any portion of the Exchange Funds deposited with the Paying Agent remaining unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(e) No Liability. None of the Paying Agent, Merger Sub, Parent or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares (including Company Restricted Shares) and Company Stock Options, without duplications, such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration and Outstanding Dividends to which the holder thereof is entitled pursuant to Section 2.01(a).

SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. If, at or after the Effective Time, any Certificates are presented to the Paying Agent or Parent for any reason or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled against delivery of the Merger Consideration and Outstanding Dividends to which the holders thereof are entitled pursuant to Section 2.01(a), subject to applicable Law in the case of Dissenting Shares.

SECTION 2.04 Company Stock Options.

(a) As part of the Transactions (as defined in Section 3.04), the Company shall ensure that (i) immediately prior to the Effective Time, each outstanding option to purchase Company Common Stock granted under any Company Stock Plan shall become immediately vested and exercisable in full and each holder of such option shall have at least ten (10) days prior to the Effective Time during which to exercise such option (which exercise may be contingent upon the occurrence of the Effective Time), (ii) at the Effective Time, each option to purchase shares of Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option”) shall be canceled as of the Effective Time in exchange for the consideration contemplated by Section 2.04(b) to be paid by the Surviving Corporation to each former holder of any such canceled Company Stock Option as promptly as practicable after the Effective Time and (iii) at the Effective Time, all of the Company Stock Plans shall be terminated, in each case, in accordance with and pursuant to the terms of the Company Stock Plans.

(b) Each holder of a Company Stock Option that is outstanding and unexercised as of the Effective Time, whether or not exercisable at the Effective Time, and has an exercise price per share of Company Common Stock that is less than the per share Merger Consideration shall be entitled to receive and shall (subject to the provisions of this Section 2.04) be paid out of the Exchange Fund as promptly as practicable after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash (subject to any applicable withholding Taxes) equal to (i) the difference between the per share Merger Consideration and the applicable exercise price per share of such Company Stock Option, multiplied by (ii) the aggregate number of Shares issuable upon exercise, whether or not exercisable at the Effective Time, of such Company Stock Option (the “Option Payment”). Any such payments shall be subject to all applicable federal, state and local Tax withholding requirements, and shall be made by wire transfer, bank check or other method that will provide a holder of Shares not later than second day funds. Parent shall instruct the Paying Agent to timely pay the Option Payments. If, however, the exercise price per share of Company Common Stock of a Company Stock Option is equal to or greater than the per share Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.

SECTION 2.05 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by any stockholder that is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and that complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting Shares held by any stockholder that shall have failed to perfect or that otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such Shares under Section 262 or a court of competent jurisdiction shall determine that such stockholder is not entitled to the relief provided by Section 262, then such stockholder or stockholders (as the case may be) shall forfeit such rights as are granted by Section 262 and each such Dissenting Share shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration and Outstanding Dividends, without any interest thereon, upon surrender of such stockholder’s Certificates or Book-Entry Shares in the manner provided in Section 2.02. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 and as provided in the preceding sentence.

(b) The Company shall give Parent (i) notice as promptly as practicable of any demands received by the Company for appraisal of any Shares and withdrawals of such demands and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, except to the extent it is expressly required to do so by court order.

SECTION 2.06 Adjustment of Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other similarly dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in the letter delivered to Parent and Merger Sub on or before the date of this Agreement (the “Company Disclosure Letter”) or as disclosed in the SEC Reports filed on or after December 1, 2010 and publicly available prior to the date of this Agreement (other than any risk factor disclosure or forward-looking statements included in such SEC Reports, in each case, other than any specific factual information contained therein), the Company hereby makes the following representations and warranties to Parent and Merger Sub. The parties acknowledge and agree that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face.

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing (where such concept exists), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing, individually or in the aggregate, that have not resulted in and would not reasonably be expected to result in a Material Adverse Effect.

(b) Section 3.01(b) of the Company Disclosure Letter sets forth a true and complete list of (i) all the Company’s Subsidiaries and the jurisdiction of organization thereof and (ii) any other Equity Interest in any Person owned by the Company or any of its Subsidiaries. All the outstanding Equity Interests of each Subsidiary of the Company and in any other Person are owned, directly or indirectly, by the Company free and clear of any Liens, other than Liens securing Company or Subsidiary indebtedness. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which any of them are bound relating to the voting of any shares of capital stock of the Company’s Subsidiaries.

SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws, or equivalent organizational documents, in each case as amended to date (“Organizational Documents”), of the Company and each of its Subsidiaries. Such Organizational Documents are in full force and effect and no other organizational documents are applicable or binding upon the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is, nor has the Company been, in material violation of any of the provisions of its Organizational Documents. No Subsidiary of the Company has been in material violation of any of the provisions of its Organizational Documents. Except as set forth on Section 3.02 of the Company Disclosure Letter, the Company has made available to Parent complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof) and of the stockholders of the Company, in each case since January 1, 2006.

SECTION 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 24,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”). As of the close of business on June 30, 2011, (w) 9,069,126 shares of Company Common Stock are issued and outstanding (including 53,628 Company Restricted Shares), all of which are validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (x) 2,989,016 shares of Company Common Stock are held in the treasury of the Company, (y) no shares of Company Common Stock are held by the Company’s Subsidiaries and (z) 21,052 shares of Company Common Stock are issuable upon exercise of outstanding Company Stock Options granted under the Company Stock Plans at a weighted average per share exercise price of $45.23. As of the close of business on June 30, 2011, 144,100 shares of Company Common Stock are reserved for future issuance in connection with the Company Stock Plans (including shares reserved pursuant to outstanding Company Stock Options). All of the aforesaid shares of Company Common Stock and Company Stock Options have been offered, sold and delivered by the Company in compliance in all material respects with all applicable federal and state securities laws. No shares of Preferred Stock are issued and outstanding. Except as set forth above in this Section 3.03(a) or on Section 3.03(a) of the Company Disclosure Letter, there are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries, (B) outstanding voting securities of the Company or any of its Subsidiaries (other than Company Common Stock) or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (C) outstanding equity equivalents, interests in the ownership or earnings of the Company or similar rights. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any issued or unissued shares of Company Common Stock or any Equity Interests of any Subsidiary of the Company or any other Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other Person, other than pursuant to the Company Benefit Plans. None of the Company or any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any of its Subsidiaries or any other Contract relating to the holding, disposition, voting or dividends with respect to any issued or unissued Equity Interests of the Company or of any of its Subsidiaries, or that restricts the transfer of any issued or unissued Equity Interests of the Company. Except as set forth on Section 3.03(a) of the Company Disclosure Letter, as of the date hereof, all dividends on the Company Common Stock that have been declared or have accrued prior to the date hereof have been paid in full to the Company’s paying agent.

(b) Each outstanding share of capital stock or other Equity Interest of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or other Equity Interest is owned by the Company or another of its Subsidiaries free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any of its Subsidiaries’ voting, dividend or transfer rights, charges and other encumbrances or Liens (other than Liens securing Company indebtedness) of any nature whatsoever.

(c) Except as set forth on Section 3.03(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any outstanding indebtedness for borrowed money not reflected in the Financial Statements.

SECTION 3.04 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the required approval and adoption of this Agreement and the Transactions by the Company’s stockholders (the “Company Stockholder Approval”), to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby (collectively, the “Transactions”). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval, and to the filing of the Certificate of Merger with the Secretary of State of Delaware as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, valid execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Organizational Documents of the Company or any of its Subsidiaries, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, executive order, judgment, injunction, decree or other order (“Law”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) except as set forth on Section 3.05(a)(iii) of the Company Disclosure Letter, result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in the loss of a material benefit under, give rise to a right or obligation to purchase or sell assets or securities under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except with respect to clauses (ii) and (iii) above for those conflicts, violations, breaches, defaults, losses, rights or other occurrences that, or for which the failure to obtain such consents, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of the date hereof, the Company has not been advised of any reason why the consents required under the contracts set forth on Section 3.05(a)(iii) of the Company Disclosure Letter could not be obtained prior to the Closing.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal or judicial or arbitral body (a “Governmental Authority”), except (i) as may be required by the Exchange Act and the rules and regulations promulgated thereunder, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement, (iii) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), (iv) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (v) as may be required pursuant to state securities, takeover and “blue sky” laws, (vi) any filings and consents required under any Antitrust Law, (vii) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (viii) as otherwise listed on Section 3.05(b) of the Company Disclosure Letter.

SECTION 3.06 Company Permits; Compliance.

(a) Each of the Company and each of its Subsidiaries is in possession of all grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have any of the Permits would not reasonably be expected to result in a Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the suspension or cancellation of any of the Permits would not reasonably be expected to result in a Material Adverse Effect. Each of the Company and each of its Subsidiaries is, and has been, in compliance with, and has taken any necessary steps to become in compliance with: (i) any Material Contract or Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound; and (ii) any Law applicable to such entity or by which any property or asset of such entity is bound or affected; and all notices, reports, documents and other information required to be filed under any Material Contract, Permit or Law were properly filed and were in compliance with such Material Contract, Permit or Law, except where such failure to file or to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty is made in this Section 3.06(a) with respect to (a) the Securities Act or the Exchange Act, which are covered in Section 3.07 and Section 3.08, (b) employee benefit and ERISA matters, which are covered in Section 3.11 and Section 3.12, (c) applicable Laws with respect to Taxes, which are covered in Section 3.15, and (d) environmental matters, which are covered in Section 3.16.

(b) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the

Exchange Act); such disclosure controls and procedures are designed to provide that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has established and maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Management of the Company has completed its assessment of the effectiveness of the Company’s internal control of financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended November 30, 2010, and such assessment concluded that such controls were effective. Since November 30, 2010, any material change in internal control over financial reporting required to be disclosed in any SEC Reports has been so disclosed.

(c) Except as set forth on Section 3.06(c) of the Company Disclosure Letter, since December 1, 2010, and as of the date hereof, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after November 30, 2010, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement that have no reasonable basis), and (ii) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after November 30, 2010, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

SECTION 3.07 SEC Reports; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed with the SEC all forms, reports, statements, schedules and other documents required to be filed by it since December 1, 2006 (as amended to date, the “SEC Reports”). The Company has delivered or made available to Parent copies of all such SEC Reports. As of their respective dates, or, if amended, as of the date of the last such amendment, the SEC Reports complied as to form in all material respects in accordance with the then-applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and in each case, the rules and regulations promulgated thereunder. None of the SEC Reports, at the time they were filed, or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC. Except as set forth on Section 3.07(a) of the Company Disclosure Letter, as of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

(b) Each of the consolidated financial statements included in the SEC Reports, in each case, including any related notes and schedules thereto, as filed with the SEC (the “Financial Statements”) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, which are not expected to be significant). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q or Form 8-K or any successor forms under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) Except (i) as reflected or reserved against on the consolidated balance sheet of the Company (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the three (3) months ended February 27, 2011, (ii) for liabilities or obligations incurred in the ordinary course of business since February 27, 2011, (iii) for liabilities and obligations incurred pursuant to the Transactions, (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business in a manner consistent with past practice prior to the date of this Agreement and (v) for liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the Company’s knowledge, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, either matured or unmatured.

(d) Except as set forth on Section 3.07(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is indebted to any director or officer of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees), and no such person is indebted to the Company or any of its Subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Item 402 or 404 of Regulation S-K promulgated by the SEC.

SECTION 3.08 Information Supplied.

(a) Each document required to be filed by the Company with the SEC in connection with the Transactions (the “Company Disclosure Documents”), including the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act (together with all amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) The representations and warranties contained in this Section 3.08 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent or any of their Representatives specifically for use therein.

SECTION 3.09 Absence of Certain Changes or Events. Except as set forth on Section 3.09 of the Company Disclosure Letter, as of the date hereof:

(a) Since November 30, 2010, there has not been any Material Adverse Effect or any event or circumstance that has had or would reasonably be expected to result in a Material Adverse Effect.

(b) Since November 30, 2010, except as expressly contemplated by this Agreement, the Company and its Subsidiaries have conducted their business only in the ordinary course of business and in a manner consistent with past practice.

(c) Since November 30, 2010, except as expressly contemplated by this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01(b), 5.01(f)(i), 5.01(f)(v), 5.01(f)(vi), or 5.01(i).

(d) Since November 30, 2010, the Company and its Subsidiaries have not incurred any indebtedness for borrowed money in excess of $2,000,000, other than such indebtedness that draws on revolving credit lines in place on the date hereof (or replacements thereof).

SECTION 3.10 Absence of Litigation. As of the date hereof, except as set forth on Section 3.10 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any, and there is no pending or as to which the Company or its Subsidiaries has received any written notice of assertion of a litigation, suit, claim, action, proceeding, hearing, arbitration, petition, grievance, review, complaint, audit, examination or investigation (an “Action”), that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect. As of the date hereof, there is no judgment, decree, injunction, writ or order of any Governmental Authority outstanding against the Company or any of its Subsidiaries (or any of their respective assets or properties) that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect. Section 3.10 of the Company Disclosure Letter sets forth a list of all pending written notices of assertion of litigation, suits, proceedings, arbitrations, and investigations outstanding as of the date hereof to which the Company or any of its Subsidiaries is subject, involving (a) monetary claims against the Company or any of its Subsidiaries for more than $500,000 or (b) a request for injunctive relief.

SECTION 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has made available to Parent a current, accurate and complete copy thereof, and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) the most recent summary plan description and summaries of material modifications; and (iv) the most recent Form 5500 and attached schedules, and, to the extent applicable, actuarial valuation reports and audited financial statements for the past three (3) years.

(b) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination, advisory and/or opinion letter, as applicable, from the Internal Revenue Service (the “IRS”) as to its qualification (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in disqualification of such Company Benefit Plan. Each of the Company Benefit Plans has been operated and administered in accordance with its terms and with all applicable Laws, including ERISA and the Code, and the terms of any applicable collective bargaining agreements. All contributions required to be made to the Company Benefit Plans pursuant to their terms, the Code, ERISA, and any other applicable Laws have been timely made. There are no pending or, to the knowledge of the Company, threatened Actions by or on behalf of any of the Company Benefit Plans by any employee or beneficiary covered under any Company Benefit Plan, by the IRS, the U.S. Department of Labor, the Pension Benefit Guarantee Corporation or other Governmental Authority, or otherwise involving any Company Benefit Plan (other than routine claims for benefits) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Company.

(c) Except as set forth on Section 3.11(c) of the Company Disclosure Letter, (x) neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever sponsored, contributed to, or had or has any liability respecting, an employee benefit plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and (y) no Company Benefit Plan, and no employee benefit plan sponsored or contributed to by an ERISA Affiliate is (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iii) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(d) No event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any material Tax, Lien, fine, penalty or other liability imposed by ERISA, the Code or other applicable Law. Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is listed on Section 3.11(d) of the Company Disclosure Letter and has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder.

(e) Except as set forth on Section 3.11(e) of the Company Disclosure Letter, no Company Benefit Plan provides health or welfare benefits (whether or not insured), with respect to current or former employees or directors of the Company or any of its Subsidiaries or other person beyond their retirement or other termination of service, other than (i) health continuation coverage as required by Section 4980B of the Code, the full cost of which is borne by the current or former employee or director or other person or (ii) as required under any Company Benefit Plan that provides long-term disability benefits that have been fully provided by insurance thereunder.

(f) Except as set forth on Section 3.11(f) of the Company Disclosure Letter, none of the negotiation or the execution of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or other transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits, or trigger any other obligation, under any Company Benefit Plan, or (iii) result in the payment of any amount that would not be deductible as a result of Section 280G of the Code. There is no agreement, plan or other arrangement to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

(g) Neither the Company nor any of its Subsidiaries is subject to any material liability, Tax or penalty whatsoever to any Person or agency whomsoever as a result of engaging in a prohibited transaction under ERISA or the Code, and to the knowledge of the Company, no circumstances exist which could result in any material liability, Tax or penalty (including a penalty under Section 502 of ERISA) on the Company or any of its Subsidiaries as a result of a breach of any duty under ERISA or under other Laws.

(h) Except as set forth on Section 3.11(h) of the Company Disclosure Letter, no Company Benefit Plan is maintained outside of the United States for the benefit of employees employed outside of the United States.

SECTION 3.12 Labor and Employment Matters.

(a) Except as set forth on Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to, bound by, or in the process of negotiating, a collective bargaining agreement, work rules or practices, or similar labor-related agreement or understanding with any labor union or labor organization.

(b) Except as set forth on Section 3.12(b) of the Company Disclosure Letter, as of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries is represented by a labor union or other labor organization and (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees of the Company or any of its Subsidiaries, (ii) no written demand for recognition of any employees of the Company or any of its Subsidiaries has been made by or on behalf of any labor union or labor organization and (iii) no petition has been filed, nor has any proceeding been instituted by any employee of the Company or any of its Subsidiaries or group of employees of the Company or any of its Subsidiaries with any labor relations board or commission of any Governmental Authority seeking recognition of a collective bargaining representative.

(c) Except as set forth on Section 3.12(c) of the Company Disclosure Letter, as of the date of this Agreement, except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company, there is no pending or threatened strike, lockout, work stoppage, slowdown or picketing with respect to or involving any employees of the Company or any of its Subsidiaries, and there has been no such action or event in the past six (6) years.

(d) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance with all obligations of the Company or any of its Subsidiaries under any employment agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding.

(e) Except as set forth on Section 3.12(e) of the Company Disclosure Letter, as of the date of this Agreement, there is no arbitration, administrative hearing, formal claim of unfair labor practice, other union- or labor-related Action or other formal claim or investigation of wrongful discharge, formal claim or investigation of employment discrimination or retaliation, or claim or investigation of sexual harassment, against the Company or any of its Subsidiaries.

(f) Except as set forth on Section 3.12(f) of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll Taxes and similar Taxes, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect on the Company.

(g) Except as set forth on Section 3.12(g) of the Company Disclosure Letter, during the preceding three (3) years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.

(h) Each person employed by the Company or any of its Subsidiaries was or is properly classified as exempt or non-exempt in accordance with applicable overtime Laws, and no person treated as an independent contractor or consultant by the Company or any of its Subsidiaries should have been properly classified as an employee under applicable Law, except to the extent that any such misclassification would not reasonably result in a material liability to the Company or any of its Subsidiaries.

SECTION 3.13 Real Property; Title to Assets.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the Company Real Property used in connection with the business of the Company or any of its Subsidiaries, or owned or leased by the Company or any of its Subsidiaries, including:

(i) with respect to each parcel of Company Owned Real Property, (A) the street address of such parcel of Company Owned Real Property and (B) the current owner of such parcel of Company Owned Real Property; and

(ii) with respect to each lease of Company Leased Real Property, (A) the street address of such parcel of Company Leased Real Property and (B) the parties to and the date of such lease.

(b) The Company and each of its Subsidiaries has good and marketable title to all of the Company Owned Real Property, free and clear of all Liens, except Permitted Liens. Except as set forth on Section 3.13(b) of the Company Disclosure Letter, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Company Owned Real Property or any portion thereof or interest therein. There are no leases, subleases, licenses, concessions or other agreements (written or oral) granting any person the right to use or occupy the Company Owned Real Property except as set forth on Section 3.13(b) of the Company Disclosure Letter. Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company, and except as set forth on Section 3.13(b) of the Company Disclosure Letter, with respect to each parcel of Company Owned Real Property: (i) all buildings, structures, fixtures and improvements on the Company Owned Real Property are in good condition and repair, ordinary wear and tear excepted, and (ii) there is no condemnation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened, affecting any parcel of Company Owned Real Property or any portion thereof or interest therein.

(c) All Company Leased Real Property is leased by the Company and its Subsidiaries (as the case may be) under valid and subsisting leases or subleases. Neither the Company nor any of its Subsidiaries has received written notice of any material breach or default, by the Company or any Subsidiary under any lease or sublease pursuant to which it occupies any Company Leased Real Property (other than breaches or defaults that have been cured) or of any cancellation or termination thereunder. The Company does not have knowledge of any condition, event or circumstance that with notice or lapse of time, or both, would constitute a material breach or default by the Company or any Subsidiary under any such lease or sublease. Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company, and except as set forth on Section 3.13(c) of the Company Disclosure Letter: (i) all buildings, structures, fixtures and improvements on the Company Leased Real Property are in good condition and repair, ordinary wear and tear excepted, and (ii) there is no condemnation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened, affecting any parcel of Company Leased Real Property or any portion thereof or interest therein.

(d) The Company and its Subsidiaries own, lease or have the right to use all the Company Real Property and material assets for the conduct of their respective business free and clear of all Liens, except Permitted Liens. In the case of material leased equipment and other material tangible assets, the Company and its Subsidiaries hold valid leasehold interests in such assets, free and clear of all Liens, except Permitted Liens.

(e) Section 3.13(e) of the Company Disclosure Letter sets forth an accurate listing of each lease of real property pursuant to which the Company or any of its Subsidiaries acts as lessor.

SECTION 3.14 Intellectual Property. The Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know how, computer software programs or applications, databases and tangible or intangible proprietary information or material (collectively, the “Company Intellectual Property”) that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted, subject to such exceptions that have not and would not be reasonably likely to have a Material Adverse Effect. Subject to such exceptions that have not and would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, (a) none of the Company Intellectual Property is the subject of any pending or threatened Action, (b) no person, entity or Governmental Authority has given written notice to the Company or its Subsidiaries claiming (i) that any of the Company Intellectual Property is invalid, (ii) that the use of any of the Company Intellectual Property is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright, or (iii) that the Company or any of its Subsidiaries has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, and (c) the Company has no knowledge of any third-party rights or conduct that infringes or conflicts with the Company Intellectual Property.

SECTION 3.15 Taxes. Except as set forth on Section 3.15 of the Company Disclosure Letter:

(a) The Company and its Subsidiaries (i) have timely filed or caused to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws, and (ii) have timely paid all material Taxes due and payable. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. All Taxes required to have been withheld by the Company and its Subsidiaries have been withheld and paid to the applicable Tax authorities in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b) There are no pending or, to the knowledge of the Company, threatened Actions in respect of any Tax or Tax matter of the Company or any of its Subsidiaries. No claim has ever been made in writing by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or such Subsidiary is subject to Tax by such jurisdiction. Any deficiency for any material amount of Tax that has been asserted or assessed by any Tax authority against the Company or any of its Subsidiaries (i) has been satisfied by payment, settled or withdrawn or (ii) is being contested in good faith and the Company or the appropriate Subsidiary of the Company has set aside adequate reserves in accordance with GAAP. There are no Tax liens on any assets of the Company or any of its Subsidiaries (other than any liens for Taxes not yet due and payable).

(c) Neither the Company nor any of its Subsidiaries is a party to any Contract that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-U.S. tax law).

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) or (iv) election under Section 108(i) of the Code.

(f) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement, Tax indemnity agreement or any other agreement of a similar nature, except for agreements solely with each other, or real property triple net leases to which the Company is a party. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (as defined in Section 1504(a) of the Code or any similar provision of state, local or non-U.S. law) filing a consolidated federal income Tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provisions of state, local or non-U.S. law), as transferee or successor, by contract, or otherwise, except for any liability for Taxes by reason of agreements solely with each other, or real property triple net leases to which the Company is a party.

(h) Neither the Company nor any of its Subsidiaries has distributed stock of any Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(j) For purposes of this Agreement:

(i) “Tax” or “Taxes” means any and all federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or Tax authority, whether disputed or not.

(ii) “Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.16 Environmental Matters.

(a) Except as set forth on Section 3.16 of the Company Disclosure Letter, and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company and its Subsidiaries comply, and within all applicable statute of limitation periods have complied, with all applicable Environmental Laws; (ii) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) neither the Company nor any of its Subsidiaries is subject to liability for any release of, or any exposure of any person or property to, any Hazardous Substance; (iv) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions issued by, or other arrangements with, any Governmental Authority or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (vi) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to cause the Company or any of its Subsidiaries to become subject to any claims, liabilities, investigations or costs, or to restrictions on the ownership, use or transfer of any property, pursuant to any Environmental Law; and (vii) the Company and its Subsidiaries have all of the Environmental Permits necessary for the conduct and operation of the business as now being conducted, and all such Environmental Permits are in good standing.

(b) For purposes of this Agreement:

(i) “Environmental Law” means any federal, state, local or foreign Law, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, preservation, investigation, remediation or restoration of environmental quality, health and safety, or natural resources, or (B) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(ii) “Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Law.

(iii) “Hazardous Substance” means: (A) any substance that is listed, classified or regulated pursuant to or that could result in liability under any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

SECTION 3.17 Material Contracts.

(a) Except as filed (or incorporated by reference) as an exhibit to a SEC Report filed on or after December 1, 2010, and except for the Company Benefit Plans, each of the following contracts, agreements or arrangements of the Company and any of its Subsidiaries is set forth on Section 3.17(a) of the Company Disclosure Letter:

(i) any agreement relating to the borrowing of money or the extension of credit (other than agreements among direct or indirect wholly owned Subsidiaries of the Company, and other than any agreements that generate account receivables, trade payables or other account payables in the ordinary course of business consistent with past practice) for amounts in excess of $50,000 individually or $500,000 in the aggregate;

(ii) any material joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture;

(iii) any agreement or series of related agreements, including any option agreement, entered into on or after December 1, 2010, or not yet consummated, relating to the acquisition or disposition of any material business or material real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business in which the Company or any of its Subsidiaries is currently engaged, including any covenant not to compete, or that could require the disposition of any material assets or line of business of the Company or any of its Subsidiaries;

(v) any agreement providing for the production by the Company or any of its Subsidiaries of any product on an exclusive or requirements basis or the purchase by the Company or any of its Subsidiaries of any product on an exclusive or output basis, in each case not entered into in the ordinary course of business consistent with past practice;

(vi) (A) with respect to the Company’s Water Transmission Group, the ten (10) largest sales agreements, by revenue, during the three years preceding the date hereof and (B) with respect to the Company’s other business lines, any sales agreement having a value in excess of $2,000,000 during the three years preceding the date hereof;

(vii) (A) with respect to the Company’s Water Transmission Group, the ten (10) largest supply agreements, by dollar amount, during the three years preceding the date hereof, and (B) with respect to the Company’s other business lines, any supply agreement (1) having an expected value in excess of $1,000,000 from the date hereof through the remainder of its term and (2) that (x) has a term ending after the first anniversary of the date hereof, (y) has a fixed price or a price that is fixed based on a variable index input, or (z) requires that the Company or its Subsidiaries purchase a minimum quantity;

(viii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), other than Company Benefit Plans; and

(ix) any agreement by which the Company or any of its Subsidiaries licenses or otherwise permits any other Person (other than the Company or its Subsidiaries) to use, enforce or register any patents owned by the Company or any of its Subsidiaries.

(b) The agreements, arrangements and plans that are required to be set forth on Section 3.17(a) of the Company Disclosure Letter, or that would be required to be set forth but for the filing (or incorporation by reference) thereof as exhibits to the SEC Reports filed on or after December 1, 2010, are referred to herein as the “Material Contracts.” Except as would not individually or in the aggregate have a Material Adverse Effect, each Material Contract is a valid and binding obligation of the Company or one of its Subsidiaries and is in full force and effect and enforceable against the Company or one of its Subsidiaries and, to the knowledge of the Company, the other party or parties thereto, in each case in accordance with its terms, other than any Material Contract which is by its terms no longer in force or effect and except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and is subject to general principles of equity. The Company and its Subsidiaries are not, and to the Company’s knowledge each other party to each such Material Contract is not, in violation or breach of or in default under any Material Contract, except to the extent any such violation, breach or default would not individually or in the aggregate have a Material Adverse Effect.

SECTION 3.18 Insurance. Except as set forth on Section 3.18 of the Company Disclosure Letter, the Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industry in which the Company and its Subsidiaries operate. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, all such insurance policies are in full force and effect.

SECTION 3.19 Board Approval; State Antitakeover Statutes; Vote Required.

(a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) approved this Agreement, (ii) determined that the Merger Consideration is fair to the Company’s stockholders and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (collectively, the “Company Board Recommendation”).

(b) Assuming the accuracy of the representations and warranties of Parent and Merger Sub as set forth in Section 4.10, no “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (including Section 203 of the DGCL) applicable to the Company (collectively, “Takeover Laws”) shall be applicable to the Merger or the other Transactions as currently contemplated by this Agreement.

(c) The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock in favor of the adoption of this Agreement (the “Stockholder Approval”).

SECTION 3.20 Improper Gifts and Payments. Except as set forth on Section 3.20 of the Company Disclosure Letter, neither the Company, nor any of its Subsidiaries, nor any of their affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance in any material respect with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

SECTION 3.21 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board shall receive a written opinion from Bank of America Merrill Lynch dated as of the date of this Agreement and addressed to the Company Board to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, from a financial point of view, the Merger Consideration to be offered to the stockholders of the Company in the Merger is fair to such stockholders. An executed copy of the opinion has been delivered to Parent for informational purposes only.

SECTION 3.22 Brokers. Except for Bank of America Merrill Lynch, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a complete and correct copy of any engagement letter between the Company and Bank of America Merrill Lynch pursuant to which Bank of America Merrill Lynch could be entitled to any payment from the Company relating to the Transactions.

SECTION 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

SECTION 4.02 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

SECTION 4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, materially conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iii) as required pursuant to state securities, takeover and “blue sky” laws, (iv) any filing required under the rules and regulations of the NYSE, (v) any filings and consents required under any Antitrust Law and (vi) any other consent, approval, authorization, permit, action, filing or notification, the failure of which to make or obtain would not reasonably be expected to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

SECTION 4.04 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.05 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, and was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.06 Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.07 Cash Available. Parent shall have cash available sufficient to pay the aggregate Merger Consideration, aggregate Option Payments and aggregate Outstanding Dividends at the Effective Time.

SECTION 4.08 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, as of the date hereof (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Authority and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Authority.

SECTION 4.09 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Transactions, and the vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holder of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Transactions.

SECTION 4.10 Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated or permitted by this Agreement, or disclosed on Section 5.01 of the Company Disclosure Letter, or unless Parent shall otherwise consent (which consent will not be unreasonably withheld, conditioned or delayed), the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in compliance with applicable Law, and the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to preserve the assets and properties of the Company and its Subsidiaries in good repair and condition and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. Except as expressly contemplated or permitted by any other provision of this Agreement or disclosed on Section 5.01 of the Company Disclosure Letter, the Company agrees that neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed, other than with respect to Section 5.01(a), (c), (d), (e), (f) (other than (f)(ii), (f)(iii) and (f)(iv)), (g), (h), (l) or (n)):

(a) amend or otherwise change its Organizational Documents, except as expressly contemplated by Section 1.05(b);

(b) sell, lease, license, pledge, dispose of, grant, encumber or otherwise subject to any Lien (other than a Permitted Lien), or authorize such sale, lease, license, pledge, disposition, grant or encumbrance of or subjection to such Lien (other than a Permitted Lien), any properties or other assets of the Company or any of its Subsidiaries, except (i) in the ordinary course of business consistent with prior practice and (ii) as would not result in consideration received in excess of $1,000,000 in the aggregate;

(c) issue, sell, pledge, dispose of, grant, encumber or otherwise subject to any Lien or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, any shares of any class of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any of its Subsidiaries, other than (i) the issuance of Shares issuable pursuant to employee stock options outstanding on the date hereof and granted under Company Stock Plans as in effect on the date hereof, (ii) the issuance of Company Stock Options and Company Restricted Shares under the Company Stock Plans as permitted under Section 5.01 of the Company Disclosure Letter, or (iii) the issuance by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of the Company;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (i) dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other Subsidiary of the Company, and (ii) dividends declared and paid consistent with past practice, which in no event shall exceed $0.30 per share per quarter;

(e) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire (except in connection with repurchases by the Company to pay Taxes applicable to the vesting of Company Restricted Shares, cashless exercises or similar transactions pursuant to the exercise of Company Stock Options or settlements of other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof as permitted under Section 5.01(c)), directly or indirectly, any capital stock or other Equity Interests of the Company or any of its Subsidiaries;

(f) except as set forth on Section 5.01 of the Company Disclosure Letter, (i) acquire (including by merger, consolidation, acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except (A) assets (other than real property) that do not exceed $5,000,000 in the aggregate other than in the ordinary course of business consistent with past practice and (B) capital expenditures made in accordance with clause (iii) below; (ii)(A) repurchase, repay or incur any indebtedness, issue any debt securities, assume or endorse, or otherwise become responsible for, the obligations of any person, or grant any security interest in any of its assets, in each case other than such indebtedness or obligations that draws on revolving credit lines in place on the date of the execution of this Agreement (or replacements thereof), or (B) make any loans or advances, other than in the ordinary course of business consistent with past practice; (iii) authorize, or make any commitment with respect to, any single capital expenditure in excess of $1,000,000 or capital expenditures that are, in the aggregate, in excess of $5,000,000, except (A) with respect to the current fiscal year, as contemplated by the Company’s budget for the current fiscal year, a copy of which the Company has made available to Parent, and (B) with respect to any future fiscal year, in the ordinary course of business consistent with past practice; (iv) acquire, enter into or extend any option to acquire, or exercise an option to acquire, real property; (v) enter into any new line of business; or (vi) make investments in Persons other than the Company or its direct or indirect wholly owned Subsidiaries;

(g) except (x) as required to ensure that any Company Benefit Plan in effect on the date of this Agreement is not then out of compliance with the terms of such Company Benefit Plan or with applicable Law, (y) as required by applicable Law (including Section 409A of the Code) and (z) as set forth on Section 5.01 of the Company Disclosure Letter: (i) increase the compensation payable, or to become payable, or the benefits provided to its current or former directors, officers or employees; (ii) grant any retention, severance or termination pay to, or enter into any employment (other than standard form employment agreements in foreign jurisdictions), bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or of any of its Subsidiaries; (iii) establish, adopt, enter into, terminate or amend any Company Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by Law and other than any such adoption or amendment required by Law or that does not increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit plan; (iv) loan or advance any money or other property to any current or former director, officer or employee of the Company or its Subsidiaries (other than advances in connection with any indemnification obligations of the Company or any of its Subsidiaries existing as of the date of this Agreement); or (v) grant any equity or equity-based awards except as permitted under Section 5.01(c) (provided that equity awards may be transferred in accordance with the terms of the applicable plan document or agreement);

(h) change any of the material accounting policies, practices or procedures (including material Tax accounting policies, practices and procedures) used by the Company and its Subsidiaries as of the date hereof, except as may be required as a result of a change in applicable Law or in GAAP;

(i) (i) settle or dismiss any Action threatened against, relating to or involving the Company and any of its Subsidiaries in connection with any business, asset or property of the Company and any of its Subsidiaries, other than in the ordinary course of business but not (A) in excess of $1,000,000 in any individual case, and $5,000,000 in the aggregate, in each case net of insurance proceeds payable, or (B) in a manner that would prohibit or materially restrict in any material respect the operation of the Company or (ii) commence any Action reasonably expected to result in a cost to the Company in excess of $1,000,000;

(j) fail to maintain in full force and effect insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses with comparable coverage to the Company’s insurance policies in effect on the date of this Agreement;

(k) other than in the ordinary course of business consistent with past practice (i) modify, amend in any material respect, waive any material right under or terminate any Material Contract or (ii) enter into any new Contract that would have been considered a Material Contract if it were entered into at or prior to the date hereof;

(l) amend, modify or waive any term of any outstanding security of the Company or any of its Subsidiaries, except (i) as required by this Agreement, (ii) in connection with accelerating the vesting schedules of the Company Stock Options or (iii) in connection with terminating the Company Stock Options and the Company Stock Plans;

(m) enter into, or amend, any labor or collective bargaining agreement, memorandum or understanding, or any other agreement or commitment to or relating to any labor union, except as required by Law;

(n) adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than any transaction specifically contemplated by this Agreement);

(o) make any material Tax election or settle or compromise any material United States federal, state or local income Tax liability, except as required by applicable Law;

(p) dispose of any rights to any material Company Intellectual Property which is necessary to conduct the business as currently being conducted or disclose any material Company trade secrets or material trade secrets of any Subsidiary of the Company to any Person other than Parent or in the ordinary course of business to Persons subject to confidentiality obligations; or

(q) announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

SECTION 5.02 Control of the Company’s Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement; provided that Parent shall have a reasonable opportunity to review and comment on the Proxy Statement (and any amendments thereto) before it is filed. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement. The Company and Parent shall promptly notify each other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide each other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

SECTION 6.02 Company Stockholders’ Meeting. As promptly as practicable after the SEC indicates that it has no further comments on the Proxy Statement, the Company, acting through the Company Board, and in accordance with applicable Law, shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval. Unless this Agreement shall have been terminated in accordance with Section 8.01, the Company shall hold the Company Stockholders’ Meeting regardless of whether the Company Board has effected a Change of Recommendation. The Company Board shall (a) recommend to holders of the Shares that they adopt this Agreement, (b) include such recommendation in the Proxy Statement and (c) use its reasonable best efforts to solicit and obtain the Stockholder Approval (including, if requested by Parent, engaging a proxy solicitation firm), except to the extent the Company Board determines in its reasonable judgment that the making of, or failure to withdraw, qualify or modify, such recommendation would violate the fiduciary duties of the Company Board under applicable Law.

SECTION 6.03 Access to Information; Confidentiality.

(a) Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, the Company shall (and shall cause its Subsidiaries to): (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, “Representatives”) of Parent reasonable access, during normal business hours and upon reasonable prior notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof, and (ii) use commercially reasonable efforts to furnish promptly to Parent such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be obligated to permit Parent or its Representatives to conduct any environmental testing or sampling of properties, offices or other facilities of the Company or its Subsidiaries. Parent will use reasonable efforts to minimize any disruption to the business of the Company and its Subsidiaries which may result from the requests for access, data and information hereunder.

(b) All information obtained by Parent or its Representatives pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated November 19, 2010, (the “Confidentiality Agreement”), between Parent and the Company.

SECTION 6.04 Solicitation of Transactions.

(a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing information) any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide any non-public information of the Company or its Subsidiaries to any Person relating to, or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (other than informing persons of the existence of the provisions contained in this Section 6.04), or (iii) enter into any agreement, arrangement or understanding contemplating or relating to any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, it is understood and agreed that any determination or action by the Company Board permitted under Section 6.04(b), (g) or (h) or Section 8.01(h) shall not be deemed to be a breach of this Section 6.04(a).

(b) Permitted Conduct. Notwithstanding anything to the contrary in this Section 6.04, prior to receipt of the Company Stockholder Approval, nothing contained in this Agreement shall prevent the Company, or the Company Board, from (i) furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with a bona fide written Acquisition Proposal by such Person, if (A) such Acquisition Proposal was made after the date of this Agreement and shall remain available (in original or modified form), (B) such Acquisition Proposal was not solicited, initiated, knowingly encouraged or facilitated after the date of this Agreement in breach of, and did not otherwise result from a breach of, Section 6.04(a), (C) the Company Board determines in good faith, after consultation with its outside counsel and financial advisors, that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, (D) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement with terms no less favorable in all material respects to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) (an “Acceptable Confidentiality Agreement”) and (E) prior to furnishing such non-public information or providing access to its properties, books or records, the Company has complied with the provisions of Section 6.04(d); or (ii) complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) (a “Tender Offer Communication”); provided that, with respect to this clause (ii), any Change of Recommendation is made in compliance with Section 6.04(g).

(c) Parent’s Right to Negotiate Following a Superior Proposal. The Company agrees that, in the event that it receives a Superior Proposal, for the five (5) business day period commencing on the date on which it delivers notice of such Superior Proposal to Parent in accordance with the last sentence of Section 6.04(d), it shall, if requested by Parent, negotiate in good faith with, and cause its financial and legal advisors to negotiate in good faith with, Parent to amend the terms of this Agreement so that the offer previously constituting a Superior Proposal would no longer constitute a Superior Proposal (it being understood and agreed that any material amendment to the financial terms or any other material term of any such Superior Proposal shall require a new notice to Parent regarding such Superior Proposal and a new five (5) business day period and related negotiation obligation).

(d) Notification of Acquisition Proposals. The Company shall notify Parent promptly (and in any event within two (2) business days) in writing after receipt by the Company (or its Representatives) of any Acquisition Proposal, any inquiries or contacts that are reasonably likely to lead to an Acquisition Proposal or any request for non-public information or access to the properties, books or records of the Company relating to or which could reasonably be expected to lead to an Acquisition Proposal. Such notice shall be made in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall (i) continue to keep Parent informed, on a prompt basis (and in any event within two (2) business days), of the status of any material developments (including any changes or adjustments made to or proposed to be made to the terms of any such Acquisition Proposal), (ii) provide to Parent promptly (and in any event within two (2) business days) after receipt or delivery thereof copies of the Acquisition Proposal, letters and other written communications received by the Company from such offeror (including any amendments or supplements); provided that the Company shall not be required to disclose its internal analyses relating to any such Acquisition Proposal, and (iii) provide to Parent a list of, and copies of, the due diligence information provided to the Person making such inquiry, contact, proposal, offer or request concurrently with delivery to such Person and immediately provide Parent with access to all due diligence information to which the Person making such inquiry, contact, proposal, offer or request was provided access (except for any such information previously provided to Parent), in the case of clause (iii), subject to the right of the Company to withhold such portions of information relating to pricing or other matters that are highly sensitive if the exchange of such information, as reasonably determined by the Company’s outside legal counsel, would be reasonably likely to result in antitrust difficulties for the Company or in connection with the Merger, provided that in accordance with the Clean Team Confidentiality Agreement, dated as of June 29, 2011 (the “Clean Team Agreement”), by and between Parent and the Company, the Permitted Representatives (as defined in the Clean Team Agreement) shall be provided access to such sensitive information. The Company shall promptly provide to Parent reasonable advance written notice of any scheduled meeting of the Company Board to consider whether an Acquisition Proposal is a Superior Proposal.

(e) The Company shall immediately cease and cause to be terminated all existing activities, discussions or negotiations by it, its Subsidiaries and their respective Representatives with any Person other than Parent conducted heretofore with respect to any Acquisition Proposal. The Company also agrees, if it has not already done so, to promptly request each Person, if any, that has heretofore executed a confidentiality agreement within twelve (12) months prior to the date hereof in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or its Subsidiaries. The Company shall not modify, amend or terminate, or waive, assign or release any material rights or claims, or grant any consent under, any confidentiality agreement relating to any Acquisition Proposal or otherwise under any standstill or similar agreement or fail to fully enforce any such agreement upon the request of Parent. Notwithstanding the foregoing, the Company may grant a consent or waiver under, or otherwise fail to enforce, any such agreement in order to permit a Person to make an unsolicited (after the date of this Agreement) Acquisition Proposal to the Company, provided that the Company has otherwise complied with this Section 6.04, that upon any grant of waiver or consent, Parent is promptly notified of such waiver or consent and that the Company shall have similarly waived or modified any similar provision in the Confidentiality Agreement as it relates to Parent.

(f) The Company shall take such action as is necessary to inform promptly its Representatives of the provisions of this Section 6.04. The Company agrees that any violation of this Section 6.04 by any of the Company’s Subsidiaries or any of its Representatives shall be deemed to be a breach of this Section 6.04 by the Company.

(g) Change of Recommendation. Neither the Company Board nor any committee thereof shall (i) fail to make, withdraw or modify in a manner adverse to Parent, or publicly propose to withdraw or modify in a manner adverse to Parent, the Company Board Recommendation, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal or (iii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal (each of (i) and (iii), “Specified Conduct”). Notwithstanding the provisions of Section 6.04(a) and the foregoing provisions of this Section 6.04(g), if, (x) prior to receipt of the Company Stockholder Approval, (A) the Company Board shall have determined in good faith, after consultation with outside counsel, that compliance with the preceding sentence would be inconsistent with its fiduciary duties under applicable Law (a “Fiduciary Determination”), (B) the Company Board has notified Parent in writing of the determination described in clause (A), which notice shall specify in reasonable detail the material events giving rise thereto (a “Determination Notice”), and (C) at least five (5) business days following receipt by Parent of the Determination Notice, and taking into account any revised proposal made by Parent since receipt of the Determination Notice, the Company Board maintains its Fiduciary Determination, provided, that, during such period after receipt by Parent of such notice, the Company has, if requested by Parent, negotiated in good faith with, and caused the Company’s financial and legal advisors to negotiate in good faith with, Parent to attempt to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Transactions, or (y) at any time the Company Board shall have made a Fiduciary Determination in connection with a Tender Offer Communication, then the Company Board may (1) engage in any of the Specified Conduct (a “Change of Recommendation”), it being understood that, for the avoidance of doubt, neither the approval or delivery of a Determination Notice shall be deemed a Change of Recommendation, and/or (2) upon termination of this Agreement in accordance with Section 8.01(h) and concurrent payment of the Termination Fee in accordance with Section 8.03 (it being understood and agreed that such termination shall not be effective until payment of such Termination Fee), approve and enter into an agreement relating to a Superior Proposal. Nothing in this Section 6.04 shall permit the Company to terminate this Agreement except as specifically provided in Article VIII or affect any other obligation of the Company under this Agreement.

(h) Nothing contained in this Section 6.04 or otherwise in this Agreement shall prohibit the Company from making any disclosure to its stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure so to disclose would result in a breach of applicable Law (including Delaware Law and the federal securities Laws).

SECTION 6.05 Directors’ and Officers’ Indemnification and Insurance.

(a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation of the Company and set forth in any indemnification agreement currently in effect between the Company and any officer, director, employee or former officer, former director or former employee, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees or fiduciaries of the Company or any of its Subsidiaries; and provided, that, in the event that any claim for indemnification is asserted or made within such six (6) year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim.

(b) After the Effective Time, the Surviving Corporation and Parent shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of, or pertaining to any action or omission in his or her capacity as an officer, director, employee, fiduciary or agent, occurring on or before the Effective Time, to the same extent as provided in the Certificate of Incorporation of the Company or any other applicable contract or agreement in effect on the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 6.05(b) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single action.

(c) The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time from an insurer with an insurer financial strength rating by A.M. Best Co. of at least “A” or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; for the avoidance of doubt, the Company may purchase such “tail” policies at its option prior to the Effective Time, and, in such case Parent shall cause such policies to remain in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided, however, that in no event shall the Surviving Corporation be required (or the Company be permitted) to expend pursuant to this Section 6.05(c) more than an amount per year equal to 250% of the current annual premiums paid by the Company for such insurance (whether such insurance was obtained by the Surviving Corporation or by the Company prior to the Effective Time); provided, further, that, if the aggregate annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) This Section 6.05 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors and officers of the Company or its Subsidiaries and their respective heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation assume and honor the obligations set forth in this Section 6.05. The agreements and covenants contained in this Section 6.05 shall not be deemed to be exclusive of any other rights to which any such present or former director or officer or other Indemnified Party is entitled, whether pursuant to Law, contract, Organizational Document or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policy.

(e) From and after the Closing, Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.05.

SECTION 6.06 Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any written notice or other written communication the subject matter of which is or reasonably could be material to the Company, the Surviving Corporation, Parent or the consummation of the Transactions in accordance with this Agreement, and that is (i) from any Person (and the written response thereto of the Company or its Subsidiaries or Parent, as the case may be, or its or their Representatives) alleging that the consent of such Person is or may be required in connection with this Agreement or the Transactions, (ii) from any Governmental Authority (and the written response thereto of the Company or its Subsidiaries or Parent, as the case may be, or its or their Representatives) in connection with this Agreement or the Transactions and (iii) except in the event the Company Board shall have effected a Change of Recommendation, from or to the SEC, (b) the existence of any event or circumstance that would be likely to cause any condition to the obligations of any party hereto to effect the Merger and the other Transactions not to be satisfied and (c) the failure of the Company, Merger Sub or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other Transactions not to be satisfied; provided, however, that failure to give prompt notice pursuant to this Section 6.06 shall not be taken into account for purposes of determining whether the conditions referred to in Section 7.01, Section 7.02 and Section 7.03 shall have been satisfied, except to the extent that the underlying fact or circumstance not so notified would, together with such failure to give prompt notice, constitute a failure to satisfy the conditions referred to in Section 7.01, Section 7.02 and Section 7.03.

SECTION 6.07 Efforts; Further Actions.

(a) Except with respect to matters arising under Antitrust Laws, upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions and (ii) obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders set forth on Section 3.05(a)(iii) of the Company Disclosure Letter.

(b) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under Antitrust Law to consummate the Transactions at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or Foreign Antitrust Laws; (ii) using best efforts to defend all lawsuits and other proceedings by or before any Governmental Authority or by any private party challenging this Agreement or the consummation of the Merger; and (iii) using best efforts to resolve any objection asserted with respect to the Transactions under any Antitrust Law and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action under any Antitrust Laws that would prevent, prohibit, restrict or delay the consummation of the Transactions.

(c) In furtherance and not in limitation of the provisions of Section 6.07(b), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than ten (10) business days from the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act and, as soon as practicable, prepare and make any other filings required pursuant to Foreign Antitrust Laws. Parent shall pay all filing fees for the filings required under the HSR Act or the Foreign Antitrust Laws by the Company and Parent.

(d) If a party receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or any of the Transactions, including a Request for Documentary and other Additional Information under the HSR Act (the “Second Request”), then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response that is in substantial compliance with such Second Request pursuant to 16 C.F.R. 803.6(b).

(e) The parties shall keep each other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Authority, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Authorities and as to the contents of all communications with such Governmental Authorities. In particular, to the extent permitted by Law or Governmental Authority, no party will make any notification in relation to the Transactions without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Authorities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to each other all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable Law in connection with the Transactions;

(iii) promptly notifying each other of any communications from or with any Governmental Authority with respect to the Transactions and ensuring to the extent permitted by Law or Governmental Authority that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Authority with respect to the Transactions;

(iv) consulting and cooperating with each other in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with each other in defending all lawsuits and other proceedings by or before any Governmental Authority challenging this Agreement or the consummation of the Transactions.

(f) In addition, subject to Section 6.07(g), Parent shall take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the Transactions, including using its best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the Transactions. Notwithstanding anything to the contrary set forth in this Agreement, subject to Section 6.07(g), Parent shall commit to: (i) selling, divesting, or otherwise conveying particular assets (including inventory required during post-sale or divestiture transition periods), categories, portions or parts of assets or businesses of Parent and its Subsidiaries; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) licensing, holding separate or entering into similar arrangements with respect to the assets or business of Parent or its Subsidiaries or the assets or business of the Company and its Subsidiaries; and (iv) terminating any and all existing relationships and contractual rights and obligations relating to any of the assets, categories, portions or parts of an asset or business referred to in clauses (i)-(iii) to the extent divested, licensed or held separate, as a condition to obtaining any and all expirations of waiting periods under the HSR Act or Foreign Antitrust Laws or consents from any Governmental Authority necessary to consummate the Transactions.

(g) Nothing contained in this Agreement or Section 6.07(f) requires Parent or the Company to take, or cause to be taken, any action with respect to any of the assets, businesses or product lines of the Company or any of its Subsidiaries, or of Parent or any of its Subsidiaries, or any combination thereof, if such action in aggregate would exceed the Detriment Limit. For purposes of this Agreement, the “Detriment Limit” would be exceeded if the assets, businesses or product lines required to be divested or held separate in order to obtain actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals under Antitrust Laws accounted for more than $50,000,000 of revenue of the Company and its Subsidiaries, on a consolidated basis, for the 12 months ended November 30, 2010; provided, however, that the parties agree that the calculation of revenue above shall be measured by reference to the revenue of the Company and its Subsidiaries (except for Brazil which is covered in the proviso below) for each overlapping asset, business or product line so required to be divested or held separate, regardless of whether such assets, businesses or product lines are those of Parent and/or its Subsidiaries or the Company and/or its Subsidiaries; provided, further, that with respect to Brazil, the parties agree that the calculation of revenue above shall be measured by reference to the revenue of Parent and its Subsidiaries for products manufactured and sold in Brazil, on a consolidated basis, for the 12 months ended November 30, 2010, for each overlapping asset, business or product line so required to be divested or held separate, regardless of whether such assets, businesses or product lines so divested or held separate are those of Parent and/or its Subsidiaries or the Company and/or its Subsidiaries. If requested by Parent, the Company will agree to any action contemplated by this Section 6.07(g), provided that the effectiveness of any such agreement or action is conditioned on the consummation of the Merger. The foregoing agreement in this Section 6.07(g) is made solely to facilitate the Closing and does not constitute a representation or admission that the Merger, if consummated without any modification, would violate any Antitrust Law or that agreeing to the divestitures, hold separate conditions or other restrictions permitted herein or suggested by any Person or authority acting under any Law would not be harmful to the parties.

(h) Parent shall be entitled to direct the antitrust defense of the transaction contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Authority or other person relating to the Merger or regulatory filings under applicable Antitrust Law, subject to the provisions of Section 6.07(b), (c), (d), (e), (f), (g) and (i). The Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent. The Company shall use its best efforts to provide full and effective support of Parent in all material respects in all such negotiations and discussions to the extent requested by Parent.

(i) Notwithstanding the foregoing, commercially or competitively sensitive information and materials of a party will be provided to the other party (i) on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial or competitively sensitive information has been redacted available to the other party or (ii) in accordance with the Clean Team Agreement.

SECTION 6.08 Public Announcements. The Company and Parent agree that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final reasonable discretion of the disclosing party).

SECTION 6.09 Employment and Employee Benefits Matters; Other Plans.

(a) From the Effective Time, and subject to Section 6.09(b), the employees of the Company and its Subsidiaries who remain in the employment of Parent, the Surviving Corporation or their Subsidiaries shall (i) be eligible to participate in all benefit plans and programs provided by Parent and its Subsidiaries as are provided to similarly situated employees of Parent and its Subsidiaries, and (ii) be subject to the compensation plans, policies and practices of Parent and its Subsidiaries applicable to similarly situated employees.

(b) After the Effective Time, Parent shall make or cause the Surviving Corporation to make all payments due under any and all applicable bonus or other agreements between the Company and any of its employees, including all management stability agreements, long-term incentive bonus agreements and incentive bonus agreements.

(c) From and after the Effective Time, Parent (i) shall credit each employee of the Company or any of its Subsidiaries at the Effective Time with the portion of such employee’s service that is recognized as of the Effective Time under the Company Benefit Plans (including for vacation purposes) for all purposes under Parent’s plans or programs, except for benefit accrual service under any defined benefit pension plan or to the extent that such crediting would result in duplication of benefits, and (ii) shall waive any exclusion or limitation with respect to pre-existing conditions under Parent’s group health plan and shall provide that any out-of-pocket health expenses incurred by an employee of the Company or any of its Subsidiaries or his or her covered dependents prior to the Effective Time in the plan year in which the Closing occurs shall be taken into account under Parent’s group health plan for purposes of satisfying applicable deductible coinsurance and maximum covered health benefit claims for services rendered on and after the Effective Time.

SECTION 6.10 Takeover Statutes. The Company shall use its reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law on the Merger and the other transactions contemplated by this Agreement.

SECTION 6.11 Company Indebtedness. In consultation with Parent, the Company shall cooperate with and provide reasonable assistance to Parent prior to the Closing (a) to assist Parent in assuming or paying off all indebtedness for borrowed money and (b) to back or to replace, as necessary, any outstanding letters of credit or surety bonds maintained or provided by the Company or its Subsidiaries effective as of the Effective Time.

SECTION 6.12 Non-Solicitation of Employees. If this Agreement is terminated prior to the Effective Time, Parent will not and will cause its affiliates not to, for a period of eighteen (18) months thereafter, without the prior written consent of the Company, solicit (other than a solicitation by general advertisement) any person who is (a) an executive officer, senior manager, or sales manager of the Company or any Subsidiary or (b) an employee of the Company or any Subsidiary involved in research and development, at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Company or any Subsidiary. Parent agrees that any remedy at law for any breach by Parent (whether in connection with its own actions or those of its affiliates) of this Section 6.12 would be inadequate, and that the Company would be entitled to injunctive relief in such a case. If it is ever held that this restriction on Parent is too onerous and is not necessary for the protection of the Company, Parent agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate to properly protect the Company.

SECTION 6.13 Obligations of Parent and Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement in accordance with and subject to the terms and conditions set forth in this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect that makes the Merger illegal or otherwise prohibits consummation of the Merger.

(c) Antitrust Laws. Any waiting period (and any extension thereof) under any Antitrust Law applicable to the consummation of the Merger shall have expired or terminated.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in the first, second, fifth and sixth sentences of Section 3.03(a) shall be true and correct in all respects other than de minimis inaccuracies as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, solely in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer on behalf of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) No Material Adverse Effect. No effect, event, change or state of facts shall have occurred since the date of this Agreement and is continuing that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(e) Appraisal Rights. The aggregate number of shares of Company Common Stock at the Effective Time, the holders of which have demanded purchase of their shares of Company Common Stock in accordance with the provisions of Section 262, shall not equal 10% or more of the shares of Company Common Stock outstanding as of the record date for the Company Stockholders’ Meeting.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer on behalf of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite adoption of this Agreement and the Transactions by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders’ Meeting, as follows (with any termination by Parent also being an effective termination by Merger Sub) (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Effective Time shall not have occurred on or before March 31, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; provided further, that if all of the conditions of the Closing set forth in Article VII (other than the conditions set forth in Section 7.01(c) and those conditions that by their terms are to be satisfied at the Closing or at the Effective Time) shall have been satisfied, then (i) the Company may from time to time upon written notice to Parent unilaterally extend the Outside Date until July 31, 2012, and (ii) Parent may from time to time upon written notice to the Company unilaterally extend the Outside Date by the number of days, beginning sixty (60) days after receipt of a Second Request, that Parent has, and the Company has not, certified substantial compliance with the Second Request pursuant to 16 C.F.R. 803.6(b), provided that such date shall not be extended by Parent beyond June 30, 2012;

(c) by either Parent or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) that has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have complied with Section 6.07 in all material respects;

(d) by Parent, if neither Parent nor Merger Sub is in material breach of its representations, warranties, covenants and agreements under this Agreement, and if (i) any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within twenty (20) days after notice to the Company;

(e) by the Company, if the Company is not in material breach of its representations, warranties, covenants and agreements under this Agreement, and if (i) any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of Parent or Merger Sub of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within twenty (20) days after notice to Parent;

(f) by either Parent or the Company, if this Agreement shall fail to receive the Company Stockholder Approval at the Company Stockholders’ Meeting (as adjourned or rescheduled);

(g) by Parent, if the Company Board shall have (i) effected a Change of Recommendation or (ii) recommended or approved any Acquisition Proposal;

(h) by the Company, if prior to receipt of the Company Stockholder Approval, the Company Board has determined to accept a Superior Proposal in accordance with Section 6.04; provided that the Company’s right to terminate this Agreement under this Section 8.01(h) shall not be available if the Company willfully and materially breached Section 6.04 in connection with such Superior Proposal; or

(i) by Parent, if the Company or any of its Subsidiaries or any of its or their respective Representatives, directly or indirectly, shall have materially breached any of their covenants or obligations under Section 6.04, and such breach (if curable) has not been cured within two (2) business days after notice to the Company.

SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the provisions of Sections 3.22 and 4.06 (Brokers), Section 6.03(b) (Confidentiality), Section 6.08 (Public Announcements), Section 6.12 (Non-Solicitation of Employees), this Article VIII (Termination, Amendment and Waiver) and Article IX (General Provisions) shall survive any such termination); provided, however, that subject to Section 8.03, nothing in this Section 8.02 shall relieve any party from liability at law or in equity for any willful breach of this Agreement prior to such termination.

SECTION 8.03 Fees and Expenses.

(a) Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated; provided, however, that nothing in this Section 8.03(a) shall relieve any party from liability at law or in equity for any willful breach of this Agreement prior to the Termination Date. “Expenses”, as used in this Agreement, of a party shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees), the solicitation of stockholder approvals, filings under Antitrust Laws and all other matters related to the closing of the Merger and the other Transactions.

(b) The parties agree that if this Agreement shall be terminated:

(i) by Parent pursuant to Section 8.01(d), then (A) the Company shall pay Parent the amount of Parent’s Termination Expenses and (B) if, concurrently with such termination or within twelve (12) months of the Termination Date an Acquisition Proposal more favorable from a financial point of view to the holders of Company Common Stock is consummated, then the Company shall pay Parent the Termination Fee; or

(ii) by the Company pursuant to Section 8.01(e), then Parent shall pay the Company the amount of the Company’s Termination Expenses unless a Material Adverse Effect has occurred and is continuing such that Section 7.02(d) would not be satisfied; or

(iii) by Parent or the Company pursuant to Section 8.01(f), then (A) if, as of the Company Stockholders’ Meeting any Acquisition Proposal has been publicly announced and not withdrawn, the

Company shall pay Parent the amount of Parent’s Termination Expenses and (B) if, concurrently with such termination or within twelve (12) months of the Termination Date any Acquisition Proposal is consummated, the Company shall pay Parent the amount of Parent’s Termination Expenses (if not required to be paid pursuant to clause (A)) and the Termination Fee; or

(iv) by Parent pursuant to Section 8.01(g) or by the Company pursuant to Section 8.01(h), then the Company shall pay Parent the amount of Parent’s Termination Expenses and the Termination Fee; or

(v) by Parent pursuant to Section 8.01(i), then (A) if, at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced, the Company shall pay to Parent the amount of Parent’s Termination Expenses and (B) if, concurrently with such termination or within twelve (12) months of the Termination Date any Acquisition Proposal (which need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced on or prior to the Termination Date) is consummated, the Company shall pay Parent the amount of Parent’s Termination Expenses (if not required to be paid pursuant to clause (A)) and the Termination Fee;

provided, however, that in any of the events described in clauses (i) through (v) above, such Termination Expenses or Termination Fee shall not be payable to the Company or Parent if such party (or, in the case of Parent, Merger Sub) that would be entitled to receive such amount(s) is in breach of any of its representations, warranties, covenants or agreements in this Agreement as of the Termination Date such that the conditions of the Closing set forth in Section 7.02 or Section 7.03, respectively, would not be satisfied.

(c) The Termination Fee shall be paid to Parent or its designee in immediately available funds within two (2) business days of the occurrence of all of the events giving rise to the obligation to pay the Termination Fee. The Termination Expenses shall be paid to the appropriate party or its designee in immediately available funds within five (5) business days after receipt from such party of reasonable documentation with respect to such Termination Expenses. Notwithstanding the foregoing, in the case of a termination by the Company pursuant to Section 8.01(h), the Termination Fee shall be paid concurrent with, and as a condition to the effectiveness of, such termination.

(i) For purposes of this Agreement, “Termination Fee” means an amount equal to $20,000,000.

(ii) For purposes of this Agreement, “Termination Expenses” means an amount, not to exceed $2,500,000, equal to the reasonably documented Expenses of the appropriate party.

(d) Nature of Fees. It is understood by the parties that in no event shall the Company be required to pay more than one Termination Fee to Parent. The parties agree that the agreements contained in this Section 8.03 are an integral part of the Transactions and the Termination Fee constitutes liquidated damages and not a penalty. The parties further agree that if the Company is or becomes obligated to pay a Termination Fee pursuant to this Section 8.03, the right to receive such Termination Fee and the Termination Expenses shall be the sole and exclusive remedy of Parent and its affiliates against the Company and any of its former, current or future directors, officers, stockholders, affiliates, employees or agents (or any of their successors or permitted assignees) or against any former, current or future director, officer, general or limited partner, stockholder, member, manager, controlling person, affiliate, employee or agent of any of the foregoing (or any of their successors or permitted assignees) (collectively, together with the Company, the “Company Parties”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise in connection with this Agreement, and upon payment of such amounts, none of the Company Parties shall have any further liability or obligation arising out of or relating to this Agreement or the Transactions and in no event shall Parent or its affiliates seek, or be entitled to, any equitable relief or equitable remedies of any kind whatsoever, including specific performance; provided, however, that except as expressly provided in this Section 8.03(d), any and all remedies expressly conferred upon a party to this Agreement (including the right of the Company or Parent to receive the Termination Expenses) shall be cumulative with, and not exclusive of, any other rights or remedies contained in this Agreement, at law or in equity.

(e) Nonpayment of Fees. Notwithstanding anything to the contrary contained in this Section 8.03: (i) in the event that the Company shall fail to pay the Termination Fee or any Termination Expenses when due, the Company shall reimburse Parent and Merger Sub for all reasonable costs and expenses actually incurred or accrued by Parent or Merger Sub (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee from the date such fee was required to be paid at the prime rate as reported in the Wall Street Journal on the date such fee was required to be paid, and (ii) in the event that Parent shall fail to pay any Termination Expenses when due, Parent shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee from the date such fee was required to be paid at the prime rate as reported in the Wall Street Journal on the date such fee was required to be paid.

SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approval has been obtained, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing specifically designated as an amendment hereto, signed by each of the parties hereto.

SECTION 8.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall terminate at the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time and (b) this Article IX.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first (1st) business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the third (3rd) business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

National Oilwell Varco, Inc.

7909 Parkwood Circle Drive

Houston, Texas 77036

Facsimile No.: (713) 346-7995

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Locke Lord Bissell & Liddell LLP

600 Travis Street

2800 JPMorgan Chase Tower

Houston, Texas 77002

Facsimile No: (713) 223-3717

Attention: Michael T. Peters

if to the Company:

Ameron International Corporation

245 South Los Robles Avenue

Pasadena, California 91101-2820

Facsimile No.: (626) 683-4050

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071

Facsimile No.: (213) 229-6504

Attention: Jeffrey A. Le Sage

SECTION 9.03 Certain Definitions.

(a) For purposes of this Agreement:

(i) “Acquisition Proposal” means any contract, offer or proposal (whether or not delivered to the stockholders of the Company) with respect to any potential or proposed (A) tender or exchange offer, merger, consolidation, business combination or similar transaction involving the Company or its Subsidiaries (which Subsidiaries collectively represent 20% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of any business or assets of the Company or its Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, (C) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (D) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 20% or more of the outstanding voting capital stock of the Company or (E) combination of the foregoing (in each case, other than the Merger).

(ii) “affiliate” of a specified Person means a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

(iii) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(iv) “beneficial owner,” with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

(v) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

(vi) “Company Benefit Plan” means, whether or not written, (i) each material employment, bonus, incentive compensation, stock purchase, stock option, phantom or other stock-based award, fringe benefit, employee loan, hospitalization or other medical, life or other insurance, supplemental unemployment benefits plan, program, agreement or arrangement, (ii) each severance or termination pay, retention, change in control, collective bargaining, deferred compensation, profit-sharing, pension or retirement plan, program, agreement (including employment agreements that provide for the benefits described in this clause (ii)) or arrangement, and (iii) each other “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA), program, agreement (including employment agreements) or arrangement, whether or not subject to ERISA, maintained or contributed to or required to be contributed to by (A) the Company, (B) any Subsidiary of the Company or (C) any ERISA Affiliate, for the benefit of any current or former employee, director, consultant or member of the Company or any of its Subsidiaries.

(vii) “Company Leased Real Property” means the real property leased by the Company or any of its Subsidiaries, as tenant or subtenant (as the case may be), together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently located thereon and all fixtures, systems and equipment attached or appurtenant to the Company’s or its Subsidiary’s leasehold interest.

(viii) “Company Owned Real Property” means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment of the Company or any of its Subsidiaries attached or appurtenant thereto and all right, title and interest of the Company or any of its Subsidiaries to easements, licenses, rights and appurtenances relating to the foregoing.

(ix) “Company Real Property” means, collectively, the Company Owned Real Property and the Company Leased Real Property.

(x) “Company Restricted Shares” means shares of Company Common Stock subject to vesting and other forfeiture restrictions or repurchase conditions, whether or not issued pursuant to the Company Stock Plans.

(xi) “Company Stock Plans” means the Company’s 2001 Stock Incentive Plan, 2004 Stock Incentive Plan, and any other stock option plans, restricted stock plans and other agreements to grant options to purchase Company Common Stock or receive shares of restricted stock of the Company, as amended through the date of this Agreement.

(xii) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(xiii) “Equity Interest” means (A) with respect to a corporation, any and all classes or series of shares of capital stock, (B) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (C) with respect to any other Person, any other security representing any ownership interest or participation in such Person.

(xiv) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(xv) “ERISA Affiliate” means any entity or any trade or business, whether or not incorporated, with whom the Company or any of its Subsidiaries is or was deemed a “single employer” under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(xvi) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(xvii) “Foreign Antitrust Laws” means antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership.

(xviii) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(xix) “knowledge of the Company” or “Company’s knowledge” means the actual knowledge after due inquiry of the employees of the Company and its Subsidiaries listed on Section 9.03(xix) of the Company Disclosure Letter.

(xx) “Liens” means, with respect to any asset, mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(xxi) “Material Adverse Effect” means any effect, event, change or state of facts that, individually or in the aggregate, (A) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) materially delays, could reasonably be expected to materially delay or has a material adverse effect on, the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof, other than in the case of either clause (A) or (B), any such effects, events, changes or state of facts resulting from: (1) changes in general economic, financial market, business or geopolitical conditions, to the extent such changes do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to the segments of the business (including business divisions) of the participants that compete in the Company’s industry, (2) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, to the extent such changes do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to the segments of the business (including business divisions) of the participants that compete in the Company’s industry, (3) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (4) any change in the Company’s stock price or trading volume, in and of itself (for the avoidance of doubt, this clause (4) shall not preclude Parent from asserting that the underlying cause of any such change in stock price or trading volume is a Material Adverse Effect), (5) the Company’s failure in and of itself to meet any internal or published projections, forecasts or other predictions or published industry analyst expectations of financial performance (for the avoidance of doubt, this clause (5) shall not preclude Parent from asserting that the underlying cause of any such failure is a Material Adverse Effect), (6) any outbreak or escalation of hostilities or war or any act of terrorism, (7) the announcement of this Agreement, including the impact thereof on the general relationships of the Company or any of its Subsidiaries with employees, customers, suppliers, distributors or partners, (8) any action that is required by this Agreement, (9) any of the circumstances expressly set forth in the Company Disclosure Letter, or (10) any actions taken (or omitted to be taken) at the request or with the express written consent of Parent.

(xxii) “Permitted Lien” means: (A) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (B) mechanics, carriers’, workmen’s, warehousemen’s, repairmen’s or materialmen’s Liens or security interests (i) arising in the ordinary course of business in a manner consistent with past practice that are not yet due or (ii) that are being contested in good faith and by appropriate proceedings; (C) Liens disclosed on Section 9.03(a)(xxii) of the Company Disclosure Letter; (D) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (E) such imperfections or irregularities of title, easements, rights of way and other Liens, whether or not of record, that do not materially affect the use or value of the properties or assets subject thereto for the purposes for which they are currently being used; or (F) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Reports on

Form 10-K for the years ended November 30, 2009 or November 30, 2010, or the Company’s Quarterly Reports on Form 10-Q for the period ended February 27, 2011.

(xxiii) “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(xxiv) “properties” means any real property owned or leased by the Company or any of its Subsidiaries (including the Company Real Property).

(xxv) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

(xxvi) “Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

(xxvii) “Superior Proposal” means any bona fide unsolicited written Acquisition Proposal on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors and after taking into account all material legal, financial, strategic, regulatory and other aspects of such proposal and the party making such proposal, (A) to be more favorable from a financial point of view to the holders of Company Common Stock and Company Stock Options than the Merger, taking into account all the terms and conditions of this Agreement (including any proposal by Parent to amend the terms of the Merger or this Agreement) and (B) is reasonably likely to be consummated; provided, that for purposes of this definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acceptable Confidentiality Agreement	Section 6.04(b)
Acquisition Proposal	Section 9.03(a)(i)
Action	Section 3.10
affiliate	Section 9.03(a)(ii)
Agreement	Preamble
Antitrust Law	Section 9.03(a)(iii)
beneficial owner	Section 9.03(a)(iv)
Book-Entry Shares	Section 2.02(b)
business day	Section 9.03(a)(v)
Certificate of Merger	Section 1.03
Certificates	Section 2.02(b)
Change of Recommendation	Section 6.04(g)
Clean Team Agreement	Section 6.04(d)
Closing	Section 1.02
Code	Section 3.11(b)
Company	Preamble
Company Benefit Plan	Section 9.03(a)(vi)
Company Board	Recitals
Company Board Recommendation	Section 3.19(a)
Company Common Stock	Recitals
Company Disclosure Documents	Section 3.08(a)
Company Disclosure Letter	Article III
Company Intellectual Property	Section 3.14
Company Leased Real Property	Section 9.03(a)(vii)
Company Owned Real Property	Section 9.03(a)(viii)
Company Parties	Section 8.03(d)
Company Real Property	Section 9.03(a)(ix)
Company Restricted Shares	Section 9.03(a)(x)
Company Stock Option	Section 2.04(a)
Company Stock Plans	Section 9.03(a)(xi)
Company Stockholder Approval	Section 3.04
Company Stockholders’ Meeting	Section 6.02
Company’s knowledge	Section 9.03(a)(xix)
Confidentiality Agreement	Section 6.03(b)
Contract	Section 3.05(a)
control	Section 9.03(a)(xii)
Determination Notice	Section 6.04(g)
Detriment Limit	Section 6.07(g)
DGCL	Recitals
Dissenting Shares	Section 2.05(a)
DTC	Section 2.02(b)
DTC Payment	Section 2.02(b)
Effective Time	Section 1.03
Environmental Law	Section 3.16(b)(i)
Environmental Permits	Section 3.16(b)(ii)
Equity Interest	Section 9.03(a)(xiii)
ERISA	Section 9.03(a)(xiv)
ERISA Affiliate	Section 9.03(a)(xv)
Exchange Act	Section 9.03(a)(xvi)
Exchange Fund	Section 2.02(a)
Expenses	Section 8.03(a)

Fiduciary Determination	Section 6.04(g)
Financial Statements	Section 3.07(b)
Foreign Antitrust Laws	Section 9.03(a)(xvii)
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
Hazardous Substance	Section 3.16(b)(iii)
HSR Act	Section 9.03(a)(xviii)
Indemnified Parties	Section 6.05(b)
IRS	Section 3.11(b)
knowledge of the Company	Section 9.03(a)(xix)
Law	Section 3.05(a)
Liens	Section 9.03(a)(xx)
Material Adverse Effect	Section 9.03(a)(xxi)
Material Contracts	Section 3.17(b)
Merger	Recitals
Merger Consideration	Section 2.01(a)
Merger Sub	Preamble
Multiemployer Plan	Section 3.11(c)
NYSE	Section 3.05(b)
Option Payment	Section 2.04(b)
Organizational Documents	Section 3.02
Outside Date	Section 8.01(b)
Outstanding Dividends	Section 2.02(a)
Parent	Preamble
Paying Agent	Section 2.02(a)
Permits	Section 3.06(a)
Permitted Lien	Section 9.03(a)(xxii)
Person	Section 9.03(a)(xxiii)
Preferred Stock	Section 3.03(a)
properties	Section 9.03(a)(xxiv)
Proxy Statement	Section 3.08(a)
Representatives	Section 6.03(a)
Sarbanes-Oxley Act	Section 9.03(a)(xxv)
SEC	Section 3.05(b)
SEC Reports	Section 3.07(a)
Second Request	Section 6.07(d)
Section 262	Section 2.05(a)
Securities Act	Section 3.07(a)
Shares	Section 2.01(a)
Specified Conduct	Section 6.04(g)
Stockholder Approval	Section 3.19(c)
Subsidary or Subsidiaries	Section 9.03(a)(xxvi)
Superior Proposal	Section 9.03(a)(xxvii)
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.19(b)
Tax or Taxes	Section 3.15(j)(i)
Tax Returns	Section 3.15(j)(ii)
Tender Offer Communication	Section 6.04(b)
Termination Date	Section 8.01
Termination Expenses	Section 8.03(c)(ii)
Termination Fee	Section 8.03(c)(i)
Transactions	Section 3.04
WARN Act	Section 3.12(g)

(c) When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

SECTION 9.04 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties set forth in this Agreement, (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties except to the extent any such materials are addressed in such representation or warranty set forth in this Agreement.

SECTION 9.06 Entire Agreement; Assignment. This Agreement, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder (but not under the Confidentiality Agreement) to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.07 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than as specifically provided in Section 6.05.

SECTION 9.08 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of (a) the Company and (b) Parent and Merger Sub (except as set forth in Section 8.03(d)), shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (x) any defense in any action for specific performance that a remedy at law would be adequate and (y) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

SECTION 9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that any of them is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Transactions may not be enforced in or by the above-named court.

SECTION 9.10 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

SECTION 9.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.13 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NATIONAL OILWELL VARCO, INC.

By:	/s/ Merrill A. Miller Jr.
Name:	Merrill A. Miller Jr.
Title:	Chairman, CEO and President

NOV SUB A, INC.

By:	/s/ Merrill A. Miller Jr.
Name:	Merrill A. Miller Jr.
Title:	Chief Executive Officer

AMERON INTERNATIONAL CORPORATION

By:	/s/ James S. Marlen
Name:	James S. Marlen
Title:	Chairman, President and Chief Executive Officer

ANNEX B

GLOBAL CORPORATE &

INVESTMENT BANKING

Merrill Lynch, Pierce, Fenner & Smith Incorporated

July 1, 2011

The Board of Directors

Ameron International Corporation

245 South Los Robles Avenue

Pasadena, CA 91101

Members of the Board of Directors:

We understand that Ameron International Corporation (“Ameron”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among, National Oilwell Varco, Inc. (“NOV”) and NOV Sub A, Inc., a wholly owned subsidiary of NOV (“Merger Sub”), and Ameron, pursuant to which, among other things, Merger Sub will merge with and into Ameron (the “Merger”) and each outstanding share of the common stock, par value $2.50 per share, of Ameron (“Ameron Common Stock”) will be converted into the right to receive $85.00 in cash (the “Consideration”). The terms and conditions of the Merger will be more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Ameron Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Ameron;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Ameron furnished to or discussed with us by the management of Ameron, including certain financial forecasts relating to Ameron prepared by the management of Ameron (such forecasts, “Ameron Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Ameron with members of senior management of Ameron;

(iv)	reviewed the trading history for Ameron Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of Ameron with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)	reviewed a draft, dated June 30, 2011, of the Agreement (the “Draft Agreement”); and

(viii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Ameron that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY

The Board of Directors

Ameron International Corporation

July 1, 2011

any material respect. With respect to the Ameron Forecasts, we have been advised by Ameron, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Ameron as to the future financial performance of Ameron. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Ameron, nor have we made any physical inspection of the properties or assets of Ameron. We have not evaluated the solvency or fair value of Ameron under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Ameron, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Ameron or the contemplated benefits of the Merger. We have also assumed, at the direction of Ameron, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Ameron Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Ameron or in which Ameron might engage or as to the underlying business decision of Ameron to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Ameron in connection with the Merger and will receive a fee for our services, a portion of which is payable in connection with/upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Ameron has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Ameron, NOV and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Ameron and its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) acting as

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY

The Board of Directors

Ameron International Corporation

July 1, 2011

administrative agent and lender under Ameron’s existing revolving credit facility, (ii) acting as collateral agent for the debt offering of one of Ameron’s subsidiaries, (iii) having provided financial advisory services to Ameron in connection with certain strategic transactions and (iv) having provided or providing general corporate banking services to Ameron.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to NOV and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under certain letters of credit and credit facilities and (ii) having provided or providing certain treasury management products and services to NOV.

It is understood that this letter is for the benefit and use of the Board of Directors of Ameron (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Ameron Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH

 INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who receive notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

AMERON INTERNATIONAL CORPORATION

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned stockholder of AMERON INTERNATIONAL CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement for the Special Meeting of Stockholders of Ameron International Corporation to be held on October 5, 2011 at 10:00 a.m., local time, at The Pasadena Hilton Hotel, 168 South Los Robles Avenue, Pasadena, California 91101 and hereby appoints James S. Marlen, Leonard J. McGill and Gary Wagner, and each of them, its proxies and attorneys-in-fact, each with full power of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders and at any postponements or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below. Such attorneys or substitutes as shall be present and shall act at said meeting or any adjournments or postponements thereof shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

All other proxies heretofore given by the undersigned to vote shares of Ameron International Corporation’s common stock are expressly revoked.

The Board of Directors recommends you vote FOR items 1, 2 and 3.

1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 1, 2011, by and among National Oilwell Varco, Inc., NOV Sub A, Inc. and Ameron International Corporation:

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	Proposal to approve any adjournments of the Special Meeting, if determined necessary or appropriate by Ameron International Corporation, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting, or at any adjournment or postponement of that meeting, to approve and adopt the Merger Agreement:

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Non-Binding Proposal to approve certain compensation arrangements for American International Corporation’s named executive officers in connection with the merger contemplated by the Merger Agreement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any postponements or adjournments thereof.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED THE PROXIES WILL HAVE THE AUTHORITY TO VOTE FOR ITEMS 1, 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

This proxy should be clearly marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Votes must be indicated by marking (x) in BLACK or BLUE ink. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
Dated:

Signature

Signature if held jointly

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.